Exhibit (a)(1)(A)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Innotrac Corporation
at
$8.20 Net Per Share
by
Blue Eagle Acquisition Sub, Inc.
a wholly-owned subsidiary of
Blue Eagle Holdings, L.P.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME,
ON FRIDAY, JANUARY 3, 2014, UNLESS THE OFFER IS EXTENDED.
Blue Eagle Acquisition Sub, Inc., a Georgia corporation (“Purchaser”) and a wholly-owned subsidiary of Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.10 per share (collectively, the “Shares” and each, a “Share”), of Innotrac Corporation, a Georgia corporation (“Innotrac”), at a price of $8.20 per Share, net to the seller in cash, without interest and less any applicable withholding tax (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 14, 2013, by and among Parent, Purchaser and Innotrac (the “Merger Agreement”), pursuant to which, after the completion of the Offer and the Contribution (as defined below in this Offer to Purchase) and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Innotrac, and Innotrac will be the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).
A special committee of Innotrac’s board of directors comprised solely of independent directors (the “Special Committee”) unanimously recommended to the board of directors of Innotrac that the board, and Innotrac’s board of directors, on the basis of such recommendation by the Special Committee, did unanimously (other than Mr. Dorfman, who abstained) (1) determine that it is in the best interests of Innotrac and its shareholders, and declare it advisable, to enter into the Merger Agreement, (2) approve the execution, delivery and performance by Innotrac of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) recommend that the shareholders tender their Shares in the Offer, and (4) recommend, in the event the Offer is terminated or Purchaser does not acquire at least 90% of the outstanding Shares through the Offer (including through the Contribution and any exercise of the Top-Up Option (as defined below in this Offer to Purchase)), that shareholders adopt the Merger Agreement and approve the Merger.
The Offer is not subject to any financing condition. The Offer is subject to a condition that there be validly tendered in the Offer and not validly withdrawn before the expiration of the Offer a number of Shares that, together with the Covered Shares, represents at least a majority of the Shares outstanding on a fully-diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding stock options) as of the expiration of the Offer (this condition, together with the Majority of the Minority

Condition discussed below, being referred to as the “Minimum Condition”). The Offer is also subject to a condition that there be validly tendered in the Offer and not validly withdrawn before the expiration of the Offer a number of Shares (which necessarily will not include the Covered Shares, because Mr. Dorfman and related shareholders have agreed not to tender them) that represents at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer, excluding the Shares beneficially owned by Mr. Dorfman (the “Majority of the Minority Condition”). The Minimum Condition, including the Majority of the Minority Condition, is not waivable. For purposes of the Offer, Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer are not counted for purposes of determining the satisfaction of the Minimum Condition. For purposes of this Offer to Purchase, “Covered Shares” means the Shares owned by Scott D. Dorfman, the Chairman of the Board, President and Chief Executive Officer of Innotrac, and related shareholders that are subject to the Contribution and Support Agreement to which Mr. Dorfman and such related shareholders are party with Parent (the “Contribution and Support Agreement”). Purchaser and Parent understand, based upon information provided by Mr. Dorfman, that the Covered Shares are deemed to be beneficially owned by Mr. Dorfman and represent all of the outstanding Shares beneficially owned by Mr. Dorfman.
Mr. Dorfman and related shareholders have agreed, pursuant to the Contribution and Support Agreement, to become limited partners of Parent and to contribute all of the Covered Shares to Parent in the Contribution. In addition, pursuant to a Support Agreement entered into with Innotrac and Parent (the “IPOF Fund Support Agreement”), Mark E. Dottore, as the court appointed receiver for all assets of IPOF L.P., IPOF Fund, IPOF Fund II, L.P. (collectively, the “IPOF Fund”), the second largest shareholder of Innotrac, which, based upon information provided by the IPOF Fund, collectively holds a number of Shares representing approximately 31% of the total Shares outstanding, has agreed, subject to the terms and conditions set forth in the IPOF Fund Support Agreement (including court approval of the IPOF Fund Support Agreement), to tender all of the Shares held by the IPOF Fund in the Offer. On November 18, 2013, the court granted conditional approval of the terms of the IPOF Fund Support Agreement pending a fairness hearing scheduled to be held on December 17, 2013. If the court grants final approval of this Support Agreement and the IPOF Fund tenders all of the Shares held by the IPOF Fund in the Offer, then upon the occurrence of the Contribution, the Minimum Condition, including the Majority of the Minority Condition, will be satisfied. See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements —  Contribution and Support Agreement” and “— IPOF Fund Support Agreement” for a more detailed summary of the Contribution and Support Agreement and the IPOF Fund Support Agreement.
The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, the expiration or termination of the waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and no material adverse effect on Innotrac having occurred since November 14, 2013. See “The Offer — Section 11. Conditions of the Offer.”
Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.
December 4, 2013

IMPORTANT
Shareholders desiring to tender Shares must:
1.
  For Shares that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee:
•
  contact the broker, dealer, commercial bank, trust company or other nominee and request that the broker, dealer, commercial bank, trust company or other nominee tender the Shares to Purchaser before the expiration of the Offer.
2.
  For Shares that are registered in the shareholder’s name and held in book-entry form:
•
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in “The Offer — Section 3. Procedure for Tendering Shares” of this Offer to Purchase);
•
  if using the Letter of Transmittal, have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;
•
  deliver an Agent’s Message or the Letter of Transmittal and any other required documents to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, at its address on the back of this Offer to Purchase; and
•
  transfer the Shares through book-entry transfer into the account of the Depositary.
3.
  For Shares that are registered in the shareholder’s name and held as physical certificates:
•
  complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal;
•
  have the shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and
•
  deliver the Letter of Transmittal, the certificates for such Shares and any other required documents to the Depositary, at its address on the back of this Offer to Purchase.
The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer, unless the procedures for guaranteed delivery described in “The Offer — Section 3. Procedure for Tendering Shares” of this Offer to Purchase are followed. The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through book-entry transfer, is at the election and risk of the tendering shareholder.
i

ii

SUMMARY TERM SHEET
Securities Sought:
All outstanding shares of common stock, par value $0.10 per share, of Innotrac Corporation (the “Shares”)
Price Offered Per Share:
$8.20 net to the seller in cash, without interest and less any applicable withholding tax
Scheduled Expiration of Offer:
6:00 p.m., New York City time, on Friday, January 3, 2014, unless extended
Purchaser:
Blue Eagle Acquisition Sub, Inc. (“Purchaser”), a wholly-owned subsidiary of Blue Eagle Holdings, L.P. (“Parent”)
Company Recommendation:
A special committee of Innotrac’s board of directors comprised solely of independent directors (the “Special Committee”) unanimously recommended to the board of directors of Innotrac that the board, and Innotrac’s board of directors, on the basis of such recommendation by the Special Committee, did unanimously (other than Mr. Dorfman, who abstained) (1) determine that it is in the best interests of Innotrac and its shareholders, and declare it advisable, to enter into the Merger Agreement, (2) approve the execution, delivery and performance by Innotrac of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) recommend that the shareholders tender their Shares in the Offer, and (4) recommend, in the event the Offer is terminated or Purchaser does not acquire at least 90% of the outstanding Shares through the Offer (including through the Contribution and any exercise of the Top-Up Option (each as defined below in this Offer to Purchase)), that shareholders adopt the Merger Agreement and approve the Merger.
The following are some of the questions you, as a shareholder of Innotrac, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to Purchaser and Parent.
Who is offering to buy my Shares?
Blue Eagle Acquisition Sub, Inc. is a Georgia corporation and a wholly-owned subsidiary of Blue Eagle Holdings, L.P., a Delaware limited partnership. We were formed for the purpose of acquiring all of the issued and outstanding Shares. Purchaser and Parent are directly or indirectly, as applicable, controlled by Sterling Capital Partners IV, L.P., a Delaware limited partnership, SC Partners IV, L.P., a Delaware limited partnership, and Sterling Capital Partners IV, LLC, a Delaware limited liability company. See the “Introduction” to this Offer to Purchase and “The Offer — Section 9. Certain Information Concerning Parent and Purchaser.”
What is the class and amount of securities being sought in the Offer?
Purchaser is offering to purchase all of the issued and outstanding shares of common stock, par value $0.10 per share, of Innotrac. See the “Introduction” to this Offer to Purchase and “The Offer — Section 1. Terms of the Offer.”

How much are you offering to pay and in what form of payment?
Purchaser is offering to pay $8.20, net to you in cash, without interest and less any applicable withholding tax, for each Share tendered and accepted for payment in the Offer.
Does the board of directors of Innotrac recommend that I tender my Shares in the Offer?
Innotrac’s board of directors established a special committee comprised solely of independent directors and empowered the Special Committee with authority to evaluate a broad range of potential strategic alternatives, which could include a merger or a combination of Innotrac with another company, the sale of all or part of Innotrac and/or a refinancing or recapitalization of Innotrac, or any other strategic transaction, that the Special Committee concluded was advisable. The Special Committee was also expressly authorized by Innotrac’s board of directors to recommend that no transaction be pursued.
At a meeting held on November 14, 2013, the Special Committee unanimously recommended that Innotrac’s board of directors (1) determine that it is in the best interests of Innotrac and its shareholders, and declare it advisable, to enter into the Merger Agreement, (2) approve the execution, delivery and performance by Innotrac of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) recommend that the shareholders tender their Shares in the Offer, and (4) recommend, in the event the Offer is terminated or Purchaser does not acquire at least 90% of the outstanding Shares through the Offer (including through the Contribution and any exercise of the Top-Up Option), that shareholders adopt the Merger Agreement and approve the Merger.
Based on the recommendation of the Special Committee, on November 14, 2013, the board of directors of Innotrac, by a unanimous vote (other than Mr. Dorfman, who abstained): (a) determined that it is in the best interests of Innotrac and its shareholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance by Innotrac of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) recommended that the shareholders tender their Shares in the Offer, and (d) recommended, in the event the Offer is terminated or Purchaser does not acquire at least 90% of the outstanding Shares through the Offer (including through the Contribution and any exercise of the Top-Up Option), that shareholders adopt the Merger Agreement and approve the Merger.
See the “Introduction” to this Offer to Purchase and “Special Factors — Section 1. Background of the Offer; Past Contacts, Negotiations and Transactions” and “Special Factors — Section 3. Recommendation by Innotrac’s Board of Directors and the Special Committee.”
What is your position as to the fairness of the Offer and the Merger?
We believe that the transaction is fair to Innotrac’s unaffiliated shareholders based on the factors set forth under “Special Factors — Section 4. Position of Scott D. Dorfman and the Purchaser Group Regarding Fairness of the Offer and the Merger.”
Do you have interests in the Offer that are different from my interests as a shareholder of Innotrac?
Yes. Our interests in the Offer and the Merger are different from those of shareholders being asked to tender their Shares in the Offer. If you tender your Shares in the Offer or if you do not properly demand and perfect dissenters’ rights under the Georgia Business Corporation Code (as amended, the “GBCC”) and your Shares are converted in the Merger, you will receive $8.20 per Share, net to you in cash, without interest and less any applicable withholding tax, and you will cease to have any interest in Innotrac. You will not have the opportunity to participate in the future earnings or growth of Innotrac. We will benefit from any future increase in the value of Innotrac, but we will also bear the risk of any future decrease in the value of Innotrac. See “Special Factors — Section 2. Purpose of and Reasons for the Offer; Plans for Innotrac after the Offer and the Merger.”

Is this the first step in a going-private transaction?
Yes. The purpose of the Offer is to acquire as many Shares as possible in the Offer, as a first step in acquiring all of the Shares in the Merger. At the closing of the Merger, Shares will no longer be publicly owned and will cease to be listed on the NASDAQ Capital Market (“NASDAQ”) and Innotrac intends to cease making filings with the SEC and complying with the SEC’s rules relating to public companies. See “Special Factors — Section 5. Effects of the Offer” and “The Offer — Section 7. Effect of the Offer on the Market for the Shares; NASDAQ Capital Market Listing; Exchange Act Registration; Margin Regulations.”
Have any Innotrac executive officers or directors agreed to or been offered the opportunity to invest in Parent in connection with the Offer and the Merger?
Yes. Scott D. Dorfman, the Chairman of the Board, President and Chief Executive Officer of Innotrac, and related shareholders of Innotrac have entered into a Contribution and Support Agreement with Parent (the “Contribution and Support Agreement”). Pursuant to the Contribution and Support Agreement, Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement have agreed to, immediately following the acceptance of Shares for payment in the Offer, but prior to the Merger, become limited partners of Parent and to contribute the 5,839,462 outstanding Shares owned by them (the “Covered Shares”), representing approximately 44% of the total outstanding Shares, to the capital of Parent in exchange for 47,883.59 preferred limited partnership units in Parent. We understand, based upon information provided by Mr. Dorfman, that the Covered Shares are deemed to be beneficially owned by Mr. Dorfman and represent all of the outstanding Shares beneficially owned by Mr. Dorfman. The contribution of the Covered Shares to Parent pursuant to the Contribution and Support Agreement is subject to customary terms and conditions. Immediately following the contribution contemplated by the Contribution and Support Agreement, Parent will contribute the Covered Shares to Purchaser as a contribution to the capital of Purchaser (the contribution by Mr. Dorfman and related shareholders of the Covered Shares to Parent, together with the contribution by Parent of the Covered Shares to Purchaser, being referred to herein as, the “Contribution”).
Immediately following the purchase of Shares in the Offer, Mr. Dorfman and the related shareholders have agreed to sell to Sterling Capital Partners IV, L.P. and SCP IV Parallel, L.P., an investment fund affiliated with Sterling Capital Partners IV, L.P., an aggregate of 32,883.62 of the preferred limited partnership units in Parent acquired pursuant to the Contribution and Support Agreement (representing approximately 70% of the preferred limited partnership units in Parent acquired by such shareholders pursuant to the Contribution and Support Agreement), for an aggregate purchase price payable to Mr. Dorfman and the related shareholders of approximately $32.9 million (i.e., the amount that such shareholders would have received had they tendered 70% of their Shares in the Offer at $8.20 per Share). Following the purchase of the preferred limited partnership units in Parent, Mr. Dorfman and such shareholders will own preferred limited partnership units in Parent representing approximately 19.5% of the fully-diluted equity of Parent (assuming the issuance of all common limited partnership units of Parent issuable upon exercise of options to be issued by Parent immediately following the consummation of the Merger and that may be issued thereafter).
Further, in connection with Innotrac’s entry into the Merger Agreement, on November 14, 2013, two other Innotrac executive officers—Robert J. Toner, Senior Vice President and Chief Operating Officer and Larry C. Hanger, Senior Vice President for Client Services—entered into Subscription and Support Agreements (the “Subscription Agreements”) with Parent pursuant to which each of Messrs. Toner and Hanger agreed to invest 25% of the after-tax proceeds that he will receive as a result of the Merger (approximately $219,500 with respect to Mr. Toner and approximately $278,900 with respect to Mr. Hanger) into preferred limited partnership units in Parent. It is expected that such investments in Parent will result in each of Messrs. Toner and Hanger beneficially owning less than one percent of the fully-diluted equity interests of Parent as of the closing of the Merger.
See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements —  Contribution and Support Agreements” and “— Subscription Agreements” for a more detailed summary of the Contribution and Support Agreement and the Subscription Agreements.

Have any Innotrac executive officers or directors or any other shareholders of Innotrac agreed to tender or not to tender Shares into the Offer or otherwise to support the Offer and the Merger?
Pursuant to the terms of the Contribution and Support Agreement and the Subscription Agreements, each of Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement, and each of Messrs. Toner and Hanger, has agreed not to tender any of the Shares beneficially owned by such shareholder into the Offer, and not to transfer any of such Shares. Instead, as described in greater detail in the immediately preceding section, Mr. Dorfman has agreed to contribute all of the Covered Shares to Parent following Purchaser’s acceptance of Shares for payment in the Offer and prior to the completion of the Merger. In addition, as described in greater detail in the immediately preceding section, each of Messrs. Toner and Hanger has agreed to invest 25% of the after-tax proceeds that he will receive as a result of the Merger into preferred limited partnership units in Parent. Each such shareholder, including each of Messrs. Dorfman, Toner and Hanger, has also agreed, to the extent a shareholder vote is required, to support the Merger and vote any Shares then-beneficially owned by such shareholder in favor of the Merger.
There are no other agreements with Innotrac executive officers or directors to tender or not to tender Shares into the Offer or otherwise to support the Merger. We have been advised, however, that all of the Innotrac executive officers and directors (other than Messrs. Dorfman, Toner and Hanger) intend to tender all of their Shares into the Offer.
Furthermore, in connection with Innotrac’s entry into the Merger Agreement, on November 14, 2013, Innotrac and Parent entered into a Support Agreement (the “IPOF Fund Support Agreement”) with Mark E. Dottore, as the court appointed receiver for all assets of IPOF L.P., IPOF Fund, IPOF Fund II, L.P. (collectively, the “IPOF Fund”). The IPOF Fund, based upon information provided by the IPOF Fund, is the second largest shareholder of Innotrac and holds an aggregate of 4,086,644 Shares, representing approximately 31% of the total Shares outstanding. In December 2005, in connection with actions filed by investors in the IPOF Fund against the promoter of the IPOF Fund, the United States District Court for the Northern District of Ohio appointed Mr. Dottore as receiver to identify and administer the assets of the IPOF Fund. Pursuant to the IPOF Fund Support Agreement, Mr. Dottore has agreed to, among other things, but subject to the terms and conditions set forth in the IPOF Fund Support Agreement (including court approval of the IPOF Fund Support Agreement), tender all of the Shares held by the IPOF Fund in the Offer. On November 18, 2013, the court granted conditional approval pending a fairness hearing scheduled on December 17, 2013. If the court grants final approval of the IPOF Fund Support Agreement and the IPOF Fund tenders all of the Shares held by the IPOF Fund in the Offer, upon the occurrence of the Contribution, the Minimum Condition, including the Majority of the Minority Condition, will be satisfied. See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — IPOF Fund Support Agreement” for a more detailed summary of the IPOF Fund Support Agreement.
What is the market value of my Shares as of a recent date?
On October 21, 2013, the last trading day prior to the beginning of Innotrac’s exclusive negotiations with Sterling Partners, the closing price of Innotrac’s common stock reported on NASDAQ was $6.55 per Share. On November 14, 2013, the last trading day before Innotrac announced the execution of the Merger Agreement, the closing price of Innotrac’s common stock reported on NASDAQ was $6.85 per Share. On December 3, 2013, the last full day before commencement of the Offer, the closing price of Innotrac’s common stock reported on NASDAQ was $8.19 per Share. We advise you to obtain a recent quotation for Innotrac’s common stock in deciding whether to tender your Shares. See “The Offer — Section 6. Price Range of the Shares; Dividends on the Shares.”
Will I have to pay any fees or commissions?
If you are the record owner of your Shares and you tender your Shares to Purchaser in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should contact your broker or other nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?
Yes. Sterling Capital Partners IV, L.P., a Delaware limited partnership (“Guarantor”), has provided a commitment of up to $119 million to Parent in order to allow Parent to purchase all of the Shares in the Offer and to complete the Merger and pay related transaction fees and expenses. Guarantor has also agreed to guaranty, through the closing of the transactions contemplated by the Merger Agreement, the performance of all the obligations, covenants and agreements of Parent and Purchaser under the Merger Agreement. The Offer is not subject to any financing condition or otherwise dependent upon our obtaining debt financing. However, notwithstanding the commitment by Guarantor, we intend to obtain debt financing totaling approximately $60 million pursuant to a senior secured credit facility in connection with the Offer and the Merger, and have entered into a letter agreement with Regions Bank, Regions Capital Markets, a division of Regions Bank, and Fifth Third Bank with respect to such debt financing. See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements —  Commitments” and “The Offer — Section 10. Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender in the Offer?
No. Our financial condition is not relevant to your decision to tender Shares in the Offer because the Offer is being made for all outstanding Shares, the form of payment consists solely of cash and the Offer is not subject to any financing condition. We have arranged for funding sufficient to pay for all Shares tendered and accepted for payment in the Offer and to provide funding for the Merger that is expected to follow the completion of the Offer. See “The Offer — Section 10. Source and Amount of Funds.”
What is the “Majority of the Minority Condition”? What is the “Minimum Condition”?
We are not permitted to purchase any Shares in the Offer unless, at the expiration of the Offer, there has been validly tendered in the Offer and not properly withdrawn before the expiration of the Offer a number of Shares (which necessarily will not include the Covered Shares, because Mr. Dorfman and related shareholders have agreed not to tender them) that represents at least a majority of the Shares outstanding on a fully-diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding stock options) as of the expiration of the Offer, excluding the Shares beneficially owned by Mr. Dorfman. We refer to this condition as the “Majority of the Minority Condition.” In addition to the Majority of the Minority Condition, we are not permitted to purchase any Shares in the Offer unless there has been validly tendered in the Offer and not properly withdrawn before the expiration of the Offer a number of Shares that, together with the Covered Shares, represents at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer. We refer to this condition, together with the Majority of the Minority Condition, as the “Minimum Condition.”
The Minimum Condition, including the Majority of the Minority Condition, cannot be waived. For purposes of the Offer, Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer are not counted for purposes of determining the satisfaction of the Minimum Condition.
What are the most significant conditions to the Offer other than the Minimum Condition?
In addition to the Minimum Condition, we are not obligated to purchase any Shares that are validly tendered in the Offer unless, among other things, the following conditions are satisfied or (other than the first two conditions listed below, which are not waivable) waived:
•
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of any other approvals required under any other antitrust laws have terminated or expired;
•
  no law or order of any governmental entity or court is in effect enjoining, restraining or prohibiting the purchase of Shares in the Offer or making the purchase of Shares in the Offer illegal;

•
  the representations and warranties of Innotrac contained in the Merger Agreement are true and correct in all respects, or in some cases (disregarding any “material,” “Material Adverse Effect” or “Material Adverse Change” qualifiers) except where the failure of such representations and warranties to be true and correct would not have a “Material Adverse Effect”;
•
  the covenants and other obligations under the Merger Agreement required to be performed by Innotrac at or prior to the expiration of the Offer are performed in all material respects;
•
  certain notices are made and certain consents are obtained, as specified by the Merger Agreement; and
•
  the requisite court approval of the sale of Shares held by the IPOF Fund in the Offer is obtained.
The Offer is also subject to certain other conditions. See “The Offer — Section 11. Conditions of the Offer.”
How long do I have to decide whether to tender in the Offer?
Unless we extend the expiration of the Offer, you will have until 6:00 p.m., New York City time, on Friday, January 3, 2014, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Offer — Section 1. Terms of the Offer” and “The Offer — Section 3. Procedure for Tendering Shares.”
Can the Offer be extended and under what circumstances?
Our ability to extend the Offer is subject to the terms of the Merger Agreement and applicable law. If, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived, we have agreed to extend the Offer to permit the satisfaction of the conditions on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties may agree). If, however, at any scheduled expiration of the Offer, the Minimum Condition has not been satisfied, but each other condition to the Offer has been satisfied or waived, then we have the right to, and if requested by Innotrac we will, extend the Offer by increments of five business days; provided that we may not extend the Offer by more than 30 business days without the consent of Innotrac. See “The Offer — Section 1. Terms of the Offer” for additional information about our obligations to extend the Offer.
Will you provide a subsequent offering period?
We do not expect that we will provide for any subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following our acceptance for payment of Shares in the Offer. Accordingly, in order for you to tender your Shares in the Offer, you should tender your Shares in accordance with the terms included in this Offer to Purchase before the expiration of the Offer, unless the procedures for guaranteed delivery described in “The Offer — Section 3. Procedure for Tendering Shares” of this Offer to Purchase are followed.
How will I be notified if the Offer is extended?
If we extend the Offer, we will inform Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer, and notify Innotrac shareholders by making a public announcement of an extension, before 9:00 a.m., New York City time, on the business day after the day on which the Offer was then scheduled to expire. See “The Offer — Section 1. Terms of the Offer.”
How do I tender my Shares?
If you are a record holder (i.e., a stock certificate or book entry position has been issued to you and registered in your name), to tender your Shares, you must deliver the certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book entry transfer), together with a properly completed and duly executed Letter of Transmittal, to Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer, before the Offer expires. If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee (i.e., your Shares are held in “street name”), your Shares can only be tendered by your broker or other nominee through the depositary. If your Shares are held in street name and you desire to tender your Shares, you should promptly contact your broker or other nominee and give instructions that your Shares be tendered. If you cannot deliver a required item to the depositary by the expiration of the Offer, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the depositary within three trading days. However, the depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See “The Offer — Section 3. Procedure for Tendering Shares.”
What if I have stock options or restricted stock?
The Offer is only for Shares and not for any options to acquire Shares. Under the Merger Agreement, Innotrac has agreed to take commercially reasonable efforts to provide that each option to acquire Shares that is outstanding immediately prior to the effective time of the Merger, whether or not then exercisable or vested, will, immediately following the closing of the Offer (or in the event shareholder approval is required, as of the effective time of the Merger), (1) become fully vested and exercisable and (2) be converted into the right to receive a payment in cash, if any, equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share subject to such option, multiplied by (b) the number of Shares subject to the applicable option (provided that the option consideration will be paid net of any applicable tax withholdings).
Innotrac has also agreed, under the Merger Agreement, to provide that each Share that is outstanding immediately prior to the consummation of the Offer (or if shareholder approval is required, immediately prior to the effective time of the Merger) and is subject to vesting or other lapse restrictions pursuant to Innotrac’s equity incentive plans or any applicable restricted stock award agreement will (1) vest and become free of such restrictions immediately following the closing of the Offer (or in the event shareholder approval is required, immediately prior to the effective time of the Merger), and (2) other than Shares owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC, convert into the right to receive the Offer Price pursuant to, and in accordance with the terms of, the Merger (provided that such consideration shall be paid net of any applicable tax withholdings).
See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — Merger Agreement — Treatment of Options” and “— Treatment of Restricted Stock.”
How do I withdraw previously tendered Shares?
If you have tendered Shares and later decide to withdraw them, you must deliver a written notice of withdrawal with the required information to Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer, while you still have the right to withdraw the Shares. See “The Offer — Section 4. Withdrawal Rights.”
Until what time may I withdraw Shares that I have tendered?
If you tender your Shares, you may withdraw them at any time until the Offer has expired. See “The Offer — Section 1. Terms of the Offer” and “The Offer — Section 4. Withdrawal Rights.”
If the Offer is completed, will Innotrac continue as a public company?
The Shares are currently registered under the Exchange Act and listed on the NASDAQ Capital Market under the symbol “INOC.” Parent and Purchaser do not currently intend to delist the Shares from NASDAQ or to terminate the registration of the Shares under the Exchange Act prior to the completion of the Merger. However, if we purchase all of the Shares tendered in the Offer, there may be so few remaining shareholders and publicly-held Shares that the Shares may no longer be eligible to be traded through NASDAQ or any other market or securities exchange, in which event there may not be an efficient public trading market for the Shares. In addition, Innotrac may be eligible to cease making filings with the SEC or otherwise no longer be required to comply with the SEC rules relating to publicly-held companies. After the consummation of the Merger that is expected to follow the completion of the Offer, Parent will own all of the outstanding capital stock of Innotrac, Innotrac’s common stock will no longer be publicly held, and the listing of the Shares on NASDAQ will be terminated.
See “Special Factors — Section 5. Effects of the Offer” and “The Offer — Section 7. Effect of the Offer on the Market for the Shares; NASDAQ Capital Market Listing; Exchange Act Registration; Margin Regulations.”
Will the consummation of the Offer be followed by a Merger if all Shares are not tendered in the Offer?
If we accept for payment and pay for Shares in the Offer, we are required to merge Purchaser with and into Innotrac, subject to the terms and conditions of the Merger Agreement, the requirements of applicable law and Innotrac’s articles of incorporation and bylaws. Innotrac will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Parent. At the effective time of the Merger, each issued and outstanding Share (other than Shares held in the treasury of Innotrac or owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC) that was not tendered in the Offer will convert into the right to receive from Purchaser the Offer Price per share in cash, without interest and less any applicable withholding tax. If Purchaser acquires at least 90% of the issued and outstanding Shares in the Offer and the Contribution or, after completion of the Offer and the Contribution, upon exercise of the Top-Up Option or through other means, such as open market purchases, we expect to effect the Merger without convening a meeting of the Innotrac shareholders.
What is the Top-Up Option and when could it be exercised?
If we do not acquire at least 90% of the outstanding Shares in the Offer and the Contribution, Purchaser has the option to directly purchase from Innotrac additional Shares, at the Offer Price, sufficient to cause Purchaser to own one Share more than 90% of the outstanding Shares, taking into account those Shares issued upon the exercise of this option. We refer to this option as the “Top-Up Option.” The purpose of the Top-Up Option is to permit Purchaser to complete the Merger without convening a meeting of Innotrac’s shareholders under the “short-form” merger provisions of Georgia law.
We expect that Purchaser will exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we complete the Offer and the Contribution but Purchaser thereby acquires less than 90% of the outstanding Shares. Purchaser may not exercise the Top-Up Option unless following the exercise of the Top-Up Option, the Shares issued pursuant to the Top-Up Option, when added to the number of Shares that Purchaser owns at the time of such exercise, will constitute at least 90% of the Shares then outstanding (after giving effect to the issuance of Shares pursuant to the Top-Up Option). Assuming that the Contribution is consummated and all of the Shares held by the IPOF Fund are tendered in the Offer pursuant to the IPOF Fund Support Agreement, Purchaser will be able to exercise the Top-Up Option and then consummate a short-form merger.
See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements —  Merger Agreement — Top-Up Option” for a more detailed description of the Top-Up Option.
If I decide not to tender, how will the Offer affect my Shares?
If you do not tender your Shares in the Offer (and do not properly demand and perfect dissenters’ rights under the GBCC) and the Merger takes place, you will have the right to receive the same amount of cash per Share that you would have received had you tendered your Shares in the Offer and your Shares will be cancelled. If the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that, if you tender your Shares in the Offer, you will be paid earlier. In addition, following the consummation of the Offer, Innotrac’s common stock may not continue to be listed on NASDAQ and Innotrac may not continue as an SEC reporting company. See “If the Offer is completed, will Innotrac continue as a public company?” above.
See also the “Introduction” to this Offer to Purchase, “Special Factors — Section 5. Effects of the Offer” and “The Offer — Section 7. Effect of the Offer on the Market for the Shares; NASDAQ Capital Market Listing; Exchange Act Registration; Margin Regulation.”

Are dissenters’ rights available in the Offer or the Merger?
No dissenters’ rights are available to the holders of Shares in connection with the Offer. If you choose not to tender your Shares in the Offer, however, and we accept Shares for payment pursuant to the Offer, dissenters’ rights will be available to you in connection with the Merger. If the Merger is consummated and you have neither voted in favor of the Merger nor consented to it in writing, and you otherwise comply with the applicable statutory procedures under Article 13 of the GBCC, you will be entitled to receive a judicial determination of the fair value of your Shares as of immediately prior to the Merger, together with such rate of interest, if any, as the Georgia court may determine for Shares held by you.
Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. The value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the amount that you would otherwise receive in the Merger. See “Special Factors — Section 7. Dissenters’ Rights; Rule 13e-3.”
What are the United States federal income tax consequences of having my Shares accepted for payment in the Offer or receiving cash in the Merger?
In general, if you are a U.S. holder (as defined in “The Offer — Section 5. Summary of Material U.S. Federal Income Tax Consequences”), the tendering of your Shares in the Offer or the conversion of your Shares pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. You should consult your tax advisor about the tax consequences to you of tendering your Shares pursuant to the Offer or the conversion of your Shares in the Merger in light of your particular circumstances, including the consequences under applicable United States federal estate, gift and other nonincome tax laws, and under any applicable state, local or foreign income or other tax laws. See “The Offer — Section 5. Summary of Material U.S. Federal Income Tax Consequences” of this Offer to Purchase for more information.
Who can I talk to if I have questions about the Offer?
You may call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (toll free). See the back cover of this Offer to Purchase for additional information on how to contact the information agent for the Offer.

To the Holders of Innotrac Corporation Common Stock:
INTRODUCTION
The Offer and the Merger
Blue Eagle Acquisition Sub, Inc., a Georgia corporation (“Purchaser”) and a wholly-owned subsidiary of Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), is making an offer to purchase all issued and outstanding shares of common stock, par value $0.10 per share (collectively, the “Shares” and each, a “Share”), of Innotrac Corporation, a Georgia corporation (“Innotrac”), at a price of $8.20 per Share, net to the seller in cash, without interest and less any applicable withholding tax (such price, or any different price per Share as may be paid in the Offer, is referred to as the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 14, 2013 (the “Merger Agreement”), by and among Parent, Purchaser and Innotrac. Under the Merger Agreement, after the completion of the Offer and the Contribution (as defined below) and the satisfaction or waiver of all of the conditions to the Merger, including, if required, a vote of Innotrac’s shareholders, Purchaser will be merged with and into Innotrac, with Innotrac surviving as a wholly-owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each issued and outstanding Share (other than Shares held in the treasury of Innotrac or owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the Georgia Business Corporation Code (as amended, the “GBCC”)) that was not tendered in the Offer will convert into the right to receive from Purchaser the Offer Price per share in cash, without interest and less any applicable withholding tax.
A special committee of Innotrac’s board of directors comprised solely of independent directors (the “Special Committee”) unanimously recommended to the board of directors of Innotrac that the board, and Innotrac’s board of directors, on the basis of such recommendation by the Special Committee, did unanimously (other than Mr. Dorfman, who abstained) (1) determine that it is in the best interests of Innotrac and its shareholders, and declare it advisable, to enter into the Merger Agreement, (2) approve the execution, delivery and performance by Innotrac of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) recommend that the shareholders tender their Shares in the Offer, and (4) recommend, in the event the Offer is terminated or Purchaser does not acquire at least 90% of the outstanding Shares through the Offer (including through the Contribution and any exercise of the Top-Up Option (as defined below)), that shareholders adopt the Merger Agreement and approve the Merger.
Conditions to the Offer
The Offer is not subject to any financing condition. The Offer is subject to a condition that there be validly tendered in the Offer and not validly withdrawn before the expiration of the Offer a number of Shares that, together with the Covered Shares, represents at least a majority of the Shares outstanding on a fully-diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding stock options) as of the expiration of the Offer (this condition, together with the Majority of the Minority Condition discussed below, being referred to as the “Minimum Condition”). The Offer is also subject to a condition that there be validly tendered in the Offer and not validly withdrawn before the expiration of the Offer a number of Shares (which necessarily will not include the Covered Shares, because Mr. Dorfman and related shareholders have agreed not to tender them) that represents at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer, excluding the Shares beneficially owned by Mr. Dorfman (the “Majority of the Minority Condition”). The Minimum Condition, including the Majority of the Minority Condition, is not waivable. For purposes of the Offer, Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer are not counted for purposes of determining the satisfaction of the Minimum Condition. For purposes of this Offer to Purchase, “Covered Shares” means the Shares owned by Scott D. Dorfman, the Chairman of the Board, President and Chief Executive Officer of Innotrac, and related shareholders that are subject to the Contribution and Support Agreement to which Mr. Dorfman and such related shareholders are party with Parent (the “Contribution and Support Agreement”). Purchaser and Parent understand, based upon information provided by Mr. Dorfman, that the Covered Shares are deemed to be beneficially owned by Mr. Dorfman and represent all of the outstanding Shares beneficially owned by Mr. Dorfman.
The Offer is also subject to the satisfaction or (other than the first two conditions listed below, which are not waivable) waiver of other conditions, including:
•
  the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of any other approvals required under any other antitrust laws having terminated or expired;
•
  no law or order of any governmental entity or court being in effect that enjoins, restrains or prohibits the purchase of Shares in the Offer or makes the purchase of Shares in the Offer illegal;
•
  the representations and warranties of Innotrac contained in the Merger Agreement being true and correct in all respects, or in some cases (disregarding any “material,” “Material Adverse Effect” or “Material Adverse Change” qualifiers) except where the failure of such representations and warranties to be true and correct would not have a “Material Adverse Effect”;
•
  the covenants and other obligations under the Merger Agreement required to be performed by Innotrac at or prior to the expiration of the Offer being performed in all material respects;
•
  certain notices being made and certain consents being obtained, as specified by the Merger Agreement;
•
  the requisite court approval of the sale of Shares held by the IPOF Fund in the Offer being obtained; and
•
  Innotrac delivering to Parent an affidavit that complies with Section 1445 of the Internal Revenue Code of 1986, as amended.
Innotrac has informed Purchaser that, as of December 2, 2013, (i) 13,245,440 Shares were issued and outstanding, including 907,304 Shares subject to vesting or other lapse restrictions pursuant to Innotrac’s equity incentive plans or any applicable restricted stock award agreement, and (ii) 340,000 Shares were issuable upon the exercise of outstanding options to purchase Shares. Based upon the foregoing, as of December 2, 2013, the Minimum Condition would be satisfied if 6,792,721 Shares were validly tendered and not properly withdrawn in the Offer and the Majority of the Minority Condition would be satisfied if 3,872,990 Shares (which necessarily will not include the Covered Shares, because Mr. Dorfman and related shareholders have agreed not to tender them) were validly tendered and not properly withdrawn in the Offer. If the Minimum Condition is satisfied and Purchaser accepts for payment the Shares tendered in the Offer, Purchaser will be able to designate directors constituting a majority of Innotrac’s board of directors. See “Special Factors — Section 2. Purpose of and Reasons for the Offer; Plans for Innotrac after the Offer and the Merger” and “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — Merger Agreement — Innotrac’s Board of Directors.”
Agreements with Messrs. Dorfman, Toner and Hanger
Mr. Dorfman and related shareholders of Innotrac have entered into the Contribution and Support Agreement with Parent. Pursuant to the Contribution and Support Agreement, Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement have agreed to, immediately following the acceptance of Shares for payment in the Offer, but prior to the Merger, become limited partners of Parent and to contribute the 5,839,462 outstanding Covered Shares owned by them, representing approximately 44% of the total outstanding Shares, to the capital of Parent in exchange for 47,883.59 preferred limited partnership units in Parent. The contribution of the Covered Shares to Parent pursuant to the Contribution and Support Agreement is subject to customary terms and conditions. Immediately following the contribution contemplated by the Contribution and Support Agreement, Parent will contribute the Covered Shares to Purchaser as a contribution to the capital of Purchaser (the contribution by Mr. Dorfman and related shareholders of the Covered Shares to Parent, together with the contribution by Parent of the Covered Shares to Purchaser, being referred to herein as, the “Contribution”).

Immediately following the purchase of Shares in the Offer, Mr. Dorfman and the related shareholders have agreed to sell to Sterling Capital Partners IV, L.P. and SCP IV Parallel, L.P., an investment fund affiliated with Sterling Capital Partners IV, L.P., an aggregate of 32,883.62 of the preferred limited partnership units in Parent acquired pursuant to the Contribution and Support Agreement (representing approximately 70% of the preferred limited partnership units in Parent acquired by such shareholders pursuant to the Contribution and Support Agreement), for an aggregate purchase price payable to Mr. Dorfman and the related shareholders of approximately $32.9 million (i.e., the amount that such shareholders would have received had they tendered 70% of their Shares in the Offer at $8.20 per Share). Following the purchase of the preferred limited partnership units in Parent, Mr. Dorfman and such shareholders will own preferred limited partnership units in Parent representing approximately 19.5% of the fully-diluted equity of Parent (assuming the issuance of all common limited partnership units of Parent issuable upon exercise of options to be issued by Parent immediately following the consummation of the Merger and that may be issued thereafter).
Further, in connection with Innotrac’s entry into the Merger Agreement, on November 14, 2013, two other Innotrac executive officers — Robert J. Toner, Senior Vice President and Chief Operating Officer and Larry C. Hanger, Senior Vice President for Client Services — entered into Subscription and Support Agreements (the “Subscription Agreements”) with Parent pursuant to which each of Messrs. Toner and Hanger agreed to invest 25% of the after-tax proceeds that he will receive as a result of the Merger (approximately $219,500 with respect to Mr. Toner and approximately $278,900 with respect to Mr. Hanger) into preferred limited partnership units in Parent. It is expected that such investments in Parent will result in each of Messrs. Toner and Hanger beneficially owning less than one percent of the fully-diluted equity interests of Parent as of the closing of the Merger.
Pursuant to the terms of the Contribution and Support Agreement and the Subscription Agreements, each of Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement, and each of Messrs. Toner and Hanger, has agreed not to tender any of the Shares beneficially owned by such shareholder into the Offer, and not to transfer any of such Shares. Each such shareholder, including each of Messrs. Dorfman, Toner and Hanger, has also agreed, to the extent a shareholder vote is required, to support the Merger and vote any Shares then-beneficially owned by such shareholder in favor of the Merger. See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — Contribution and Support Agreement” and “— Subscription Agreements.”
Innotrac has also entered into amended and restated employment agreements with each of Messrs. Dorfman, Toner and Hanger and into employment agreements with two other officers of Innotrac — Stephen G. Keaveney, Chief Financial Officer and Corporate Secretary of Innotrac, and Edgar L. Ringer, Senior Vice President and Chief Information Officer of Innotrac — which will become effective upon the consummation of the Merger. These employment agreements will supersede or replace any prior employment agreements between Innotrac and any such individual.
Opinion of the Special Committee’s Financial Advisor
Harris Williams LLC, doing business as Harris Williams & Co. (“Harris Williams”), financial advisor to the Special Committee, delivered its opinion to the Special Committee that, as of November 14, 2013 and based upon and subject to the factors, assumptions, procedures, qualifications and limitations set forth in its opinion, the $8.20 per Share Offer Price was fair, from a financial point of view, to the unaffiliated shareholders of Innotrac. Harris Williams provided its opinion solely for the information and assistance of the Special Committee in connection with its consideration of the approval of the Merger Agreement. The full text of the written opinion of Harris Williams, dated November 14, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, is included as Annex A to Innotrac’s Schedule 14D-9, filed in connection with the Offer and that is being mailed to Innotrac shareholders concurrently herewith, and a summary of the material financial analyses utilized by Harris Williams in connection with providing its opinion, is included in that Schedule 14D-9. The Harris Williams opinion is not a recommendation as to whether or not any holder of Shares should tender Shares in the Offer, or how any holder of Shares should vote with respect to the Merger in the event a shareholder vote is needed to approve the Merger.
Pursuant to an engagement agreement with the Special Committee dated May 20, 2013, Harris Williams was paid a fee of $150,000 for the delivery of its fairness opinion on November 14, 2013. Pursuant to a separate engagement agreement with the Special Committee dated May 20, 2013, Harris Williams was paid a retainer of $75,000. In addition, pursuant to the second engagement letter, and conditioned upon the consummation of the transactions contemplated by the Merger Agreement, Harris Williams will be entitled to receive an additional fee of approximately $2.0 million, net of a credit for the initial $75,000 retainer and an additional $150,000 credit for the fee paid to Harris Williams upon the delivery of its fairness opinion. Innotrac also agreed to reimburse Harris Williams for certain out-of-pocket expenses (including fees and expenses of its counsel) reasonably incurred by it in connection with the engagements and to indemnify Harris Williams against potential liabilities arising out of its engagements on customary terms.
Conditions to the Merger
Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement and the Merger (if required by applicable law) by (i) at least a majority of the outstanding Shares and (ii) at least a majority of the outstanding Shares, excluding any then-outstanding Covered Shares. If, however, Purchaser holds at least 90% of the outstanding Shares after completion of the Offer and the Contribution, including Shares acquired upon exercise of the Top-Up Option, Purchaser will merge with and into Innotrac under the “short-form” merger provisions of Section 14-2-1104(a) of the GBCC without prior notice to, or any action by, any other shareholder of Innotrac. See “Special Factors — Section 2. Purpose of and Reasons for the Offer; Plans for Innotrac after the Offer and the Merger.”
Under the Merger Agreement, if we do not acquire sufficient Shares in the Offer and the Contribution to complete the Merger under the “short-form” merger provisions of Section 14-2-1104(a) of the GBCC, we have the option, subject to limitations, to purchase a number of newly issued Shares from Innotrac at a price per Share equal to the Offer Price that, when added to the Shares already owned by Parent, Purchaser and their affiliates at the time of exercise, will constitute one Share greater than 90% of the Shares outstanding, taking into account those Shares issued upon the exercise of the option. The exercise price for the Top-Up Option is to be paid by delivery of an amount in cash equal to not less than the aggregate par value of Shares issued pursuant to the Top-Up Option and the balance paid by a promissory note, bearing simple interest equal to five percent (5%) per annum and due and payable on the first anniversary of the execution and delivery of the promissory note. We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% of the outstanding Shares in the Offer and the Contribution. Purchaser may not exercise the Top-Up Option unless following the exercise of the Top-Up Option, the Shares issued pursuant to the Top-Up Option, when added to the number of Shares that Purchaser owns at the time of such exercise, will constitute at least 90% of the Shares then outstanding (after giving effect to the issuance of Shares pursuant to the Top-Up Option). Assuming that the Contribution is consummated and all of the Shares held by the IPOF Fund are tendered in the Offer pursuant to the IPOF Fund Support Agreement, Purchaser will be able to exercise the Top-Up Option and then consummate a short-form merger. We could also acquire additional Shares after completion of the Offer through other means, such as open market purchases.
In any event, if Purchaser acquires at least 90% of the outstanding Shares entitled to vote on the adoption of the Merger Agreement, we will effect the Merger under the “short-form” merger provisions of Section 14-2-1104(a) of the GBCC, and at the effective time of the Merger, each issued and outstanding Share (other than Shares held in the treasury of Innotrac or owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC) that was not tendered in the Offer will convert into the right to receive from Purchaser the Offer Price per share in cash, without interest and less any applicable withholding tax. See “Special Factors — Section 2. Purpose of and Reasons for the Offer; Plans for Innotrac after the Offer and the Merger.” The Merger Agreement is described in “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — Merger Agreement.”
Treatment of Securities in the Offer and the Merger
The Offer is made only for Shares and is not made for any options to acquire Shares. Under the Merger Agreement, Innotrac has agreed to take commercially reasonable efforts to provide that each option to acquire Shares that is outstanding immediately prior to the effective time of the Merger, whether or not then exercisable or vested, will, immediately following the closing of the Offer (or in the event shareholder approval is required, as of the effective time of the Merger), (1) become fully vested and exercisable and (2) be converted into the right to receive a payment in cash, if any, equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share subject to such option, multiplied by (b) the number of Shares subject to the applicable option (provided that the option consideration will be paid net of any applicable tax withholdings).
Innotrac has also agreed, under the Merger Agreement, to provide that each Share that is outstanding immediately prior to the consummation of the Offer (or if shareholder approval is required, immediately prior to the effective time of the Merger) and is subject to vesting or other lapse restrictions pursuant to Innotrac’s equity incentive plans or any applicable restricted stock award agreement will (1) vest and become free of such restrictions immediately following the closing of the Offer (or in the event shareholder approval is required, immediately prior to the effective time of the Merger), and (2) other than Shares owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC, convert into the right to receive the Offer Price pursuant to, and in accordance with the terms of, the Merger (provided that such consideration shall be paid net of any applicable tax withholdings).
General
Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares in the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer by Broadridge Corporate Issuer Solutions, Inc., which is acting as the depositary for the Offer (the “Depositary”), and MacKenzie Partners, Inc., which is acting as the information agent for the Offer (the “Information Agent”). See “The Offer — Section 13. Fees and Expenses.”
A summary of the material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger is included in “The Offer — Section 5. Summary of Material U.S. Federal Income Tax Consequences.”
This Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

SPECIAL FACTORS
1.
  Background of the Offer; Past Contacts, Negotiations and Transactions
The following is a description of contacts between and among representatives of the Sterling Purchasers, Parent and Purchaser (collectively, “Sterling”) with representatives of Innotrac that resulted in the execution of the Merger Agreement and the other agreements relating to the Offer. For a more detailed discussion of Innotrac’s activities relating to these contacts, please refer to the Schedule 14D-9 of Innotrac being mailed to Innotrac’s shareholders with this Offer to Purchase.
On July 19, 2013, Jason Bass, a representative of Harris Williams, contacted Sterling to discuss a possible transaction involving Innotrac.
On July 26, 2013, Innotrac and Sterling Fund Management, LLC, an affiliate of Sterling, entered into a confidentiality agreement in connection with a possible negotiated transaction and, thereafter, Harris Williams provided Sterling with a confidential information memorandum regarding Innotrac and its business and a letter inviting Sterling to make a preliminary non-binding indication of interest in a transaction with Innotrac.
On August 22, 2013, in response to Harris Williams’ July 26, 2013 letter, Sterling submitted a preliminary non-binding indication of interest to acquire Innotrac for a range of $6.25 to $7.00 per Share in cash.
On September 11, 2013, Scott Dorfman, Steve Keaveney, Robert Toner and Ed Ringer, representatives of Harris Williams and representatives of Sterling met for dinner in Atlanta, Georgia and engaged in discussions regarding Innotrac and its business.
On September 12, 2013, Messrs. Dorfman, Keaveney, Toner and Ringer and Larry Hanger made an in-person presentation to representatives of Sterling, including Rick Elfman and Todd Miller, in Atlanta, Georgia. The presentation was attended by representatives of Harris Williams. This was the first meeting between Sterling and Innotrac’s management.
On September 17, 2013, at the direction of the Special Committee, Mr. Bass delivered to Mr. Elfman a letter setting forth the timing and procedures for the transaction process and requesting that Sterling confirm its interest in Innotrac by submitting an interim non-binding proposal for the acquisition of the outstanding stock of Innotrac no later than October 15, 2013. The Special Committee requested that, in its interim proposal, Sterling specifically address, among other things, its valuation of Innotrac, contemplated sources of financing for a potential transaction and any outstanding due diligence to be performed. Harris Williams also requested that Sterling provide a markup of the draft Merger Agreement prepared by Kilpatrick Townsend & Stockton LLP, legal counsel to the Special Committee (“Kilpatrick”), along with its interim proposal.
During the course of the next several weeks, Sterling and its representatives continued their financial, accounting and business due diligence.
On September 26, 2013, Messrs. Elfman and Miller and other representatives of Sterling had dinner with Messrs. Dorfman, Toner and Keaveney in Atlanta, Georgia and discussed Innotrac’s material customer relationships.
On September 27, 2013, representatives of Sterling and Riveron Consulting, Sterling’s accounting advisor, met with Mr. Keaveney at Innotrac’s office in Atlanta, Georgia to discuss accounting due diligence matters.
On October 1, 2013, Messrs. Dorfman and Keaveney traveled to Chicago, Illinois to attend a conference sponsored by Shop.org, a digital commerce organization, at which they met with Mr. Miller and other representatives of Sterling. Following the conference, Messrs. Dorfman and Keaveney attended a previously scheduled meeting with Messrs. Elfman and Miller and Eric Becker, a member of Sterling’s investment committee, and other representatives of Sterling to discuss a potential transaction and Sterling’s investment and transaction experience. Following the meeting, Messrs. Dorfman, Keaveney, Becker, Elfman and Miller and other representatives of Sterling met for dinner in Chicago. No specific proposals or terms regarding a transaction were discussed at the conference, meeting or dinner.

On October 2, 2013, Messrs. Elfman and Miller and other representatives of Sterling visited Innotrac’s facility in Bolingbrook, Illinois with Messrs. Dorfman and Keaveney and representatives of Harris Williams.
On October 8, 2013, representatives of Harris Williams delivered to Sterling a revised financial forecast for Innotrac prepared by Innotrac’s management team in consultation with Harris Williams in response to Innotrac’s financial performance through September 30, 2013, which was tracking ahead of management’s previous expectations.
On October 9, 2013, Mr. Miller and other representatives of Sterling traveled to Atlanta, Georgia where they met with Messrs. Dorfman and Keaveney to discuss Innotrac’s sales and marketing strategy.
On October 15, 2013, Sterling provided a letter to Harris Williams setting forth Sterling’s interim non-binding indication of interest in acquiring all of the issued and outstanding Shares at $8.05 per Share in cash. The letter detailed certain additional terms of Sterling’s proposal, including that Sterling’s offer would not be subject to a financing condition. In addition, Sterling requested that Innotrac grant exclusivity to Sterling for what the letter described as “a reasonable period of time.” Katten Muchin Rosenman LLP, legal counsel to Sterling (“Katten”), also provided a mark-up of the draft Merger Agreement. Sterling’s proposal required that Mr. Dorfman vote in favor of the transaction proposed by Sterling and contemplated that Mr. Dorfman would roll over an unspecified amount of his equity in Innotrac in order to provide an additional incentive for Mr. Dorfman to continue to build upon Innotrac’s success.
On October 18, 2013, in response to Sterling’s interim non-binding indication of interest, Mr. Bass, on behalf of the Special Committee, contacted Mr. Miller and requested that Sterling (i) provide drafts of exclusivity agreement, an equity commitment letter and a voting agreement that Sterling proposed for Mr. Dorfman to sign, (ii) consider the economic terms and valuation of Innotrac and (iii) respond to a list of material legal issues identified by the Special Committee in reviewing Katten’s mark-up of the draft Merger Agreement. In particular, the Special Committee requested that Sterling respond to issues relating to the circumstances under which Innotrac would be required to pay a break-up fee to Sterling and reimburse Sterling for its expenses, the magnitude of any break-up fee and expense reimbursement requirements and the circumstances in which Mr. Dorfman’s obligation to support a transaction with Sterling would terminate.
On October 21, 2013, Sterling delivered to Harris Williams drafts of an exclusivity agreement, the Equity Commitment Letter and a voting agreement along with a written response to the material legal issues identified by the Special Committee. In addition, Sterling communicated to representatives of Harris Williams that it would increase its offer from $8.05 per Share to $8.20 per Share if the Special Committee would proceed to negotiate a transaction with, among other things, a break-up fee equal to 4% of the total equity value of the proposed transaction, and agree to a 30-day exclusivity period to negotiate the proposed transaction. Sterling indicated that it would be willing to discuss the circumstances in which Mr. Dorfman’s obligation to support a transaction with Sterling would terminate, but that it preferred that Mr. Dorfman support a transaction with Sterling, including if Innotrac’s board of directors changed its recommendation of a transaction with Sterling or recommended against a transaction with Sterling.
On October 22, 2013, Sterling Fund Management, LLC and Innotrac, with the approval of the Special Committee, entered into an exclusivity agreement pursuant to which Innotrac agreed to exclusively negotiate and discuss an acquisition of Innotrac by Sterling for $8.20 per Share until November 21, 2013. The exclusivity period would automatically extend for one additional 15-day period unless, on or prior to November 18, 2013, either party notified the other in writing that it did not desire to extend the exclusivity period.
On October 23, 2013, Messrs. Elfman and Miller and other representatives of Sterling and Messrs. Dorfman and Keaveney participated in a conference call regarding the process for completing due diligence.
On October 29, 2013, Kilpatrick sent Katten revised drafts of the Merger Agreement and the Equity Commitment Letter. Also, on October 29, 2013, Mr. Miller, other representatives of Sterling and Mr. Toner visited Innotrac’s facility in Reno, Nevada.

On November 3, 2013, Katten sent Kilpatrick a revised draft of the Merger Agreement contemplating the Offer and other terms and eliminating the need for a voting agreement from Mr. Dorfman, but requiring that Mr. Dorfman execute the Contribution and Support Agreement. The draft Contribution and Support Agreement provided by Katten required Mr. Dorfman to support the Offer if Innotrac’s board of directors changed its recommendation of the proposed transaction or recommended against the proposed transaction.
From November 3, 2013 through November 14, 2013, representatives of Katten and Kilpatrick continued to negotiate and exchange drafts of the Merger Agreement, the Equity Commitment Letter, the Contribution and Support Agreement and the other transaction documents.
During the same time period, with the consent of the Special Committee, and after receiving authorization from representatives of Kilpatrick, representatives of Sterling and Katten initiated discussions with Messrs. Dorfman, Toner, Hanger, Keaveney and Ringer and their legal counsel, Ledbetter Wanamaker Glass LLP (“Ledbetter”), regarding indicative terms proposed by Sterling with respect to post-closing employment, equity incentive compensation and, with respect to Messrs. Dorfman, Toner and Hanger, the terms of rollover or reinvestment in Parent. Following the delivery of a term sheet regarding such matters, Katten and Ledbetter negotiated and exchanged drafts of the Employment Agreements, the Contribution and Support Agreement, the Subscription Agreements, the Aircraft Lease and the Parent Partnership Agreement. During this time, Katten, Kilpatrick and Ledbetter negotiated, among other things, the circumstances under which Mr. Dorfman would be obligated to support the Offer. Sterling, the Special Committee and Mr. Dorfman eventually agreed that Mr. Dorfman would be permitted to terminate his obligation to support the Offer if Innotrac’s board of directors changed its recommendation of the Offer or recommended against the Offer except in the case of such a change resulting from an intervening event.
During that period, representatives of Katten and the legal counsel for the special receiver for IPOF Fund, L.P. negotiated and exchanged drafts of the IPOF Fund Support Agreement.
On November 4-5, 2013, Mr. Miller and other representatives of Sterling met with Messrs. Dorfman, Keaveney and Toner at Innotrac’s facilities in Hebron, Kentucky and Columbus, Ohio. During the meeting in Columbus, Mr. Miller discussed generally Sterling’s proposal regarding employment and compensation for Innotrac’s management team. On November 4, 2013, the same representatives of Sterling and Messrs. Dorfman, Keaveney and Toner met for dinner in Columbus, Ohio.
On November 5, 2013, Mr. Miller, other representatives of Sterling, representatives of Harris Williams and representatives of prospective debt financing sources for the Offer, including Regions Bank and Fifth Third Bank, attended a presentation by Messrs. Dorfman, Keaveney and Toner at Innotrac’s facility in Columbus, Ohio.
On November 6, 2013, Messrs. Dorman and Keaveney traveled to Chicago, Illinois, where they made a presentation regarding Innotrac and its business and the possible transaction to representatives of Sterling’s investment committee.
On November 8, 2013, Mr. Dorfman and Mr. Elfman and other representatives of Sterling held an in-person meeting with one of Innotrac’s largest customers to discuss customer due diligence matters and the potential transaction between Innotrac and Sterling.
From November 11-13, 2013, Mr. Dorfman and Mr. Miller and other representatives of Sterling held conference calls with certain other material customers of Innotrac regarding customer due diligence matters and the potential transaction between Innotrac and Sterling.
On November 13, 2013, Sterling’s investment committee gave its final approval of the Offer and the related transactions.
On November 14, 2013, following the closing of trading on NASDAQ, the Merger Agreement, the Equity Commitment Letter, the Debt Commitment Letter, the Employment Agreements, the Contribution and Support Agreement, the Subscription Agreements, the Aircraft Lease and the IPOF Fund Support Agreement were each executed and delivered and Innotrac issued a press release announcing the transaction.

2.
  Purpose of and Reasons for the Offer; Plans for Innotrac after the Offer and the Merger
Purpose of the Offer.   The purpose of the Offer is to enable Purchaser to acquire control of, and the entire equity interest in, Innotrac. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected and reduce the time required for shareholders to receive the transaction consideration and for Purchaser to complete the acquisition of Innotrac. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition of all issued and outstanding Shares.
If the Offer is completed, in accordance with the terms of the Merger Agreement, Parent will, as promptly as practicable, upon completion of the Offer and the Contribution, cause the Merger to be effected, pursuant to which, at the effective time of the Merger, each issued and outstanding Share (other than Shares held in the treasury of Innotrac or owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC) that was not tendered in the Offer will convert into the right to receive from Purchaser the Offer Price per share in cash, without interest and less any applicable withholding tax. The cash consideration to be paid in the Merger would be the same as paid in the Offer. Upon completion of the Merger, Parent would own 100% of the Shares and will be entitled to all of the benefits resulting from ownership of those Shares.
The Purchaser Group, comprised of Purchaser, Parent and certain investment vehicles affiliated with Parent (as described in more detail in “The Offer — Section 9. Certain Information Concerning Parent and Purchaser” and which we refer to as the “Purchaser Group”), believes that Innotrac will benefit from operating as a privately held entity. As a privately held entity, Innotrac will have the flexibility to focus on continuing improvements to its business, including pursuing strategic transactions and acquisitions, without the constraints and distractions caused by the public equity market’s valuation of Innotrac and the focus on the quarter-to-quarter performance often emphasized by the public markets. Management will benefit from eliminating certain duties required in managing a publicly traded company (and the related expenses), such as the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources and complying with the Sarbanes-Oxley Act of 2002, enabling them to devote more of their time and energy to core business operations. As a private company, Innotrac will also have the ability to build capital, organically grow and make acquisitions and strategic investments through access to the private financial markets. Moreover, the Purchaser Group believes that Innotrac’s future business prospects can be improved through the Purchaser Group’s active participation in the strategic direction and operations of Innotrac. Although the Purchaser Group believes that there will be significant opportunities associated with its investment in Innotrac, they realize that there are also substantial risks (including the risks and uncertainties relating to Innotrac’s prospects).
Having come to a determination to pursue the acquisition of all outstanding Shares, the Purchaser Group considered transaction structure alternatives and determined to propose to the Special Committee using a cash tender offer followed by a second-step merger. The Purchaser Group considered that a tender offer followed by a second-step merger is a common means of effecting a going-private transaction. The Purchaser Group believes that the tender offer and second step merger structure (1) is preferable to a one-step merger because it believes that the structure provides a faster and more efficient process for completing the transaction than a structure that requires calling a special meeting of Innotrac’s shareholders, (2) may result in a higher response rate from Innotrac’s shareholders, and (3) will facilitate direct involvement in the process by the Purchaser Group. In addition, the Purchaser Group believes that a direct offer to shareholders allows the decision regarding the proposed transaction to be made by the shareholders who actually own the Shares at the time of tendering, and, accordingly, have a true economic interest in the decision. In a one-step merger, a vote of shareholders is required and voting rights are limited to those who held Shares on a record date typically several weeks prior to the date of the vote and who therefore may or may not be shareholders as of the date of the vote. Moreover, the shareholders of Innotrac would likely receive the Offer Price in payment for their Shares sooner in a tender offer than if the Purchaser Group pursued a one-step merger transaction.
Plans for Innotrac.   After Purchaser accepts Shares for payment in the Offer, we will be entitled to appoint our representatives to the board of directors of Innotrac in proportion to our ownership of the outstanding Shares, as described below under the caption “Innotrac’s Board of Directors” in “Special

Factors — Section 6. Summary of the Merger Agreement and Other Agreements.” Furthermore, without impacting the Guarantor’s funding commitment under the Equity Commitment Letter described in “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — Commitments,” Purchaser intends to obtain debt financing totaling approximately $60 million pursuant to a senior secured credit facility in connection with the Offer and the Merger, and has entered into a letter agreement with Regions Bank, Regions Capital Markets, a division of Regions Bank, and Fifth Third Bank with respect to such debt financing.
After completion of the Offer and the Merger, Innotrac will be a wholly-owned subsidiary of Parent. After completion of the Offer and the Merger, Parent expects to work with Innotrac’s management to evaluate and review Innotrac and its business, assets, corporate structure, operations, properties and strategic alternatives. As a result of this review, it is possible that we could develop and implement changes to Innotrac’s business or capitalization that we consider appropriate to maximize the value of Innotrac, which could involve consolidating and streamlining certain operations and reorganizing other operations. Such changes could include, among other things, changes in Innotrac’s business, corporate structure, articles of incorporation, bylaws, capitalization (including refinancings), management or dividend policy. We may undertake any such actions if they are deemed desirable at any time following the closing of the Merger. Parent and Purchaser have not definitively decided whether they will cause Innotrac to pursue any such transactions, or which transactions, if any, they would cause Innotrac to pursue. Any such transaction or transactions would be subject to significant risk and uncertainty, but if pursued and successfully executed, could substantially increase the value of Innotrac, which increased value would be realized entirely by the Purchaser Group and the other investors in Parent, including Messrs. Dorfman, Toner and Hanger and SCP IV Parallel, L.P. Purchaser and Parent intend to retain the Shares acquired pursuant to the Offer and the Merger. Parent and Purchaser reserve the right to change their plans and intentions at any time, as they deem appropriate.
3.
  Recommendation by Innotrac’s Board of Directors and the Special Committee
Innotrac’s board of directors established the Special Committee, a special committee comprised solely of independent directors, and empowered the Special Committee with authority to evaluate a broad range of potential strategic alternatives, which could include a merger or a combination of Innotrac with another company, the sale of all or part of Innotrac and/or a refinancing or recapitalization of Innotrac, or any other strategic transaction, that the Special Committee concluded was advisable. The Special Committee was also expressly authorized by Innotrac’s board of directors to recommend that no transaction be pursued. The Special Committee was also empowered to engage its own financial, legal and other advisors in its sole discretion and at the expense of Innotrac.
At a meeting held on November 14, 2013, the Special Committee unanimously recommended that Innotrac’s board of directors (1) determine that it is in the best interests of Innotrac and its shareholders, and declare it advisable, to enter into the Merger Agreement, (2) approve the execution, delivery and performance by Innotrac of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (3) recommend that the shareholders tender their Shares in the Offer, and (4) recommend, in the event the Offer is terminated or Purchaser does not acquire at least 90% of the outstanding Shares through the Offer (including through the Contribution and any exercise of the Top-Up Option), that shareholders adopt the Merger Agreement and approve the Merger.
Based on the recommendation of the Special Committee, on November 14, 2013, the board of directors of Innotrac, by a unanimous vote (other than Mr. Dorfman, who abstained): (a) determined that it is in the best interests of Innotrac and its shareholders, and declared it advisable, to enter into the Merger Agreement, (b) approved the execution, delivery and performance by Innotrac of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (c) recommended that the shareholders tender their Shares in the Offer, and (d) recommended, in the event the Offer is terminated or Purchaser does not acquire at least 90% of the outstanding Shares through the Offer (including through the Contribution and any exercise of the Top-Up Option), that shareholders adopt the Merger Agreement and approve the Merger.
The full text of the recommendations, and reasons supporting them, of the Innotrac board of directors is included in Innotrac’s Schedule 14D-9 which is being mailed to Innotrac shareholders together with this Offer to Purchase. Holders of Shares are urged to read the Schedule 14D-9 carefully and in its entirety.

4.
  Position of Scott D. Dorfman and the Purchaser Group Regarding Fairness of the Offer and the Merger
Position of Scott D. Dorfman.   Under the SEC rules governing “going private” transactions, Scott D. Dorfman is an affiliate of Innotrac and, therefore, is required to express his beliefs as to fairness of the Offer and the Merger to the unaffiliated shareholders of Innotrac. Mr. Dorfman is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Mr. Dorfman should not be construed as a recommendation to any Innotrac shareholder regarding whether to tender Shares into the Offer or as to how that shareholder should vote on the approval of the Merger and the Merger Agreement if a vote of Innotrac’s shareholders is held.
Mr. Dorfman, in his capacity as an affiliate of the Purchaser Group, did not undertake a formal evaluation of the Offer and the Merger, and he did not engage a financial advisor for such purposes. However, Mr. Dorfman believes that the Offer and the Merger are fair to Innotrac’s unaffiliated shareholders and agrees with the analyses and conclusions of the Special Committee based upon the reasonableness of those analyses and conclusions, which Mr. Dorfman adopts, and Mr. Dorfman’s knowledge of Innotrac, as well as the factors considered by, and the findings of, the Special Committee with respect to the fairness of the Offer and the Merger to such shareholders. The full text of the recommendations, and reasons supporting them, of the Special Committee are included in the Schedule 14D-9 filed by Innotrac which is being mailed to Innotrac shareholders together with this Offer to Purchase. Holders of Shares are urged to read the Schedule 14D-9 carefully and in its entirety. Mr. Dorfman also believes that it is significant that the parties reached an understanding related to the Offer Price and the other material terms of the Offer and the Merger prior to negotiations between Mr. Dorfman and Parent regarding Mr. Dorfman’s participation in the ownership of Parent or the terms of his continued employment. For this reason, Mr. Dorfman does not believe his interests in the Offer or the Merger, and his participation in the ownership of Parent following the Merger, influenced the decision of any other member of Innotrac’s board of directors with respect to the transactions contemplated by the Merger Agreement, including the Offer and the Merger.
In addition, Mr. Dorfman considered the fact that the Special Committee received an opinion from Harris Williams, dated November 14, 2013, to the effect that, as of such date and based upon and subject to the qualifications, limitations and assumptions set forth therein, as of November 14, 2013, the $8.20 per share Offer Price to be received by shareholders in the Offer and the Merger is fair, from a financial point of view, to the unaffiliated shareholders of Innotrac. The full text of the written opinion of Harris Williams, which describes the assumptions made and qualifications and limitations on the review undertaken, is included in the Schedule 14D-9 filed by Innotrac which is being mailed to Innotrac shareholders together with this Offer to Purchase. Holders of Shares are urged to read the full text of the written opinion of Harris Williams carefully and in its entirety.
The foregoing discussion of the information and factors considered and given weight by Mr. Dorfman in connection with the fairness of the Offer and the Merger is not intended to be exhaustive but is believed to include all material factors considered by Mr. Dorfman. Mr. Dorfman did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the Offer and the Merger. Mr. Dorfman believes that these factors provide a reasonable basis for his belief that the Offer and the Merger is fair to Innotrac’s unaffiliated shareholders.
Position of the Purchaser Group.   The rules of the SEC require the Purchaser Group to express their belief as to the fairness of the Offer and the Merger to the unaffiliated shareholders of Innotrac. The Purchaser Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Purchaser Group should not be construed as a recommendation to any Innotrac shareholder regarding whether to tender Shares into the Offer or as to how that shareholder should vote on the approval of the Merger and the Merger Agreement if a vote of Innotrac’s shareholders is held.
The Purchaser Group attempted to negotiate the terms of a transaction that would be most favorable to the Purchaser Group and, accordingly, did not negotiate the Merger Agreement with the goal of obtaining terms that were fair to the shareholders of Innotrac. Innotrac’s unaffiliated shareholders were, as described elsewhere in this Offer to Purchase and in Innotrac’s Schedule 14D-9, represented by a special committee of independent directors that negotiated with Parent and Purchaser on behalf of the unaffiliated shareholders, with the assistance of its own financial and legal advisors. No member of the Purchaser Group participated, and Mr. Dorfman did not participate, in the deliberation process of the special committee or the conclusions reached by the special committee, nor did any member of the Purchaser Group undertake any independent evaluation of the fairness of the Offer or the Merger or engage a financial advisor for these purposes. No member of the Purchaser Group received advice from the special committee or its legal or financial advisors as to the substantive or procedural fairness of the proposed Offer or the proposed Merger.
The Purchaser Group believes that the Offer Price to be received by Innotrac’s unaffiliated shareholders pursuant to the Offer and the Merger is fair to such shareholders. The Purchaser Group bases its belief on, among other things, the following material factors, each of which, in their judgment, supports their views:
•
  The Offer Price represents a premium over historical trading prices of Innotrac’s common stock. For instance, the Offer Price represents a premium of:
°
  19.7% over $6.85, the closing price per Share on November 14, 2013, the last closing price preceding the public announcement of the Merger;
°
  75.9% and 54.4% over the average price per Share over the 6-month and 3-month periods ended November 14, 2013, respectively;
°
  108.1% over $3.94, the closing price per Share when the sale process began on July 12, 2013; and
°
  106.6% over $3.97, the closing price per Share on May 3, 2013, the date of the first substantive face to face meeting between members of the Special Committee and Harris Williams.
•
  The Offer will provide holders with liquidity at a substantial premium, without the brokerage and other costs typically associated with market sales.
•
  The Offer Price to be paid in the Offer and the Merger will be paid in cash, which provides shareholders with certainty of value and immediate liquidity to Innotrac’s shareholders while avoiding long-term business risk.
•
  Parent’s and Purchaser’s obligation to consummate the Offer and the Merger is supported by an equity commitment from the Guarantor for 100% of the consideration payable to Innotrac’s shareholders and is not subject to any financing contingencies.
•
  The historically thin trading profile of Innotrac’s common stock, which has resulted in the public trading market not providing a meaningful source of liquidity for Innotrac’s shareholders. The Special Committee observed that a significant improvement in the liquidity of Innotrac’s common stock, in order to permit its shareholders to realize stable or predictable value for their Shares through the public trading market, was not likely for the foreseeable future in the absence of an extraordinary development.
•
  In the absence of a sale of Innotrac, there being no practical means of affording the IPOF Receiver an effective method of disposing of the Shares held by the IPOF Fund without adversely affecting the trading price of Innotrac’s common stock. The Special Committee determined that there was a risk that the sale of such Shares or the public perception that such sales could occur would, absent a sale of Innotrac, likely result in significant downward pressure on the trading price of Innotrac’s common stock.
•
  The other factors considered by, and the findings of, the Special Committee and Innotrac’s board of directors with respect to the substantive fairness of the Offer and the Merger to Innotrac’s unaffiliated shareholders, as described in the Schedule 14D-9 under the caption “Item 4. The Solicitation Or Recommendation — Reasons for the Recommendation of the Board and Special Committee,” which are expressly adopted by the Purchaser Group.

In addition, the Purchaser Group believes that the Offer is procedurally fair to Innotrac’s unaffiliated shareholders, based on the following factors:
•
  The Special Committee is comprised of three independent Innotrac directors. Other than the receipt of board and Special Committee fees and reimbursement of expenses, which are not contingent upon the consummation of the transactions contemplated by the Merger Agreement or the Special Committee’s recommendation of the Offer or the Merger, the conversion of their shares of restricted stock and stock options in the Merger and their indemnification and liability insurance rights under the Merger Agreement, none of the members of the Special Committee has an interest in the transaction different from that of Innotrac’s unaffiliated shareholders generally.
•
  The results of Innotrac’s sale process described in “Item 4 — Background of the Offer and the Merger” of Innotrac’s Schedule 14D-9, including contact with 108 potential bidders (including 78 potential financial bidders and 30 potential strategic bidders), extensive face to face meetings with and receipt of indications of interest from nine potential purchasers, and receipt of proposals from four such potential purchasers, with Purchaser’s bid of $8.20 being the highest bid, and with none of the other bidders being considered by the Special Committee to have submitted a proposal that would deliver the same value to Innotrac’s shareholders with comparable speed to, and likelihood of, closing as the proposal from Purchaser.
•
  The Special Committee received a fairness opinion of Harris Williams that, as of November 14, 2013, and subject to the factors, assumptions, qualifications and limitations set forth in its opinion, the $8.20 per Share in cash to be received by the holders of Shares in the Offer and the Merger was fair from a financial point of view to the unaffiliated shareholders of Innotrac. See the “Introduction” of this Offer to Purchase.
•
  The Merger Agreement permits Innotrac’s board of directors, if the board of directors determines in good faith, after consultation with its financial and legal advisors, that a competing proposal constitutes a superior proposal and if it determines in good faith that the failure to do so would be inconsistent with its fiduciary duties and after giving Parent and Purchaser a right to negotiate in response to a superior offer during a short time period, to terminate the Merger Agreement and enter into an agreement with respect to such superior proposal, in which case the obligations of Mr. Dorfman and the related shareholders to support the transaction under the Contribution and Support Agreement and the obligations of the IPOF Fund to support the transaction under the IPOF Fund Support Agreement will terminate, subject to Innotrac’s payment of a break-up fee pursuant to the Merger Agreement.
•
  The Merger Agreement permits the Special Committee to withdraw or modify, or publicly propose to withdraw or modify, its recommendation based on a material development or change in circumstances that was not known or reasonably foreseeable to Innotrac as of the date of the Merger Agreement if it determines in good faith, after consultation with its financial and legal advisors, that the failure to do so would be inconsistent with its fiduciary duties and after giving Parent and Purchaser a right to renegotiate the terms of the Merger Agreement, in which case Parent may terminate the Merger Agreement and Innotrac may be required to pay Parent a break-up fee.
•
  The Offer is conditioned upon there being validly tendered and not withdrawn a number of Shares (which necessarily will not include the Covered Shares, because Mr. Dorfman and related shareholders have agreed not to tender them) that represents at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer, excluding the Shares beneficially owned by Mr. Dorfman, which condition is not waivable.
•
  The tender offer structure allows each of Innotrac’s shareholders to decide voluntarily whether to tender Shares in the Offer, and unaffiliated shareholders will have sufficient time to make a decision whether to tender in the Offer.
•
  If the Offer is completed, the Merger will be consummated in which all remaining public shareholders will receive the same price per Share as was paid in the Offer, without interest and less any applicable withholding tax.

•
  The other factors considered by, and the findings of, the Special Committee and board of directors of Innotrac with respect to the procedural fairness of the Offer and the Merger to Innotrac’s unaffiliated shareholders, as described in Innotrac’s Schedule 14D-9 under the caption “Item 4. The Solicitation Or Recommendation — Reasons for the Recommendation of the Board and Special Committee,” which are expressly adopted by the Purchaser Group.
The Purchaser Group also considered the following factors, each of which it considered negative in their considerations concerning the fairness of the terms of the Transactions:
•
  Tendering of Shares in the Offer and the consummation of the Offer would eliminate the opportunity for shareholders (other than Mr. Dorfman and the related shareholders, as well as Robert Toner and Larry Hanger) to participate in any possible future growth and profits of Innotrac.
•
  As to the Offer Price, the financial interests of the Purchaser Group are different than the financial interests of Innotrac’s unaffiliated shareholders.
•
  The interests of Innotrac’s officers and directors in the Merger, including the employment, airplane lease, equity rollover and other post-closing agreements of Mr. Dorfman and the employment and post-closing equity participation of other executives, as described under Item 3 of Innotrac’s Schedule 14D-9.
•
  The all-cash consideration to be received by Innotrac’s shareholders that are U.S. persons in the Offer and the Merger would be taxable to such shareholders that have a gain for U.S. federal income tax purposes.
•
  The other potentially negative factors considered by the Special Committee and Innotrac’s board of directors, and findings of the Special Committee and Innotrac’s board of directors with respect to potentially negative factors, as described in the Schedule 14D-9 under the caption “Item 4. The Solicitation Or Recommendation — Reasons for the Recommendation of the Board and Special Committee.”
The Purchaser Group did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness.
The Purchaser Group’s consideration of the factors described above reflects their assessment of the fairness of the Offer Price to Innotrac’s unaffiliated shareholders in relation to the going-concern value of Innotrac on a stand-alone basis. In reaching the conclusion as to fairness, the Purchaser Group did not consider the liquidation value or net book value of Innotrac. The liquidation value was not considered because Innotrac is a viable going concern and the Purchaser Group has no plans to liquidate Innotrac. Therefore, the Purchaser Group believes that the liquidation value of Innotrac is irrelevant to a determination as to whether the Offer or the Merger is fair to unaffiliated shareholders. The Purchaser Group did not consider net book value, which is an accounting concept, as a factor because Innotrac’s business is not of a nature whose value is traditionally measured as a multiple of book value, as Innotrac’s value is derived from cash flows generated by continuing operations, and the Purchaser Group believes that net book value is not a material indicator of the value of Innotrac as a going concern but rather is indicative of historical costs.
The foregoing discussion of the information and factors considered and given weight by the Purchaser Group is not intended to be exhaustive, but is believed to include the material factors considered by the Purchaser Group. The Purchaser Group’s views as to the fairness of the Offer and the Merger to shareholders of Innotrac should not be construed as a recommendation to any shareholder regarding whether to tender Shares into the Offer or as to how that shareholder should vote on the approval of the Merger and the Merger Agreement if a vote of Innotrac’s shareholders is held.
5.
  Effects of the Offer
If the Offer is completed, in accordance with the terms of the Merger Agreement, Purchaser and Innotrac have agreed, subject to the satisfaction of certain conditions, to cause the Merger to occur promptly thereafter. Completion of the Merger is subject to certain conditions, including the approval of the Merger Agreement (if required by applicable law) by (1) at least a majority of the outstanding Shares and (2) at least a majority of the outstanding Shares, excluding all Shares beneficially owned by Mr. Dorfman. If, however, Purchaser holds at least 90% of the outstanding Shares after completion of the Offer and the Contribution, including Shares acquired upon exercise of the Top-Up Option, Purchaser will merge with and into Innotrac under the “short-form” merger provisions of Section 14-2-1104(a) of the GBCC without prior notice to, or any action by, any other shareholder of Innotrac. At the effective time of the Merger, each issued and outstanding Share (other than Shares held in the treasury of Innotrac or owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC) that was not tendered in the Offer will convert into the right to receive from Purchaser the Offer Price per share in cash, without interest and less any applicable withholding tax.
The Purchaser Group does not currently own any interest in Innotrac; however, following the consummation of the Offer, Parent and Purchaser will have the direct and indirect interest in Innotrac’s net book value and net earnings to the extent of the number of Shares acquired in the Offer. If the Offer and the Contribution are completed, and the Merger is consummated, Parent will own 100% of the Shares and will have a corresponding interest in Innotrac’s net book value and net earnings. As a result, Parent will be entitled to all benefits resulting from that interest, including all income generated by Innotrac’s operations and any future increase in Innotrac’s value. Further, former shareholders of Innotrac, other than Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement and Messrs. Toner and Hanger, as well as Messrs. Keaveney and Ringer, who are expected to receive options to purchase Common Units (as defined in “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements”), will not have the opportunity to participate in the earnings and growth of Innotrac after the Merger and will not have any right to vote on corporate matters. Similarly, former shareholders of Innotrac, other than Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement and Messrs. Toner and Hanger, as well as Messrs. Keaveney and Ringer, who are expected to receive options to purchase Common Units, will not face the risk of losses generated by Innotrac’s operations or decline in the value of Innotrac after the Merger. Innotrac’s net income for the fiscal year ended December 31, 2012 was approximately $3.48 million and Innotrac’s net book value as of December 31, 2012 was approximately $23.5 million.
We refer to (1) the Sterling Purchasers (as defined below in “The Offer — Section 9. Certain Information Concerning Parent and Purchaser”), together with SCP IV Parallel, L.P., as “Sterling,” and (2) Messrs. Toner, Hanger, Keaveney and Ringer as “Other Participating Management.” The table below sets forth the interests in Innotrac’s outstanding common stock and the interest in Innotrac’s net book value and net earnings for Sterling, Mr. Dorfman (together with the related shareholders party to the Contribution and Support Agreement) and the Other Participating Management before and (indirectly) after the Merger, based upon Innotrac’s historical net book value as of December 31, 2012 and Innotrac’s historical net earnings for the year ended December 31, 2012. The interests set forth in the table below do not give effect to the outstanding options of Innotrac prior to the Merger or to options to be issued by Parent following the Merger.

	Ownership Prior to the Merger			Ownership After the Merger
	% Ownership	Net earnings for the year ended December 31, 2012	Net book value as of December 31, 2012	% Ownership(1)		Net earnings for the year ended December 31, 2012	Net book value as of December 31, 2012
	($ in thousands)
Sterling	0	$0	$0	77.7%		$2,704	$18,260
Scott D. Dorfman(2)	44.1%	$1,535	$10,364	21.6%		$752	$5,076
Other Participating Management	3.07%	$107	$721	0.7	%(3)	$24	$164
Total	47.17%	$1,642	$11,085	100%		$3,480	$23,500

(1)
  On a fully-diluted basis (assuming the issuance of all Common Units issuable upon exercise of options to be issued by Parent immediately following the consummation of the Merger and that may be issued thereafter), the percentage ownership interests (indirect) in Innotrac’s common stock after the Merger will be as follows: Sterling: 69.9%; Mr. Dorfman (together with the related shareholders party to the Contribution and Support Agreement): 19.5%; and Other Participating Management: 5.6%.
(2)
  Includes interests of Mr. Dorfman, together with the interests of the related shareholders party to the Contribution and Support Agreement.
(3)
  Immediately following the Merger, Messrs. Toner, Hanger, Keaveney and Ringer will be granted options to acquire Common Units representing 5% in the aggregate of the fully-diluted equity of Parent.
Under the Merger Agreement, Innotrac has agreed to take commercially reasonable efforts to provide that each option to acquire Shares that is outstanding immediately prior to the effective time of the Merger, whether or not then exercisable or vested, will, immediately following the closing of the Offer (or in the event shareholder approval is required, as of the effective time of the Merger), (1) become fully vested and exercisable and (2) be converted into the right to receive a payment in cash, if any, equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share subject to such option, multiplied by (b) the number of Shares subject to the applicable option (provided that the option consideration will be paid net of any applicable tax withholdings).
Innotrac has also agreed, under the Merger Agreement, to provide that each Share that is outstanding immediately prior to the consummation of the Offer (or if shareholder approval is required, immediately prior to the effective time of the Merger) and is subject to vesting or other lapse restrictions pursuant to Innotrac’s equity incentive plans or any applicable restricted stock award agreement will (1) vest and become free of such restrictions immediately following the closing of the Offer (or in the event shareholder approval is required, immediately prior to the effective time of the Merger), and (2) other than Shares owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC, convert into the right to receive the Offer Price pursuant to, and in accordance with the terms of, the Merger (provided that such consideration shall be paid net of any applicable tax withholdings).
The Shares are currently registered under the Exchange Act and listed on the NASDAQ Capital Market (“NASDAQ”) under the symbol “INOC.” Parent and Purchaser do not intend to delist the Shares from NASDAQ or to terminate the registration of the Shares under the Exchange Act prior to the completion of the Merger. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the published guidelines for continued listing on NASDAQ, and NASDAQ may delist Innotrac’s common stock. If this occurs, the market for the Shares would likely be adversely affected. If NASDAQ delists Innotrac’s common stock, it is possible that the Shares would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.
The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Innotrac to its shareholders and would make certain provisions of the Exchange Act no longer applicable to Innotrac, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements pursuant to Section 14(a) or 14(c) in connection with shareholders’ meetings and the related requirement to furnish an annual report to shareholders. Furthermore, the ability of “affiliates” of Innotrac and persons holding “restricted securities” of Innotrac to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Innotrac will apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Merger as the requirements for such termination are met.

The listing of the Shares on NASDAQ will be terminated upon the completion of the Merger.
Following the acceptance of Shares for payment in the Offer, Innotrac has agreed to appoint our designees as directors. The number of directors that we have the right to appoint is proportionate to the percentage of the outstanding Shares owned by Parent and its wholly-owned subsidiaries, including Shares acquired in the Offer, the Contribution and the Top-Up Option. Until the completion of the Merger, Innotrac’s board of directors will include at least three directors who are currently directors of Innotrac and who are “independent directors” within the meaning of the NASDAQ Marketplace Rules and at least one member of whom is an “audit committee financial expert” within the meaning of the Rule 407(d)(5) of Regulation S-K under the Exchange Act.
The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”
For additional information regarding the effects of the Offer on the Shares, please see “The Offer — Section 7. Effect of the Offer on the Market for the Shares; NASDAQ Capital Market Listing; Exchange Act Registration; Margin Regulations.”
6.
  Summary of the Merger Agreement and Other Agreements
Merger Agreement
The following summary of certain provisions of the Merger Agreement is qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as an exhibit to the Schedule TO filed with the SEC in connection with the Offer. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in “The Offer — Section 8. Certain Information Concerning Innotrac.” Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.
The Offer.   The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable following the receipt of information required to be furnished by Innotrac to complete the Schedule TO and this Offer to Purchase, and that, subject to the satisfaction of the Minimum Condition, and the other conditions that are described in “The Offer — Section 11. Conditions of the Offer,” Purchaser will accept for payment and pay for all Shares validly tendered and not properly withdrawn in the Offer promptly after Purchaser is legally permitted to do so.
Without Innotrac’s prior written approval (which approval requires action of Innotrac’s board of directors upon the recommendation of the Special Committee), Purchaser is not permitted to (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) amend or modify the Minimum Condition (which condition is not waivable), (4) add to or amend, modify or supplement any conditions or requirements to the Offer described in “The Offer — Section 11. Conditions of the Offer” in any manner adverse to any holder of Shares, (5) except as otherwise permitted by the Merger Agreement, terminate, extend or otherwise modify the expiration date of the Offer, (6) change the form of consideration payable in the Offer or (7) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to any holder of Shares.
Unless extended in accordance with the Merger Agreement, the Offer will expire at 6:00 p.m., New York City time, on the date that is 20 business days following the commencement of the Offer.
The Merger Agreement provides that the Purchaser will extend the Offer:
•
  for one or more periods of up to five business days (or longer if the parties agree) each, if, at any scheduled expiration of the Offer, any condition to the Offer is not satisfied or (other than the Minimum Condition or any of the other Non-Waivable Conditions (as defined in “The Offer — Section 11. Conditions of the Offer”), which may not be waived) waived; and
•
  for the minimum period required by any rule, regulation, interpretation or position of the SEC (or its staff) applicable to the Offer.
If at any scheduled expiration of the Offer, the Minimum Condition has not been satisfied, but each other condition to the Offer has been satisfied or (other than the Non-Waivable Conditions) waived, then, pursuant to the Merger Agreement, Purchaser may, and if requested by Innotrac Purchaser will, extend the Offer by increments of five business days; provided that Purchaser may not extend the Offer by more than 30 business days (unless required by the SEC or applicable law) without the consent of Innotrac. Purchaser is not required to extend the Offer beyond May 14, 2014.
The Purchaser has agreed that it will not terminate the Offer prior to any scheduled expiration date without the written consent of Innotrac except if the Merger Agreement is terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then Purchaser is required to terminate the Offer and the Depositary will return all Shares tendered in the Offer.
Top-Up Option.   Pursuant to the Merger Agreement, Innotrac irrevocably granted to Purchaser a non-transferrable, non-assignable Top-Up Option to purchase, at a price per share equal to the Offer Price, additional Shares equal to the lowest number of Shares that, when added to the number of Shares owned of record by Purchaser at the time of such exercise, constitutes one share more than 90% of the Shares then outstanding (after giving effect to the issuance of Shares pursuant to the Top-Up Option). The Top-Up Option may not be exercised by Purchaser unless, following the exercise of the Top-Up Option, the Shares issued pursuant to the Top-Up Option, when added to the number of Shares owned by the Purchaser at the time of exercise, will constitute at least 90% of the Shares then outstanding (after giving effect to the issuance of Shares pursuant to the Top-Up Option). Purchaser will pay the exercise price for the Top-Up Option by delivering an amount in cash equal to not less than the aggregate par value of the Shares issued in the Top-Up Option, and the balance of the aggregate price for the Top-Up Option will be paid by delivery to Innotrac of a promissory note, bearing simple interest at a rate of 5% per annum. The promissory note will mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. The Top-Up Option is not exercisable for a number of Shares in excess of Innotrac’s then total authorized and unissued Shares.
Innotrac’s Board of Directors.   Under the Merger Agreement, subject to applicable law, after the Purchaser accepts for payment Shares validly tendered in the Offer, Purchaser is entitled to elect or designate a number of directors, rounded up to the next whole number, to the board of directors of Innotrac that is equal to the total number of directors on Innotrac’s board of directors multiplied by the percentage that the Shares beneficially owned by Parent and Purchaser bears to the total number of Shares then outstanding.
At Purchaser’s request, Innotrac will take such actions reasonably necessary to enable Purchaser’s designees to be elected or appointed to Innotrac’s board of directors, including filling vacancies or newly created directorships on Innotrac’s board of directors, increasing the size of Innotrac’s board of directors and/or amending Innotrac’s bylaws, if necessary, to increase the size of the board of directors, and Innotrac agreed to cause Purchaser’s designees to be so elected or appointed. After Purchaser accepts for payment Shares validly tendered in the Offer, Innotrac has also agreed, at Purchaser’s request, to cause Purchaser’s designees to serve on and constitute the same percentage of (i) each committee of Innotrac’s board of directors and (ii) each board of directors (or similar body) of Innotrac’s subsidiaries and each committee thereof, as on Innotrac’s board of directors, to the extent permitted by applicable law and the listing requirements of NASDAQ.
After Purchaser’s designees are elected to, and constitute a majority of, Innotrac’s board of directors, but prior to the effective time of the Merger, Innotrac’s board of directors will include three directors who are currently members of Innotrac’s board of directors to remain as directors. We refer to these remaining directors as the “Continuing Directors.” The Merger Agreement provides that:
•
  each Continuing Director will be an “independent director” as defined by NASDAQ Rule 4200(a)(15) and eligible to serve on each of the audit committee and the compensation committee of Innotrac’s board of directors under the Exchange Act and NASDAQ rules; and

•
  at least one Continuing Director will be an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act and the instructions thereto.
If any Continuing Director is unable to serve due to death, disability or resignation, Innotrac will take all action reasonably necessary so that the remaining Continuing Director or Continuing Directors are entitled to elect or designate another person or persons that satisfy the foregoing independence requirements to fill the vacancy or vacancies, each of whom will be deemed to be a “Continuing Director.” After Purchaser’s designees are elected to, and constitute a majority of, Innotrac’s board of directors, but prior to the effective time of the Merger, the approval of a majority of the Continuing Directors (in addition to the approval rights of the Innotrac’s board of directors or its shareholders as may be required) is required for Innotrac to:
•
  amend or terminate the Merger Agreement;
•
  exercise or waive any of Innotrac’s rights, benefits or remedies under the Merger Agreement;
•
  amend the governing documents of Innotrac or any of its subsidiaries; or
•
  take any other action under or in connection with the Merger Agreement.
The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the GBCC, at the effective time of the Merger:
•
  Purchaser will be merged with and into Innotrac and the separate corporate existence of the Purchaser will cease;
•
  Innotrac will continue as the surviving corporation of the Merger (which we refer to as the “surviving corporation”) and a wholly-owned subsidiary of Parent; and
•
  all property, rights, privileges, immunities, powers, franchises, licenses and authority of Innotrac and Purchaser will vest in the surviving corporation and all of their debts, liabilities, obligations, restrictions and duties will become the debts, liabilities, obligations, restrictions and duties of the surviving corporation.
At the effective time of the Merger, the articles of incorporation and bylaws of the surviving corporation will be identical to the articles of incorporation and bylaws, respectively, of Purchaser, as in effect immediately prior to the effective time of the Merger, except that the name of Purchaser will be changed to “Innotrac Corporation”.
Conversion of Capital Stock.   At the effective time of the Merger, by virtue of the Merger:
•
  each Share held by Innotrac as treasury stock or that is owned by Parent or Purchaser immediately prior to the effective time of the Merger (including as a result of the Contribution or the exercise of the Top-Up Option) will be automatically cancelled and retired and no consideration will be delivered in respect of such Shares;
•
  each Share owned by any direct or indirect wholly-owned subsidiary of Innotrac will be automatically cancelled and retired and no consideration will be delivered in respect of such Shares;
•
  each share of Purchaser’s common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one fully paid and nonassessable share of common stock of the surviving corporation; and
•
  each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares to be cancelled in accordance with the first and second bullet point above) will be converted into the right to receive the Offer Price per Share in cash, without interest and less any applicable withholding tax.

After the effective time of the Merger, the Shares will no longer be outstanding and will cease to exist, and each holder of a certificate representing Shares will cease to have any rights with respect thereto, except the right to receive the Offer Price in cash, without interest, upon the surrender of such certificate. At or prior to the effective time of the Merger, the Purchaser will deposit, or cause to be deposited, with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.
Treatment of Options.   Under the Merger Agreement, Innotrac has agreed to take commercially reasonable efforts to provide that each option to acquire Shares that is outstanding immediately prior to the effective time of the Merger, whether or not then exercisable or vested, will, immediately following the closing of the Offer (or in the event shareholder approval is required, as of the effective time of the Merger), (1) become fully vested and exercisable and (2) be converted into the right to receive a payment in cash, if any, equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share subject to such option, multiplied by (b) the number of Shares subject to the applicable option (provided that the option consideration will be paid net of any applicable tax withholdings).
Treatment of Restricted Stock.   Innotrac has agreed, under the Merger Agreement, to provide that each Share that is outstanding immediately prior to the consummation of the Offer (or if shareholder approval is required, immediately prior to the effective time of the Merger) and is subject to vesting or other lapse restrictions pursuant to Innotrac’s equity incentive plans or any applicable restricted stock award agreement will (1) vest and become free of such restrictions immediately following the closing of the Offer (or in the event shareholder approval is required, immediately prior to the effective time of the Merger), and (2) other than Shares owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC, convert into the right to receive the Offer Price pursuant to, and in accordance with the terms of, the Merger (provided that such consideration will be paid net of any applicable tax withholdings).
Representations and Warranties.   The Merger Agreement contains customary representations and warranties made by Innotrac to Parent and Purchaser and customary representations and warranties made by Parent and Purchaser to Innotrac. The representations and warranties contained in the Merger Agreement have been negotiated with principal purposes that include establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party or parties, as applicable, prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to shareholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. The Merger Agreement and the following summary of the representations and warranties contained in the Merger Agreement are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Innotrac, Parent or Purchaser.
In the Merger Agreement, Innotrac has made customary representations and warranties to Parent and Purchaser with respect to, among other things:
•
  corporate matters, such as organization, standing, power and authority;
•
  the capitalization of Innotrac and its subsidiaries;
•
  the authority of Innotrac to execute and deliver the Merger Agreement, perform its obligations under the Merger Agreement and to consummate the Offer and the Merger;
•
  the validity and enforceability of the Merger Agreement, including approval by Innotrac’s board of directors;
•
  consents and approvals required in connection with the Offer and the Merger;
•
  financial statements and SEC filings;
•
  the absence of undisclosed liabilities;

•
  internal controls and procedures and compliance with the Sarbanes-Oxley Act of 2002;
•
  the absence of a Material Adverse Effect since December 31, 2012 and the absence of certain other events since December 31, 2012;
•
  the absence of litigation;
•
  material contracts;
•
  compliance with laws and permits;
•
  labor and other employment matters;
•
  employee benefit plans, ERISA matters and certain related matters;
•
  taxes;
•
  real property;
•
  intellectual property;
•
  the inapplicability of state takeover statutes with respect to the Offer and the Merger;
•
  broker’s fees and expenses;
•
  the opinion of Harris Williams & Co., Innotrac’s financial advisor;
•
  the vote required for approval of the Merger and the other transactions contemplated by the Merger Agreement;
•
  interested party transactions;
•
  top customers and vendors; and
•
  matters relating to Rule 14d-10 promulgated under the Exchange Act.
Some of the representations and warranties in the Merger Agreement made by Innotrac are qualified as to “materiality”, “Material Adverse Effect” or “Material Adverse Change”. For purposes of the Merger Agreement, a “Material Adverse Effect” or “Material Adverse Change” means any condition, circumstance, change, event or occurrence that, individually or in the aggregate, (a) has had or would reasonably be expected to have, a material adverse effect on the assets, business, results of operations or condition (financial or otherwise) of Innotrac and its subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impair Innotrac’s ability to consummate the Offer or the Merger. The definitions of “Material Adverse Effect” and “Material Adverse Change” excludes any conditions, circumstances, changes, events, occurrences or effects:
•
  generally affecting the industry in which Innotrac and its subsidiaries operate that do not affect Innotrac and its subsidiaries in a manner materially disproportionate to other participants in the industry;
•
  generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, that do not affect Innotrac and its subsidiaries in a manner materially disproportionate to other participants in the industry;
•
  arising out of, resulting from or attributable to changes in law or GAAP or other accounting standards, or changes in general legal, regulatory or political conditions that do not affect Innotrac and its subsidiaries in a manner materially disproportionate to other participants in the industry;
•
  arising out of, resulting from or attributable to any litigation arising from allegations of breach of fiduciary duty relating to the Merger Agreement or the transactions contemplated thereby brought by any holder of Shares;
•
  arising out of, resulting from or attributable to acts of war, sabotage, hostilities or terrorism, or any escalation thereof, that do not affect Innotrac and its subsidiaries in a manner materially disproportionate to other participants in the industry;
•
  arising out of, resulting from or attributable to any earthquakes, hurricanes, tornadoes or other natural disasters that do not affect Innotrac and its subsidiaries in a manner materially disproportionate to other participants in the industry;

•
  arising out of, resulting from or attributable to any action taken, or omissions, by Innotrac or any of its subsidiaries that is specifically required by the Merger Agreement or is taken or omitted with Parent’s written consent or at Parent’s request;
•
  arising out of, resulting from or attributable to any decline in the market price, or change in trading volume, of the Shares (but the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded from the definition of “Material Adverse Effect” or “Material Adverse Change” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Material Adverse Effect or Material Adverse Change); and
•
  arising out of, resulting from or attributable to any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings in and of itself (but the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” or “Material Adverse Change” may be deemed to constitute, or be taken into account in determining whether there has been, is or would be a Material Adverse Effect or Material Adverse Change).
In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Innotrac with respect to, among other things:
•
  corporate matters, such as organization, standing, power and authority;
•
  the authority of Parent and Purchaser to execute and deliver the Merger Agreement, perform their obligations under the Merger Agreement and to consummate the Offer and the Merger;
•
  the validity and enforceability of the Merger Agreement, including approval by Parent’s general partner and Purchaser’s board of directors;
•
  consents and approvals required in connection with the Offer and the Merger;
•
  ownership of Purchaser;
•
  the equity commitment letter;
•
  the absence of ownership of any Shares by Parent and Purchaser;
•
  the absence of litigation;
•
  Parent’s and Purchaser’s arrangements with Innotrac’s management; and
•
  broker’s fees and expenses.
None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the effective time of the Merger. This limit does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the effective time of the Merger.
Conduct of Business of Innotrac Pending Closing.   Except as disclosed prior to execution of the Merger Agreement, or as expressly required by applicable law or the terms of the Merger Agreement, or otherwise with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the effective time of the Merger, Innotrac has agreed that it will, and will cause its subsidiaries to:
•
  carry on its business in the ordinary course consistent with past practice;
•
  use commercially reasonable efforts to maintain and preserve intact its business organization and significant business relationships with customers and suppliers; and
•
  use commercially reasonably efforts to comply in all material respects with all laws.

In addition, except as disclosed prior to execution of the Merger Agreement or as expressly required by applicable law or the terms of the Merger Agreement, or agreed to in writing by Parent (which will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the effective time of the Merger, Innotrac will not, and will not permit its subsidiaries to, directly or indirectly, among other things and subject to certain exceptions set forth in the Merger Agreement:
•
  declare, set aside or pay any dividends;
•
  split, subdivide, combine or reclassify any shares of capital stock or issue or authorize the issuance of any shares of capital stock;
•
  purchase, redeem or otherwise acquire any shares of capital stock or any other securities;
•
  issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock or other securities;
•
  amend any organizational documents;
•
  make any acquisition of capital stock any other person or entity for consideration in excess of $250,000 per transaction or $500,00 in the aggregate;
•
  adopt a plan of complete or partial liquidation or any plan of merger, restructuring, recapitalization or other reorganization;
•
  incur or guarantee any material indebtedness (other than in the ordinary course of business or pursuant to Innotrac’s existing credit facility);
•
  sell, lease, license, mortgage, sell and leaseback or otherwise or subject to any Lien or otherwise dispose of any of its properties or assets, except for sales of assets in the ordinary course of business consistent with past practice, existing liens securing indebtedness, sales or assets pursuant to contracts in force as of November 14, 2013, dispositions of obsolete or worthless assets or intercompany transfers in the ordinary course of business consistent with past practice;
•
  make or authorize any capital expenditures other than capital expenditures set forth in Innotrac’s 2013 budget, in the ordinary course of business consistent with past practice or otherwise in an amount not to exceed $200,000 per capital expenditure or $375,000 in the aggregate;
•
  pay, discharge or settle any litigation or other disputes other than settlements that require payments by Innotrac not to exceed $75,000 individually or $200,000 in the aggregate and do not impose material restrictions on Innotrac;
•
  amend, waive or modify in any material respect or terminate or fail to renew any material contract or enter into any contract that would constitute a material contract on November 14, 2013;
•
  amend, waiver or modify in any manner materially adverse to Innotrac any transaction with any of its affiliates or enter into any transaction with any affiliate;
•
  adopt, enter into, terminate or materially amend any employee benefit plan (other than as may be required by applicable law or the terms of any contract in existence on November 14, 2013);
•
  increase the compensation, bonus, change of control, severance or fringe or other benefits offered by Innotrac other than increases in the ordinary course of business consistent with past practice or as may be required by applicable law or the terms of any contract in existence on November 14, 2013);
•
  enter into any collective bargaining agreement;
•
  adopt or implement any shareholder rights plan;
•
  enter into any contract with respect to the voting or transfer of the capital stock or other securities of Innotrac or any of its subsidiaries;

•
  change Innotrac’s registered public accounting firm or implement or adopt any change in its tax or financial accounting principles, practices or methods (other than as may be required by GAAP or applicable law);
•
  enter into any contract with respect to taxes, settle or compromise any liability for taxes, make, revoke or change any tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a refund of taxes, consent to the extension of any statute of limitations with respect to the collection or assessment of any taxes or file any amended tax return;
•
  cancel any indebtedness owed to Innotrac or any of its subsidiaries or waive any other rights or claims of material value;
•
  change in any material respect any credit policies or practices relating to the collection of receivables or payment of payables (other than in the ordinary course of business consistent with past practice); or
•
  authorize, agree or commit to take any of the foregoing actions.
Solicitation; Change in Recommendation.   Innotrac has agreed that it will not, and will cause its subsidiaries and representatives not to, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the date on which the Merger Agreement is terminated:
•
  solicit, initiate, knowingly encourage or facilitate, or take any other action with the intent to generate, or which would reasonably be expected to lead to or result in, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal;
•
  provide any non-public information, or afford access to the properties, books, records or personnel of Innotrac or its subsidiaries, to any person or entity that Innotrac has reason to believe us considering making, or has made, any Takeover Proposal;
•
  enter into, maintain, continue or participate in, any discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Takeover Proposal or otherwise in connection with any Takeover Proposal;
•
  approve, endorse, recommend or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal (other than an acceptable confidentiality agreement) (which we refer to as an “acquisition agreement”) or any proposal or offer that could reasonably be expected to lead to a Takeover Proposal;
•
  approve, endorse or recommend or publicly announce or resolve its intention to approve, endorse or recommend any Takeover Proposal;
•
  terminate, release, amend, waive or modify any provision of any standstill or other similar agreement (or fail to take reasonable steps to enforce the provisions of such agreements);
•
  take any action to make to provisions of any takeover statute or any restrictive provision of any applicable anti-takeover provision in Innotrac’s or its subsidiary’s organizational documents inapplicable to any Takeover Proposal; or
•
  resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives to take any such action.
Notwithstanding the foregoing, if prior to Purchaser’s acceptance of Shares for payment in the Offer, (1) Innotrac receives a bona fide written Takeover Proposal from a third party that did not result from a breach by Innotrac or its representatives the of non-solicitation and change in recommendation provisions of the Merger Agreement, (2) the Innotrac board of directors determines in good faith, upon the recommendation of the special committee and after consultation with its financial and legal advisors, that such Takeover Proposal constitutes, or is reasonably be expected to lead to, a Superior Proposal (as defined below), and (3) the Innotrac board of directors determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ fiduciary duties, then

Innotrac will be permitted enter into negotiations with such third party and provide nonpublic information regarding Innotrac and its subsidiaries to such third party upon receipt of an executed acceptable confidentiality agreement, so long as such information has either been provided to Parent or is promptly provided to Parent. Innotrac is required to notify Parent of its receipt any Takeover Proposal promptly, but in no event later than 48 hours, after receipt of such Takeover Proposal. Innotrac is required to keep Parent reasonably informed, on a prompt basis, of the status of any Takeover Proposal. Innotrac is required to provide Parent with at least 48 hours prior notice of any meeting of Innotrac’s board of directors at which the board of directors is expected to consider any Takeover Proposal.
Neither the Innotrac board of directors nor any committee thereof, including the special committee, is permitted to:
•
  amend, change, qualify, withhold, withdraw, modify, or fail to make, or publicly propose to amend, change, qualify, withhold, withdraw, modify or fail to make, the Company Recommendation or fail to include the Company Recommendation in the Schedule 14D-9;
•
  adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to Innotrac’s shareholders any Takeover Proposal, acquisition agreement or Superior Proposal;
•
  fail to recommend against acceptance of any tender or exchange offer for the Shares and reaffirm the Company Recommendation within 10 business days after commencement of such offer;
•
  make any public statement inconsistent with the Company Recommendation (we refer to the actions described in this bullet, together with the actions described in the first three bullets, as a “Company Adverse Recommendation Change”);
•
  authorize, cause or permit Innotrac or any of its subsidiaries or any of their respective representatives to enter into any acquisition agreement;
•
  enter into any agreement with respect to a Superior Proposal; or
•
  resolve to do any of the foregoing.
Notwithstanding the restrictions described in the previous paragraph, at any time prior to the Purchaser’s acceptance of Shares for payment in the Offer, the Innotrac board of directors may make a Company Adverse Recommendation Change:
•
  in order to enter into an agreement with respect to an Acquisition Transaction in connection with the termination of the Merger Agreement if Innotrac’s board of directors has determined in good faith, after consultation with its financial and legal advisors, that failure to take such action is inconsistent with the directors’ fiduciary duties and that such Acquisition Transaction constitutes a Superior Proposal; or
•
  if a material development or change in circumstances occurs or arises after November 14, 2013 that was not known or reasonably foreseeable (but that does not relate to a Takeover Proposal or the Offer) to Innotrac (we refer to any such change or circumstance as an “intervening event”).
The Innotrac board of directors will not be entitled to effect a Company Adverse Recommendation Change or terminate the Merger Agreement in connection with a Superior Proposal (as described below under “ — Termination”) unless:
•
  Innotrac has given Parent at least four business days prior written notice of its intention to effect a Company Adverse Recommendation or terminate the Merger Agreement (which notice is required to include a copy of the Superior Proposal and any related transaction agreements and financing commitments);
•
  Innotrac and its representatives negotiate with Parent and its representations in good faith during the four business day period to enable Parent to propose revisions to the terms of the Merger Agreement and Innotrac and its representatives consider such revisions in good faith;

•
  following the end of the four business day period, Innotrac’s board of directors will have considered in good faith any proposed revisions to the Merger Agreement and will have determined that the Acquisition Transaction would continue to constitute a Superior Proposal if such revisions were to be given effect;
•
  in the event of any change to the material terms of the Acquisition Transaction, Innotrac will have delivered to Parent an additional notice consistent with the notice described in the first bullet and the notice period will have recommenced, except that the notice period would be at least three business days;
•
  Innotrac has not breached the no-solicitation or change in recommendation provisions of the Merger Agreement; and
•
  the Merger Agreement is terminated in accordance with its terms and Innotrac will have paid the termination fee in accordance with the Merger Agreement.
The Innotrac board of directors will not be entitled to effect a Company Adverse Recommendation Change in connection with an intervening event unless:
•
  at least five business days prior to any meeting of Innotrac’s board of directors at which it will consider and determine whether an intervening event requires the board of directors to effect a Company Adverse Recommendation Change, Innotrac provides Parent with written notice specifying the date, time and reasons for the meeting;
•
  during such five business day period, Innotrac engages in good-faith negotiations with Parent to amend the Merger Agreement in a manner that obviates the need for Innotrac’s board of directors to effect a Company Adverse Recommendation Change; and
•
  Innotrac’s board of directors thereafter determines, in good faith, that such change is reasonably required, after consultation with its legal advisors, to comply with its fiduciary duties.
As used in this Offer to Purchase:
“Acquisition Transaction” means a merger, consolidation, business combination, recapitalization, liquidation, dissolution, sale or disposition or similar transaction involving Innotrac or any of its subsidiaries pursuant to which a person or entity would own, if consummated, all or substantially all of the outstanding capital stock of Innotrac (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the assets of Innotrac and its subsidiaries taken as a whole.
“Superior Proposal” means a written, bona fide, proposal or offer or series of related proposals or offers, made by any person or entity or “group” to consummate an Acquisition Transaction, which, in the good faith determination of Innotrac’s board of directors (after consultation with its legal and financial advisors), taking into consideration the various legal, financial and regulatory aspects of such Acquisition Transaction and the person, entity or group making the proposal (including any required financing, shareholder approval requirements, regulatory approvals, shareholder litigation, breakup fee and expense reimbursement provisions, ability to satisfy conditions to closing, expected timing and risk and likelihood of consummation and, to the extent deemed appropriate by Innotrac’s board of directors, such other factors that may be considered under the GBCC), (A) if accepted, is reasonably likely to be consummated and (B) if consummated, would result in a transaction that is more favorable from a financial point of view to the shareholders of Innotrac than the Offer (taking into account all of the terms of any proposal by Parent to amend or modify the terms of the Offer).
“Takeover Proposal” means any bona fide inquiry, proposal, request for information, offer or indication of interest from any person or entity or “group” relating to, in a single transaction or series of transactions, any:
•
  sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of assets of Innotrac or any of its subsidiaries equal to 20% or more of Innotrac’s consolidated assets or to which 20% or more the Innotrac’s net revenues or net income on a consolidated basis are attributable;

•
  acquisition of 20% or more of any class of voting securities or other equity interests of Innotrac or any of its subsidiaries;
•
  tender offer or exchange offer that, if consummated, would result in any person or entity beneficially owning 20% or more of any class of outstanding voting or equity securities or other equity interests of Innotrac or any of its subsidiaries;
•
  liquidation, dissolution, recapitalization, extraordinary dividend or other reorganization of Innotrac or any of its subsidiaries; or
•
  any combination of the foregoing.
Consents; Filings. Each of Innotrac and Parent has agreed to use (and to cause their respective subsidiaries to use) reasonable best efforts to (1) take all appropriate action and do all things necessary, proper or advisable under applicable law or otherwise to complete the transactions contemplated by the Merger Agreement as promptly as practicable; (2) obtain from any governmental entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Innotrac or Parent or any of their respective subsidiaries (including with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”)); (3) as promptly as reasonably practicable, make all necessary filings and submissions, and pay any related fees, with respect to the Merger Agreement, the Offer, the Top-Up Option and the Merger required under the Exchange Act (including a Schedule 13E-3) and any other applicable securities laws, applicable competition laws, if any, and any other applicable law. The Merger Agreement does not require Parent or Purchaser to, and neither Innotrac nor its subsidiaries may, without Parent’s consent, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent or its affiliates, Innotrac or any of their respective subsidiaries. Parent and its subsidiaries are not obligated to contest any proceeding or appeal any order issued, granted or entered by any governmental entity challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the transactions contemplated by the Merger Agreement, including any proceeding or order arising under Antitrust Laws (as defined in “The Offer — Section 12. Certain Legal Matters”).
Innotrac and Parent have agreed to cooperate (and to cause their respective subsidiaries to cooperate) with each other in connection with preparing and filing any filings or documents described above and with seeking any actions, consents, approvals or waivers of governmental entities or other third parties in connection with the transactions contemplated by the Merger Agreement.
Purchaser, Parent and Innotrac will promptly notify the others of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any governmental entity with respect to the Offer, the exercise of the Top-Up Option, the Merger or any of the other transactions contemplated by the Merger Agreement, keep each other informed as to the status of such request, inquiry, investigation, action or legal proceeding, and promptly inform the others of any communication with any governmental entity regarding the Offer or the Merger.
Employee Benefits. For all employees of Innotrac or its subsidiaries that continue employment with the surviving corporation, for a period of not less than 12 months following the effective time of the Merger, the surviving corporation will continue compensation and benefits on terms that are substantially comparable in the aggregate to the compensation and benefits they received immediately prior to the effective time of the Merger.
Indemnification of Innotrac Directors and Officers. For a period of six years after the completion of the Merger, Parent and the surviving corporation are required to indemnify and hold harmless all past and present directors and officers of Innotrac, whom we refer to as “indemnified persons,” to the same extent such indemnified persons were indemnified by Innotrac as of the date of the Merger Agreement, arising out of such indemnified person’s acts or omissions in their capacity as a director or officer of Innotrac or its subsidiaries occurring at or prior to the completion of the Merger.
Parent and the surviving corporation are also required to advance expenses (including reasonable legal fees) incurred in the defense of any claim, action, suit, proceeding or investigation in accordance with the procedures set forth in Innotrac’s articles of incorporation or bylaws or any indemnification agreements in existence on November 14, 2013; provided that any indemnified person to whom expenses are advanced undertakes to repay such advanced expenses within five business days if it is ultimately determined that such indemnified person is not entitled to indemnification.
For a period of six years after the completion of the Merger, the articles of incorporation and bylaws of the surviving corporation must contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of indemnified persons for periods at or prior to the completion of the Merger than were set forth in Innotrac’s articles of incorporation and bylaws on the date of the Merger Agreement. Indemnification agreements with indemnified persons in existence on November 14, 2013 will continue in full force and effect.
For six years after the effective time of the Merger, subject to certain limitations, the surviving corporation is required to maintain for the benefit of Innotrac’s directors and officers a directors’ and officers’ insurance policy that provides coverage for events occurring prior to the effective time of the Merger that is substantially equivalent to, and no less favorable in the aggregate than, Innotrac’s policy in effect on November 14, 2013. Purchaser is not required to pay premiums in excess of 300% of the current premium. Prior to the effective time of the Merger, Parent or Innotrac may satisfy the foregoing obligation by obtaining a six-year prepaid “tail” insurance policy on terms and conditions providing at least materially equivalent benefits as the current directors’ and officers’ insurance policy maintained by Innotrac, subject to the 300% limit on cost.
Financing Cooperation. Innotrac has agreed to cooperate with Parent in connection with the arrangement of any debt financing (the “Financing”) as Parent reasonably requests. Innotrac’s cooperation will include, at Parent’s reasonable request:
•
  furnishing Parent and its representatives with certain financial and other information of the type and form customarily included in marketing materials for senior secured term or revolving credit facilities;
•
  participating, at Parent’s cost, in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and rating agency presentations;
•
  cooperating with the due diligence efforts of prospective lenders; and
•
  at Parent’s cost, assisting with the preparation of, and executing and delivering, one or more credit agreements, as well as any pledge, security or other related agreements.
State Takeover Laws.   If any “control share acquisition,” “fair price,” “business combination,” or other anti-takeover law or regulation becomes or is deemed applicable to Innotrac, Parent or the Purchaser, the Offer, the Merger, the exercise of the Top-Up Option or any other transaction contemplated by the Merger Agreement, then Innotrac’s board of directors is required, to the extent permitted by such law, to take all action necessary to render such law or regulation inapplicable.
Shareholder Litigation.   The parties have agreed that Parent will have the opportunity to participate in the defense and settlement of any litigation brought by Innotrac’s shareholders relating to the transactions contemplated by Merger Agreement. Innotrac has agreed not to compromise or settle any litigation arising or resulting from the transactions contemplated by the Merger Agreement without the prior written consent of Parent (not be unreasonably withheld).
Conditions.   The obligations of Parent, Purchaser and Innotrac to close the Merger are subject to the satisfaction of the following conditions:
•
  the expiration of the waiting period under the HSR Act and the receipt of any other approvals required under any other Antitrust Laws;
•
  no injunction, or other restraint will be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or making the consummation of the Offer illegal; and
•
  the Purchaser’s acceptance for payment of the Shares validly tendered in the Offer.

In addition, if the Offer is not completed or if, following the completion of the Offer and the Contribution and the exercise of the Top-Up Option, Purchaser does not own at least 90% of the outstanding Shares, the vote of a majority of the outstanding Shares, excluding the Covered Shares, in favor of the Merger shall be a condition to the obligations of Parent, Purchaser and Innotrac to close the Merger.
The obligations of Parent and Purchaser to close the Merger are subject to the satisfaction or waiver of the following conditions:
•
  the representations and warranties of Innotrac contained in Sections 3.01(b)(i)-(v) (Capital Structure and Subsidiaries), 3.01(c)(i) (Authority), 3.01(f)(ii) (Absence of Material Adverse Effect), 3.01(p) (Takeover Statutes), 3.01(q) (Financial Advisors) and 3.01(s) (Vote Required) of the Merger Agreement as they relate to Innotrac are true and correct in all respects at and as of November 14, 2013 and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time);
•
  all other representations and warranties of Innotrac are true and correct in all respects (disregarding any “material”, “Material Adverse Effect” or “Material Adverse Change” qualifiers contained therein) as of November 14, 2013 and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;
•
  Innotrac has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing;
•
  since November 14, 2013, Innotrac and its subsidiaries have not experienced a material adverse effect;
•
  each of the special receiver for IPOF Fund, L.P. and the United States District Court for the Northern District of Ohio, the court overseeing the receivership of IPOF Fund, L.P., have approved the sale of Shares held by the IPOF Fund, L.P. in the Offer;
•
  Innotrac has delivered to Parent an affidavit that complies with Section 1445 of the Internal Revenue Code of 1986, as amended; and
•
  the number of dissenting Shares for which demands for appraisal have been made and not withdrawn do not exceed 5% of the Shares outstanding on November 14, 2013.
The obligation of Innotrac to close the Merger is subject to the satisfaction or waiver of the following conditions:
•
  the representations and warranties of Parent and Purchaser contained in Sections 3.02(b)(i) (Authority) and 3.02(h) (Brokers and Other Advisors) of the Merger Agreement are true and correct in all respects at and as of November 14, 2013 and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time);
•
  all other representations and warranties of Parent and Purchaser are true and correct in all respects (disregarding any “material” or “Parent Material Adverse Effect” or “Material Adverse Change” qualifiers contained therein) as of November 14, 2013 and at and as of the closing date as though made at and as of the closing date (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to prevent, materially delay or materially impair Parent’s or Purchaser’s ability to close the Merger; and

•
  each of Parent and Purchaser has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing.
Termination.   The Merger Agreement may be terminated:
•
  by mutual written consent of Parent and Innotrac at any time prior to the effective time of the Merger;
•
  by either Parent or Innotrac (the “mutual termination rights”):
•
  if the Offer and the Merger have not been consummated on or before May 14, 2014 or, if shareholder approval is required to consummate the Merger, the Merger has not been consummated on or before September 14, 2014; provided that the right to terminate the Merger Agreement will not be available to any party whose willful and material breach of a representation, warranty or covenant in the Merger Agreement has been a proximate cause of the failure of the Offer to be consummated on or before May 14, 2014 or, if shareholder approval is required to consummate the Merger, on or before September 14, 2014;
•
  if any injunction or other restraint that enjoins, restrains, prevents or prohibits consummation of the Offer or makes the consummation of the Offer illegal becomes final and non-appealable; or
•
  if shareholder approval is required to consummate the Merger, the shareholder approval is not obtained at a meeting of Innotrac’s shareholders duly convened for such purpose; provided that Innotrac will not have a right to terminate the Merger Agreement as a result of the failure to obtain shareholder approval if such failure of caused by a material breach of the non-solicitation and change in recommendation provisions of the Merger Agreement;
•
  by Parent upon written notice to Innotrac if (the “Parent termination rights”):
•
  there is a breach of or inaccuracy in any representation or warranty of Innotrac contained in the Merger Agreement or a breach of any covenant of Innotrac contained in the Merger Agreement, and (1) as a result, the conditions to the Offer are not or cannot be satisfied, and (2) either such inaccuracy or breach is not capable of being cured or at least 20 calendar days have elapsed since the delivery of such written notice to Innotrac and such inaccuracy or breach has not been cured; provided that Parent or Purchaser may not terminate pursuant to this right if Parent or Purchaser is in breach of any of their respective representations, warranties or covenants contained in the Merger Agreement that would result in the conditions to the Offer not being satisfied;
•
  Innotrac’s board of directors shall have effected a Company Adverse Recommendation Change; or
•
  (1) Innotrac shall have entered into, or publicly announced its intention to enter into, or publicly recommend, an acquisition agreement relating to a Takeover Proposal or a Superior Proposal or (2) Innotrac shall have breached in any material respect its non-solicitation or change in recommendation provisions of the Merger Agreement; and
•
  by Innotrac if (the “Innotrac termination rights”):
•
  there is a breach of or inaccuracy in any representation or warranty of Parent or Purchaser contained in the Merger Agreement or a breach of any covenant of Parent or Purchaser contained in the Merger Agreement, and (1) as a result, the conditions to the Offer are not or cannot be satisfied, and (2) either such inaccuracy or breach is not capable of being cured or at least 20 calendar days have elapsed since the delivery of such written notice to Parent or Purchaser and such inaccuracy or breach has not been cured, provided that Innotrac may not terminate pursuant to this right if Innotrac is in breach of any of its representations, warranties or covenants contained in the Merger Agreement that would result in the conditions to the Offer not being satisfied; and
•
  prior to Purchaser’s acceptance for payment of the Shares validly tendered in the Offer or, if shareholder approval is required to consummate the Merger, prior to receipt of the shareholder approval, Innotrac’s board of directors authorizes Innotrac to enter into an acquisition agreement with respect to a Superior Proposal, provided that (1) Innotrac enters into such acquisition agreement concurrently with the termination of the Merger Agreement, (2) Innotrac pays to Parent the termination fee described below and (3) Innotrac has complied in all material respects with its obligations under the non-solicitation and adverse recommendation provisions of the Merger Agreement.
Effect of Termination.   If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and, subject to certain exceptions described below and in the Merger Agreement, there will be no liability or obligation on the part of Parent, Purchaser, Innotrac or their respective subsidiaries, officers or directors. No party is relieved of any liability or damages for a willful and material breach of the Merger Agreement.
Innotrac has agreed to pay Parent a termination fee of $4,344,505 in cash (the “Termination Fee”) if Parent terminates the Merger Agreement pursuant to any Parent termination right set forth in the second and third bullet points under the definition of “Parent termination rights” above or Innotrac terminates the Merger Agreement pursuant to the second bullet point under the definition of “Innotrac termination rights” above.
In addition, if, (1) prior to Purchaser’s acceptance for payment of the Shares validly tendered in the Offer or, if shareholder approval is required, prior to obtaining the shareholder approval, a Takeover Proposal is made to Innotrac or its shareholders, (2) the Merger Agreement is subsequently terminated by Parent or Innotrac pursuant to the mutual termination rights set forth in the first or third bullet points under the definition of “mutual termination rights” above or by Parent pursuant to the Parent termination right set forth in the first bullet under the definition of “Parent termination rights” and (3) within nine months after termination of the Merger Agreement, Innotrac consummates a transaction that constitutes a Takeover Proposal or enters into an acquisition agreement with respect to a Takeover Proposal and such Takeover Proposal is consummated within 12 months after such termination, Innotrac will be required to pay to Parent the Termination Fee (less any of Parent’s expenses reimbursed by Innotrac in connection with such termination). Innotrac is not obligated to pay the Termination Fee on more than one occasion. If Innotrac fails to pay the Termination Fee as required, Innotrac is required to pay Parent and the Purchaser their reasonable costs and expenses (including reasonable attorney’s fees) in connection with the collection of the Termination Fee. For purposes of this provision, references to “20%” in the term “Takeover Proposal” are deemed to be references to “50%.”
Innotrac has agreed to reimburse Parent for up to $1,500,000 of reasonable and documented out-of-pocket fees and expenses incurred by Parent, Purchaser and their affiliates in connection with the Merger Agreement and the transactions contemplated thereby if the Merger Agreement is terminated by Parent or Innotrac pursuant to the mutual termination rights set forth in the first or third bullet points under the definition of “mutual termination rights” above or by Parent pursuant to the Parent termination right set forth in the first bullet under the definition of “Parent termination rights”. If the Termination Fee is paid to Parent following Innotrac’s reimbursement of any of Parent’s expenses, the Termination Fee will be reduced by the amount of any expenses so reimbursed.
Fees and Expenses.   Except as otherwise explicitly provided for in the Merger Agreement, all costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses.
Contribution and Support Agreement
Immediately prior to the execution of the Merger Agreement, Scott D. Dorfman, Chief Executive Officer of Innotrac, and related shareholders entered into a Contribution and Support Agreement, with Parent, which we refer to as the “Contribution and Support Agreement.” The following summary of certain provisions of the Contribution and Support Agreement is qualified in its entirety by reference to the Contribution and Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the Contribution and Support Agreement as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Contribution and Support Agreement in its entirety for a more complete description of the provisions summarized below.

Pursuant to the Contribution and Support Agreement, Mr. Dorman and the related shareholders party to the Contribution and Support Agreement have agreed to become limited partners of Parent and to transfer, deliver and contribute the 5,839,462 outstanding Shares owned by them, representing approximately 44.1% of the total outstanding Shares, to the capital of Parent (the “Dorfman Contribution”). Upon and in consideration of the Dorfman Contribution, Mr. Dorfman and such related shareholders will receive 47,883.59 preferred limited partnership units in Parent (“Preferred Units”) and be admitted as limited partners of Parent. The Dorfman Contribution will be completed after Shares are accepted for payment in the Offer and prior to the effective time of the Merger. The Contribution is conditioned on, among other customary conditions, the satisfaction or waiver of all the conditions to the Merger under the Merger Agreement.
Immediately following the Dorfman Contribution, Guarantor (as defined below) and SCP IV Parallel, L.P., an investment fund affiliated with Guarantor, will purchase from Mr. Dorfman and the related shareholders an aggregate of 32,883.62 of the Preferred Units acquired pursuant to the Contribution and Support Agreement, representing approximately 70% of the Preferred Units acquired by such shareholders pursuant to the Dorfman Contribution, for an aggregate amount in cash equal to the amount that such shareholders would have received had they tendered 70% of their Shares in the Offer at $8.20 per Share. Following the purchase of the Preferred Units, Mr. Dorfman and such shareholders will own Preferred Units representing approximately 19.5% of the fully-diluted equity of Parent (assuming the issuance of all common limited partnership units of Parent issuable upon exercise of options to be issued by Parent immediately following the consummation of the Merger and that may be issued thereafter). A description of the Preferred Units to be received by Mr. Dorfman and the related shareholders in the Dorfman Contribution is set forth below under “— Agreement of Limited Partnership of Parent.”
In addition, pursuant to the Contribution and Support Agreement, each of Mr. Dorfman and the related shareholders has agreed not to tender any of the Shares held by such shareholder into the Offer without the prior written consent of Parent. Each such shareholder has also agreed to vote all Shares beneficially owned or controlled by such shareholder in connection with any meeting of Innotrac’s shareholders or any action by written consent in lieu of a meeting of shareholders as follows (and each of Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement has granted Parent and its designees and irrevocable proxy with respect to such matters):
•
  in favor of the approval of the Merger Agreement and the transactions contemplated thereby and any other actions or proposals required, or submitted for approval at any meeting of Innotrac’s shareholders, in order to consummate the transactions contemplated by the Merger Agreement;
•
  against any proposal presented to Innotrac’s shareholders for approval if the action, transaction or agreement that is the subject of such proposal following approval by Innotrac’s shareholders would reasonably be expected, directly or indirectly, to result in a breach by Innotrac of any of its representations, warranties or obligations under the Merger Agreement;
•
  against any Takeover Proposal or any agreement relating to a Takeover Proposal;
•
  against any nominee for election to Innotrac’s board of directors other than Scott D. Dorfman or any other person nominated by Innotrac’s board of directors or any committee thereof; and
•
  against any proposal, action or agreement that would result in any of the conditions to the consummation of the Merger, not being fulfilled or satisfied.
Except as permitted pursuant to the Merger Agreement, each of Mr. Dorfman and the related shareholders has agreed not to:
•
  sell, transfer, tender, pledge, encumber, assign or otherwise dispose of his, her or its Shares except with Parent’s prior written consent (other than estate planning transfers to certain permitted transferees who agree to be bound by the Contribution and Support Agreement);
•
  acquire, offer to acquire, or agree to acquire any assets of Innotrac or its subsidiaries;
•
  participate in any solicitation for proxies (other than in support of the Merger Agreement and the transactions contemplated thereby);

•
  make any public announcement with respect to, or submit a proposal or offer for, any extraordinary transaction involving Innotrac or its subsidiaries;
•
  form, join or in any way participate in a “group” in connection with any of the foregoing;
•
  seek to have any of the foregoing restrictions modified or waived; or
•
  otherwise take any actions with the purpose of avoiding or circumventing the foregoing restrictions.
The Contribution and Support Agreement will terminate on the earlier of: (1) the termination of the Contribution and Support Agreement by mutual written consent of Parent, Mr. Dorfman and the related shareholders party thereto, (2) the termination of the Merger Agreement in accordance with its terms, including in connection with Innotrac’s entry into an acquisition agreement with respect to a Superior Proposal (provided, however, that Mr. Dorfman’s and each of the related shareholder’s voting and standstill obligations will survive for 18 months following any termination of the Merger Agreement by Parent as a result of a Company Adverse Recommendation Change effected by Innotrac’s board of directors as a result of an intervening event) and (3) the effective time of the Merger.
Subscription Agreements
Immediately prior to the execution of the Merger Agreement, Robert Toner, Chief Operating Officer of Innotrac, and Larry Hanger, Senior Vice President of Client Services of Innotrac, each entered into a Subscription and Support Agreement with Parent, which we refer to as the “Subscription Agreements.” The following summary of certain provisions of the Subscription Agreements is qualified in its entirety by reference to the Subscription Agreements, which are incorporated herein by reference. We have filed a copy of each Subscription Agreement as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Subscription Agreements in their entirety for a more complete description of the provisions summarized below.
Pursuant to the Subscription Agreements, each of Messrs. Toner and Hanger has agreed to invest 25% of the after-tax proceeds that he will receive as a result of the Merger (approximately $219,500 with respect to Mr. Toner and approximately $278,900 with respect to Mr. Hanger) in exchange for Preferred Units. Following the purchase of the Preferred Units, Messrs. Toner and Hanger will collectively own Preferred Units representing less than 1% of the fully diluted equity of Parent. A description of the Preferred Units to be received by Mr. Dorfman and the related shareholders in the Dorfman Contribution is set forth below under “— Agreement of Limited Partnership of Parent.”
Under the Subscription Agreements, Messrs. Hanger and Toner are subject to the same voting and standstill requirements as Mr. Dorfman and the related shareholders under the Contribution and Support Agreement. Each Subscription Agreement may be terminated under the same circumstances as the Contribution and Support Agreement.
IPOF Fund Support Agreement
In connection with the Merger Agreement, Innotrac and Parent entered into a Support Agreement (the “IPOF Fund Support Agreement”) with the court appointed receiver (the “IPOF Receiver”) for all assets of any kind of IPOF L.P., IPOF Fund, and IPOF Fund II, L.P. (collectively, the “IPOF Fund”). The following summary of certain provisions of the IPOF Fund Support Agreement is qualified in its entirety by reference to the IPOF Fund Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the IPOF Fund Support Agreement as an exhibit to the Schedule TO. Shareholders and other interested parties should read the IPOF Fund Support Agreement in its entirety for a more complete description of the provisions summarized below.
The IPOF Fund Support Agreement provides that, upon the terms and subject to the conditions set forth in the IPOF Fund Support Agreement, the IPOF Receiver shall tender the shares owned by the IPOF Fund in the Offer and thereby receive the Offer Price from the Purchaser in the Offer. The IPOF Fund has informed Innotrac that it currently holds 4,086,644 Shares, or approximately 31.0% of the Shares. The IPOF Fund Support Agreement also requires the IPOF Receiver to file a motion with the court requesting that the court (i) grant conditional and final approval of the IPOF Fund Support Agreement, (ii) grant conditional and final approval of the sale of the Shares owned by the IPOF Fund, and (iii) issue a Bar Order pursuant to which all other participants in any litigation involving the IPOF Fund are barred from pursuing any claims against Innotrac or any of its affiliates.
The IPOF Fund Support Agreement will only be effective if the court overseeing the IPOF Fund receivership approves the IPOF Fund Support Agreement and the sale of the Shares owned by the IPOF Fund pursuant to the Merger Agreement, and the IPOF Fund Support Agreement will terminate if the Merger Agreement terminates or if Innotrac’s board of directors effects a Company Adverse Recommendation Change. On November 18, 2013, the court granted conditional approval pending a fairness hearing scheduled on December 17, 2013.
Agreement of Limited Partnership of Parent
Pursuant to the Equity Commitment Letter (as defined below) and in accordance with the Parent Partnership Agreement, the Guarantor and one or more if its affiliated investment funds will make their initial equity capital contributions to Parent in cash in an aggregate amount of up to $119,000,000 to fund the aggregate price to be paid in the Offer and the Merger. The amount of this initial equity consideration will be reduced to the extent that Parent obtains debt financing in connection with the Offer and the Merger and to the extent that there is any excess cash available on Innotrac’s balance sheet subsequent to the completion of the Merger. The Guarantor, its affiliated investment funds, Mr. Dorfman and the related shareholders party to the Contribution and Support Agreement and Messrs. Toner and Hanger will become limited partners in Parent and will receive Preferred Units in consideration of their capital contributions, allocated on a pro rata basis among the limited partners.
Preferred Units, which will accrue a preferred return of 8% per annum, compounded quarterly, will represent approximately 90% of the fully-diluted equity interests in Parent. Common limited partnership interests in Parent (“Common Units”) will represent approximately 10% of the fully-diluted equity interests in Parent. All of the Common Units are available for issuance upon exercise of options to be issued immediately following the consummation of the Merger and that may be issued thereafter.
Upon any distributions to the limited partners, each holder of Preferred Units will be entitled to receive an amount equal to such holder’s unpaid preferred return as of the date of such distribution and the amount of any unpaid capital contributions made by such holder as of the date of such distribution before any holders of Common Units are entitled to receive any distributions. After each holder of Preferred Units has received an amount equal to such holders unpaid preferred return and unpaid capital contributions, such holder will be entitled to participate in the distribution of any remaining amounts on a pro rata basis with the other holders of Preferred Units and the holders of Common Units.
It is expected that, immediately following the effective time of the Merger, Messrs. Toner and Hanger, Steve Keaveney, Innotrac’s Chief Financial Officer, and Ed Ringer, Innotrac’s Chief Information Officer, will be granted options to acquire Common Units (“Options”) representing 5% in the aggregate of the fully-diluted equity of Parent. The Options will vest ratably over four years with 25% of each Option vesting on the first anniversary of the Grant Date and the remainder becoming vested ratably at the end of each quarter thereafter. Vested Options will be subject to a repurchase right in favor of Parent, and may be repurchased by Parent at its option upon termination of employment of the grantee. The repurchase price of vested Options will be fair market value (as determined by the General Partner), except in the case of a termination with cause, in which case all vested and unvested Options will be forfeited. Unvested options will be forfeited upon termination of a grantee’s employment.
Compensation Arrangements with Mr. Dorfman and Other Executive Officers
Employment Agreements.   Immediately prior to the execution of the Merger Agreement, Innotrac entered into employment agreements (“Employment Agreements”) with each of Messrs. Dorfman, Toner, Hanger, Keaveney and Ringer (the “Executives”). The following summary of certain provisions of the Employment Agreements is qualified in its entirety by reference to the Employment Agreements, which are incorporated herein by reference. We have filed a copy of each Employment Agreement as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Employment Agreements in their entirety for a more complete description of the provisions summarized below.

Each Employment Agreement was approved by the Special Committee and will become effective immediately upon the effective time of the Merger. Pursuant to the Employment Agreements, each of the Executives will continue in their current positions with Innotrac. The Employment Agreements provide for the following initial base salaries: $426,950 (Mr. Dorfman), $300,000 (Mr. Toner), $236,950 (Mr. Hanger), $250,000 (Mr. Keaveney), and $215,000 (Mr. Ringer). Each Executive will have the opportunity to earn an annual performance bonus based on objectives established by the board of directors of Innotrac in consultation with Mr. Dorfman. Innotrac has also agreed to provide Mr. Dorfman with a leased vehicle and reimburse Mr. Dorfman for the costs of insurance, fuel, repairs and maintenance incurred by Mr. Dorfman in connection with the use of the vehicle.
The Employment Agreements provide for “at will” employment, but upon termination without “cause” or a resignation for a “good reason” (each as defined in the Employment Agreements), the Executives will be entitled to severance compensation including salary continuation and continuation of health and welfare benefit during their respective severance periods. Mr. Dorfman’s severance period will be 18 months following termination. Mr. Ringer’s severance period will be six months after termination. The severance period for each other Executive will be nine months after termination. Each Executive is also subject to customary restrictive covenants.
Aircraft Lease.   Immediately prior to the execution of the Merger Agreement, Innotrac entered into an amended and restated aircraft lease (the “Aircraft Lease”) with SDD Holdings, Inc., an affiliate of Mr. Dorfman (“SDD Holdings”). The following summary of certain provisions of the Aircraft Lease is qualified in its entirety by reference to the Aircraft Lease, which are incorporated herein by reference. We have filed a copy of the Aircraft Lease as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Aircraft Lease in its entirety for a more complete description of the provisions summarized below.
The Aircraft Lease was approved by the Special Committee and will become effective immediately upon the effective time of the Merger. Pursuant to the Aircraft Lease, SDD Holdings will lease to Innotrac an aircraft owned by SDD and used primarily by Mr. Dorfman. Innotrac will be required to pay to SDD Holdings monthly rent in the amount of $30,000 and will be responsible for all repairs, maintenance, insurance and fuel and oil costs incurred in connection with the use by Mr. Dorfman of the aircraft for business purposes. SDD Holdings shall be responsible for hangerage costs and all costs and expenses incurred in connection with the use of the aircraft for purposes other than those relating to Innotrac’s business.
Commitments
Equity Commitment Letter.   Parent, Purchaser and Innotrac have received a commitment letter (the “Equity Commitment Letter”) from Sterling Capital Partners IV, L.P., a Delaware limited partnership (“Guarantor”), pursuant to which Guarantor has agreed to purchase equity securities of Parent in an aggregate amount of $119,000,000 (the “Commitment”), in order to allow Parent to purchase all of the Shares in the Offer and to complete the Merger and pay related transaction fees and expenses. This summary of certain provisions of the Equity Commitment Letter is qualified in its entirety by reference to the Equity Commitment Letter, which is incorporated herein by reference. We have filed a copy of the Equity Commitment Letter as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Equity Commitment Letter in its entirety for a more complete description of the provisions summarized herein.
Under the Equity Commitment Letter, Guarantor has agreed to guaranty, through the closing of the transactions contemplated by the Merger Agreement, the performance of all the obligations, covenants and agreements of Parent and Purchaser under the Merger Agreement.
Guarantor may assign all or a portion of its obligations to fund the Commitment to one or more person(s) controlling, controlled by or under common control with, Guarantor; however, no such assignment will relieve Guarantor of its obligations under the Equity Commitment Letter. Guarantor has advised Innotrac that it intends to assign a portion of the Commitment to SCP IV Parallel, L.P., an investment fund affiliated with Guarantor. The obligation of Guarantor (or its permitted assignees) to fund the Commitment is subject to satisfaction or waiver of the conditions of Parent and Purchaser to accept Shares for payment in the Offer as set forth in the Merger Agreement.

Guarantor’s (or its permitted assignees’) obligations under the Equity Commitment Letter may be enforced by Parent or Innotrac. No other third party will have any right of enforcement under the Equity Commitment Letter.
The Equity Commitment Letter and Guarantor’s obligation to fund the Commitment will terminate if the Merger Agreement terminates.
Debt Commitment Letter.   Purchaser has received a commitment letter from Regions Bank, Regions Capital Markets (a division of Regions Bank) and Fifth Third Bank (collectively, the “Lenders”), dated as of November 14, 2013 (the “Debt Commitment Letter”), pursuant to which the Lenders committed to provide, subject to certain conditions, up to $60 million in debt financing. This summary of certain provisions of the Debt Commitment Letter is qualified in its entirety by reference to the Debt Commitment Letter, which is incorporated herein by reference. We have filed a copy of the Debt Commitment Letter as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Debt Commitment Letter in its entirety for a more complete description of the provisions summarized herein.
The debt financing will be comprised of (i) a term loan facility of $45 million and (ii) a revolving credit facility of $15 million, which financing will be used to fund a part of the Merger consideration under the Merger Agreement, to pay certain expenses, to refinance debt, and for general corporate purposes for the operation of Innotrac (as the surviving corporation following the Merger) following the closing of the Offer and the Merger.
Confidentiality Agreement
On July 26, 2013, Innotrac and Sterling Fund Management, LLC (“SFM”), an affiliate of Parent and Purchaser, entered into a Confidentiality Agreement in connection with a possible negotiated transaction between the parties and/or their affiliates (the “Confidentiality Agreement”). This summary of certain provisions of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference. We have filed a copy of the Confidentiality Agreement as an exhibit to the Schedule TO. Shareholders and other interested parties should read the Confidentiality Agreement in its entirety for a more complete description of the provisions summarized below.
Under the terms of the Confidentiality Agreement, SFM agreed to keep confidential, subject to certain exceptions provided for in the Confidentiality Agreement, information furnished directly or indirectly by Innotrac or any of its representatives to SFM or any of its representatives and to use such information solely for the purpose of considering whether to pursue a possible transaction with Innotrac. SFM has agreed, subject to certain exceptions, that it and certain of its affiliates would not, for a period of 18 months from the date of the Confidentiality Agreement, directly or indirectly, solicit or employ any senior management employee of Innotrac or any other employee of Innotrac with whom SFM had non-incidental direct contact and about whom SFM first became aware during its evaluation of a possible transaction with Innotrac. SFM also agreed to standstill provisions that prohibit SFM and its affiliates from (i) taking various actions, whether directly or indirectly, to acquire some or all of the voting securities or assets of Innotrac or otherwise to seek control over Innotrac outside of the transactions contemplated by the Merger Agreement, without the consent of Innotrac and (ii) entering into any discussions, negotiations, agreements or understandings with any other person (other than SFM’s representatives) with respect to a transaction with Innotrac, or any agreement, arrangement or any other understanding with any potential financing source that may reasonably be expected to limit, restrict, restrain or otherwise impair the ability of such financing source to provide financing or other assistance to any other party in a transaction with Innotrac. The foregoing standstill requirements expire one year after the date of the Confidentiality Agreement.
7.
  Dissenters’ Rights; Rule 13e-3
Dissenters’ Rights.    No dissenters’ rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, each holder of Shares at the effective time of the merger that has neither voted in favor of the Merger nor consented thereto in writing, and that otherwise complies with the applicable statutory procedures under Article 13 of the GBCC (including, if a shareholder vote is required for the Merger, delivery of written notice to Innotrac prior to such vote), will be entitled to receive a judicial determination of the fair value of the holder’s Shares as of immediately prior to the Merger (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Georgia court may determine for Shares held by such holder.
Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Shareholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer and the Merger. Moreover, Innotrac may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.
The foregoing summary of the rights of dissenting shareholders under the GBCC does not purport to be a statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights under Georgia law. The preservation and exercise of dissenters’ rights require strict and timely adherence to the applicable provisions of Georgia law, which will be set forth in their entirety in the proxy statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to dissenters’ rights under Georgia law and is qualified in its entirety by reference to Georgia law, including without limitation, Article 13 of the GBCC.
Rule 13e-3.   Pursuant to the Contribution and Support Agreement, Scott D. Dorfman, Innotrac’s Chairman, President and Chief Executive Officer, and certain related shareholders of Innotrac have agreed to contribute, immediately following Purchaser’s acceptance of the Shares tendered in the Offer, an aggregate of 5,839,462 Shares beneficially owned by them to Parent, representing approximately 44% of the outstanding Shares as of the date of the Merger Agreement, in exchange for limited partnership interests in Parent. As a result of the transactions contemplated by the Contribution and Support Agreement, Mr. Dorfman and the related investors party thereto will be admitted as limited partners of Parent. As a result of the transactions contemplated by the Contribution and Support Agreement, the transactions contemplated by the Merger Agreement are considered to constitute, and the Purchaser Group is deemed to be engaged in, a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Innotrac and certain information relating to the fairness of the Offer and the Merger and the consideration offered to unaffiliated shareholders will be filed with the SEC and disclosed to unaffiliated shareholders. Such information has been provided in this Offer to Purchase, as well as in a Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto (which exhibits include this Offer to Purchase and, with respect to the Transaction Statement on Schedule 13E-3, Innotrac’s Schedule 14D-9), filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act.
8.
  Transactions and Arrangements Concerning the Shares
Except by reason of the Merger Agreement, the Contribution and Support Agreement and the Subscription Agreements, no member of the Purchaser Group or, to the best of their knowledge, any person listed in Schedule I hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, has engaged in any transactions in Shares during the past 60 days or is a party to any agreement, arrangement or understanding with respect to the Shares or any other securities of Innotrac (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). In addition, no member of the Purchaser Group has purchased any Shares within the past two years. For the purpose of Rule 13d-3 under the Exchange Act, by reason of the entry by Mr. Dorfman and related shareholders into the Contribution and Support Agreement with Parent, and the entry by Messrs. Toner and Hanger into the Subscription Agreement to which he is a party with Parent (in particular, the provisions of such agreements requiring Mr. Dorfman and the related shareholders and each of Messrs. Toner and Hanger to vote all of the Shares held by such shareholder in favor of the approval of the Merger Agreement, the Merger and related actions, and the related proxy granted to Parent and Parent’s designees), the Purchaser Group may be deemed to share beneficial ownership over the Shares beneficially owned by Mr. Dorfman, the related shareholders and Messrs. Toner and Hanger, respectively.

9.
  Certain Relationships between Parent or Purchaser and Innotrac
There are no relationships between Parent or Purchaser or any of their respective affiliates, on the one hand, and Innotrac, on the other hand, that would require disclosure under the rules and regulations of the SEC applicable to this Offer to Purchase other than in respect of the Merger Agreement and those arrangements described in “Special Factors — Section 1. Background of the Offer; Past Contacts, Negotiations and Transactions”; “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements”; and “Special Factors — Section 8. Transactions and Arrangements Concerning the Shares.”
10.
  Interests of Directors and Executive Officers in the Offer and the Merger
In considering the fairness of the consideration to be received in the Offer and the Merger, the shareholders of Innotrac should be aware that certain directors and executive officers of Innotrac have interests in the Offer and the Merger that may present them with certain actual or potential conflicts of interest. A description of these interests, including the information required to be disclosed pursuant to Item 402(t) of Regulation S-K, is included in Innotrac’s Schedule 14D-9 under the captions “Item 3. Past Contacts, Transactions, Negotiations And Agreements — Arrangements Affecting the Company’s Executive Officers and Directors”; “Item 3. Past Contacts, Transactions, Negotiations and Agreements — Arrangements Among the Company and Parent, Purchaser and/or Other Sterling Affiliates”; “Item 4. The Solicitation Or Recommendation — Background of the Offer and Merger”; and “Item 3. Past Contacts, Transactions, Negotiations and Agreements — Golden Parachute Compensation,” which description and information is incorporated herein by reference.

THE OFFER
1.
  Terms of the Offer
Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay $8.20 per Share, net to the seller in cash, without interest and less any applicable withholding tax, for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with “The Offer — Section 4. Withdrawal Rights.” The term “Expiration Date” means 6:00 p.m., New York City time, on Friday, January 3, 2014, unless and until, in accordance with the terms of the Merger Agreement and applicable law, Purchaser extends the period of time for which the Offer is open, in which case the term “Expiration Date” means the latest time and date at which the Offer, as so extended by Purchaser, expires.
Subject to the terms of the Merger Agreement and applicable law, Purchaser may extend the Offer by giving oral or written notice of the extension to the Depositary and publicly announcing such extension by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived, Purchaser is required by the Merger Agreement to extend the Offer to permit the satisfaction of the conditions on one or more occasions, in consecutive increments of up to five business days (or such longer period as the parties may agree). If, however, at any scheduled expiration of the Offer, the Minimum Condition has not been satisfied, but each other condition to the Offer has been satisfied or waived, then, pursuant to the Merger Agreement, Purchaser may, and if requested by Innotrac Purchaser will, extend the Offer by increments of five business days; provided that Purchaser may not extend the Offer by more than 30 business days without the consent of Innotrac. Purchaser has also agreed to extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. If, at the Expiration Date, all of the conditions to the Offer have been satisfied or waived, we will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer.
Interest will not be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for the Shares.
The Offer is not subject to any financing condition. The Offer is subject to a condition that there be validly tendered in the Offer and not validly withdrawn before the expiration of the Offer a number of Shares that, together with the Covered Shares, represents at least a majority of the Shares outstanding on a fully-diluted basis (assuming the issuance of all Shares that may be issued in respect of outstanding stock options) as of the expiration of the Offer (this condition, together with the Majority of the Minority Condition discussed below, being referred to as the “Minimum Condition”). The Offer is also subject to a condition that there be validly tendered in the Offer and not validly withdrawn before the expiration of the Offer a number of Shares (which necessarily will not include the Covered Shares, because Mr. Dorfman and related shareholders have agreed not to tender them) that represents at least a majority of the Shares outstanding on a fully-diluted basis as of the expiration of the Offer, excluding the Shares beneficially owned by Mr. Dorfman (the “Majority of the Minority Condition”). The Minimum Condition, including the Majority of the Minority Condition, is not waivable. For purposes of the Offer, Shares tendered pursuant to guaranteed delivery procedures that have not actually been delivered in settlement or satisfaction of such guarantee prior to the expiration of the Offer are not counted for purposes of determining the satisfaction of the Minimum Condition. For purposes of this Offer to Purchase, “Covered Shares” means the Shares owned by Scott D. Dorfman, the Chairman of the Board, President and Chief Executive Officer of Innotrac, and related shareholders that are subject to the Contribution and Support Agreement to which Mr. Dorfman and such related shareholders are party with Parent (the “Contribution and Support Agreement”). Purchaser and Parent understand, based upon information provided by Mr. Dorfman, that the Covered Shares are deemed to be beneficially owned by Mr. Dorfman and represent all of the outstanding Shares beneficially owned by Mr. Dorfman. The Offer is also subject to the satisfaction of certain other conditions set forth in this Offer to Purchase, including, among other conditions, no material adverse effect on Innotrac having occurred since November 14, 2013. See “The Offer — Section 11. Conditions of the Offer.”

Subject to the terms of the Merger Agreement, we may, at any time and from time to time before the Expiration Date, increase the Offer Price or make any other changes to the terms and conditions of the Offer, or waive any condition to the Offer, except that, without the prior written consent of Innotrac, we may not:
•
  reduce the Offer Price;
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  change the form of consideration payable in the Offer;
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  reduce the number of Shares subject to the Offer;
•
  amend or waive the Minimum Condition, including the Majority of the Minority Condition (which conditions are not waivable);
•
  add to the conditions to the Offer or amend any of the conditions to the Offer described in “The Offer — Section 11. Conditions of the Offer” in a manner adverse to any holder of Shares; or
•
  otherwise amend any of the terms of the Offer in any manner adverse to any holder of Shares.
If Purchaser extends the Offer, or if Purchaser is delayed in its payment for Shares or is unable to pay for Shares in the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “The Offer — Section 4. Withdrawal Rights.” The ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which provides that a bidder may not fail to pay the consideration offered or return the securities deposited promptly after the termination or withdrawal of the Offer.
Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of Purchaser under such rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release.
If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will file an amendment to the Tender Offer Statement filed with the SEC on Schedule TO with respect to the Offer, disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changed terms or information. We understand the SEC’s view to be that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders; provided that, a change in price, a change in percentage of securities sought or any other change not materially less significant than a change in price or a change in percentage of securities sought generally requires that an offer remain open for a minimum of 10 business days from the date the change is first published, sent or given to security holders. The requirement to extend an offer does not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled expiration date equals or exceeds the minimum extension period that would be required because of such change. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.
  Acceptance for Payment and Payment for Shares
Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in “The Offer — Section 1. Terms of the Offer,” Purchaser will accept for payment and promptly pay for all Shares validly tendered before the Expiration Date and not properly withdrawn in accordance with “The Offer — Section 4. Withdrawal Rights.” For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see “The Offer — Section 1. Terms of the Offer.”
In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•
  the certificates for the Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees; or
•
  in the case of a transfer effected under the book-entry transfer procedures described in “The Offer — Section 3. Procedure for Tendering Shares,” a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in “The Offer — Section 3. Procedure for Tendering Shares”; and
•
  any other documents required by the Letter of Transmittal.
For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of the Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser’s obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Interest will not be paid on the Offer Price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making payment.
If any tendered Shares are not accepted for payment for any reason, certificates representing unpurchased Shares will be returned, without expense, to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, according to the procedures set forth in “The Offer — Section 3. Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of Purchaser’s decision not to accept the Shares and the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.
If Purchaser is delayed in its acceptance for payment or payment for Shares or is unable to accept for payment or pay for Shares in the Offer, then, without prejudice to Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in “The Offer — Section 4. Withdrawal Rights.”
Purchaser reserves the right to transfer or assign to Parent and/or one or more affiliates of Purchaser or Parent any of its rights under the Merger Agreement, including the right to purchase Shares tendered in the Offer, but any transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment in the Offer.

3.
  Procedure for Tendering Shares
Valid Tender. A shareholder must follow one of the following procedures to validly tender Shares in the Offer:
•
  for Shares held as physical certificates, the certificates for tendered Shares, a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration;
•
  for Shares held in book-entry form, either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “— Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case before the Expiration Date; or
•
  the tendering shareholder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery” before the Expiration Date.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
Book-Entry Transfer. The Depositary has agreed to establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery” for a valid tender of Shares by book-entry transfer. The confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”
The term “Agent’s Message” means a message, transmitted through electronic means by the Book-Entry Transfer Facility in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.
Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal:
•
  if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or
•
  if Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).
In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment is to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders appear on the Share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.
Guaranteed Delivery. If a shareholder desires to tender Shares in the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary before the Expiration Date, the shareholder’s tender may still be effected if all the following conditions are met:
•
  the tender is made by or through an Eligible Institution;
•
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, before the Expiration Date; and
•
  the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A “trading day” is any day on which quotations are available for shares listed on NASDAQ.
The Notice of Guaranteed Delivery may be delivered by hand or transmitted by mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if the notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf the notice is given that the participant has received and agrees to become bound by the form of the notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.
Other Requirements. Payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Depositary of:
•
  Share certificates (or a timely Book-Entry Confirmation);
•
  a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal); and
•
  any other documents required by the Letter of Transmittal.

Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Interest will not be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment.
Appointment as Proxy. By executing the Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint designees of Purchaser as such shareholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will become effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares, including, without limitation, in respect of any special meeting in connection with the Merger and, to the extent permitted by applicable law and Innotrac’s articles of incorporation and bylaws, any other annual, special or adjourned meeting of Innotrac’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Innotrac’s shareholders.
Options. The Offer is only for Shares and not for any options to acquire Shares. Under the Merger Agreement, Innotrac has agreed to take commercially reasonable efforts to provide that each option to acquire Shares that is outstanding immediately prior to the effective time of the Merger, whether or not then exercisable or vested, will, immediately following the closing of the Offer (or in the event shareholder approval is required, as of the effective time of the Merger), (1) become fully vested and exercisable and (2) be converted into the right to receive a payment in cash, if any, equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share subject to such option, multiplied by (b) the number of Shares subject to the applicable option (provided that the option consideration will be paid net of any applicable tax withholdings).
Restricted Stock. Under the Merger Agreement, Innotrac has agreed to provide that each Share that is outstanding immediately prior to the consummation of the Offer (or if shareholder approval is required, immediately prior to the effective time of the Merger) and is subject to vesting or other lapse restrictions pursuant to Innotrac’s equity incentive plans or any applicable restricted stock award agreement will (1) vest and become free of such restrictions immediately following the closing of the Offer (or in the event shareholder approval is required, immediately prior to the effective time of the Merger), and (2) other than Shares owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC, convert into the right to receive the Offer Price pursuant to, and in accordance with the terms of, the Merger (provided that such consideration shall be paid net of any applicable tax withholdings).
Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be resolved by Purchaser, in its sole discretion, whose determination shall be final and binding, subject to the right of any shareholder tendering Shares in the Offer to dispute such determination in a court of competent jurisdiction. Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and Purchaser’s interpretation of the Offer, the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including the determination of whether any tender is complete and proper) shall be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, Innotrac or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.
Backup Withholding. To avoid backup withholding of U.S. federal income tax on payments made in the Offer, each tendering U.S. holder should complete and return the Form W-9 included in the Letter of Transmittal. Tendering non-U.S. holders should complete and submit the applicable IRS Form W-8, which can be obtained from the Depositary or at www.irs.gov. For an explanation of the terms “U.S. holder” and “non-U.S. holder” and a more detailed discussion of backup withholding, see “The Offer — Section 5. Summary of Material U.S. Federal Income Tax Consequences.”
Tender Constitutes Binding Agreement. Purchaser’s acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).
4.
  Withdrawal Rights
Except as provided in this Section, or as provided by applicable law, tenders of Shares are irrevocable.
Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date. In addition, pursuant to Section 14(d)(5) of the Exchange Act, the Shares may be withdrawn at any time after February 2, 2014, which is the 60th day after the date of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.
For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person that tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person that tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in “The Offer — Section 3. Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in “The Offer — Section 3. Procedure for Tendering Shares” at any time before the Expiration Date.
All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent, Innotrac or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
5.
  Summary of Material U.S. Federal Income Tax Consequences
The following discussion is a general summary of the material U.S. federal income tax consequences expected to result to the holders of Shares whose Shares are sold in the Offer or converted to cash in the

Merger. This discussion is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.
This discussion is limited to holders who hold Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of the holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the U.S. federal income tax laws, including without limitation, expatriates and certain former citizens or long-term residents of the United States, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax-qualified retirement plans, persons subject to the alternative minimum tax, and persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a hedging or conversion transaction or other integrated investment. This discussion also does not address the U.S. federal income tax consequence to holders of Shares who acquired their Shares through stock option or stock purchase plan programs or in other compensatory arrangements.
We urge you to consult your tax advisor regarding the U.S. federal tax consequences of the Offer and the Merger in respect of your particular circumstances, as well as any tax consequences arising under any state, local or foreign tax laws.
As used in this discussion, a “U.S. holder” is any beneficial owner of Shares who is treated for U.S. federal income tax purposes as:
•
  an individual citizen or resident of the United States;
•
  a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
  a trust (i) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control or (ii) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.
A “non-U.S. holder” is any beneficial owner of Shares that is not a U.S. holder for U.S. federal income tax purposes.
If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific U.S. federal income tax consequences to them.
U.S. Holders
Effect of the Offer and the Merger. The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder that receives cash in exchange for Shares in the Offer or the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.
Information Reporting and Backup Withholding. Payments made to U.S. holders in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). Backup withholding is not an additional tax. U.S. holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption must provide Purchaser or its paying agent with its correct taxpayer identification number (“TIN”) and certify that it is not subject to backup withholding by completing and returning the Form W-9 included in the Letter of Transmittal or otherwise establish an exemption from the backup withholding rules. In general, for an individual, the TIN is such individual’s social security number.
If Purchaser or its paying agent is not provided with the correct TIN, the U.S. holder (or other payee) may be subject to a $50 penalty imposed by the IRS, and any reportable payments made to such person may be subject to backup withholding at the applicable rate, currently 28%. Such reportable payments generally will be subject to information reporting, even if Purchaser or its paying agent is provided with a TIN. If a U.S. holder has not been issued a TIN and has applied for one or intends to apply for one in the near future, such U.S. holder should write “Applied For” in the space provided for the TIN in Part I of Form W-9 and sign and date the Form W-9. If “Applied For” is written in Part I and Purchaser or its paying agent is not provided with a TIN prior to the date of payment, 28% of any reportable payments made to the U.S. holder will be withheld. For further information concerning backup withholding and instructions for completing Form W-9 (including how to obtain a TIN if you do not have one and how to complete Form W-9 if the Shares are held in more than one name), consult the instructions in the Form W-9. A Form W-9 is included with the Letter of Transmittal or you may obtain a Form W-9 from the Depositary upon request or from the IRS at its internet website: www.irs.gov.
Certain persons (including, among others, certain corporations) are not subject to these backup withholding and reporting requirements. Exempt U.S. persons should indicate their exempt status on Form W-9. Holders should consult their tax advisors as to any qualification for exemption from backup withholding and as to the procedure for obtaining the exemption.
Note: Failure to complete and return Form W-9 may result in backup withholding of 28% of any reportable payments made to you pursuant to the Offer. Please review the Form W-9 and instructions contained in the letter of transmittal for additional details.
Non-U.S. Holders
Effect of the Offer and the Merger. A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash for Shares in the Offer or the Merger unless:
•
  the holder is an individual who was present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met;
•
  the gain is effectively connected with the holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or
•
  Innotrac is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the Shares or the period that the non-U.S. holder held Shares.
Gains of a holder described in the first bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by U.S. source capital losses. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a resident of the United States. Non-U.S. holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-U.S. holders are urged to consult any applicable tax treaties that may provide for different rules.
With respect to the third bullet point, in general, a corporation is a USRPHC if the fair market value of its “United States real property interests” (as defined in the Code and applicable Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. There can be no assurance that Innotrac does not currently constitute or will not become a USRPHC. However, since the Shares are regularly traded on an established securities market (within the meaning of applicable Treasury regulations), in the event Innotrac constitutes a USRPHC, the Shares will be treated as U.S. real property interests only with respect to a non-U.S. holder that owns (actually or constructively) more than five percent of the Shares. Non-U.S. holders owning (actually or constructively) more than five percent of the Shares should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger.
Information Reporting and Backup Withholding. Payments made to a non-U.S. holder in the Offer and the Merger may be subject to information reporting and backup withholding (currently at a rate of 28%). A non-U.S. holder can avoid backup withholding by providing the Depositary with the applicable and properly executed IRS Form W-8 certifying the holder’s non-U.S. status or by otherwise establishing an exemption. An IRS Form W-8 can be obtained from the Depositary upon request or from the IRS at its internet website www.irs.gov. Backup withholding is not an additional tax. A non-U.S. holder may use amounts withheld as a credit against its U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.
6.
  Price Range of the Shares; Dividends on the Shares
The Shares are listed and traded on the NASDAQ Capital Market under the symbol “INOC.” The following table sets forth, for each of the periods indicated, the high and low reported sales price for the Shares on NASDAQ, based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2011
First Quarter	$1.62	$1.28
Second Quarter	$1.93	$1.27
Third Quarter	$1.59	$1.02
Fourth Quarter	$1.40	$0.92
Fiscal Year Ended December 31, 2012
First Quarter	$1.35	$0.95
Second Quarter	$1.43	$1.18
Third Quarter	$2.60	$1.38
Fourth Quarter	$3.60	$1.75
Fiscal Year Ending December 31, 2013
First Quarter	$3.55	$2.42
Second Quarter	$4.45	$3.16
Third Quarter	$5.69	$3.78
Fourth Quarter (through December 3, 2013)	$8.25	$4.89
On October 21, 2013, the last trading day prior to the beginning of Innotrac’s exclusive negotiations with Sterling Partners, the closing price of Innotrac’s common stock reported on NASDAQ was $6.55 per Share. On November 14, 2013, the last trading day before Innotrac announced the execution of the Merger Agreement, the closing price of Innotrac’s common stock reported on NASDAQ was $6.85 per Share. On December 3, 2013, the last full day before commencement of the Offer, the closing price of Innotrac’s common stock reported on NASDAQ was $8.19 per Share.

Purchaser has been advised that Innotrac has not paid any dividends during the fiscal years ended December 31, 2011 or December 31, 2012 or during the interim period through December 3, 2013. The Merger Agreement provides that, without Parent’s prior written consent, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement or the effective time of the Merger, Innotrac may not declare, set aside or pay any dividends on, or make any other distribution (whether payable in cash, stock, property or a combination thereof) with respect to its capital stock.
7.
  Effect of the Offer on the Market for the Shares; NASDAQ Capital Market Listing; Exchange Act Registration; Margin Regulations
Following the acquisition of Shares pursuant to the Offer, Parent and Purchaser will effect the Merger, pursuant to which each issued and outstanding Share (other than Shares held in the treasury of Innotrac or owned by Parent or Purchaser or held by shareholders who properly demand and perfect dissenters’ rights under the GBCC) that was not tendered in the Offer will, at the effective time of the Merger, convert into the right to receive from Purchaser the Offer Price per share in cash, without interest and less any applicable withholding tax. Accordingly, if the Merger takes place, the only difference between tendering and not tendering Shares in the Offer (other than as set forth below) is that tendering shareholders will be paid earlier. However, if a short-form Merger is not consummated, during the period after the purchase of the tendered Shares in the Offer and prior to consummation of the Merger, the purchase of Shares by Purchaser in the Offer may have material effects on the market for the Shares, NASDAQ listing and Exchange Act registration of the Shares and the eligibility of the Shares to be used as collateral for margin loans. These potential effects are summarized below.
Market for the Shares. The purchase of Shares in the Offer will reduce the number of Shares that might otherwise trade publicly. As a result, the purchase of Shares in the Offer could adversely affect the liquidity and market value of the remaining Shares held by the public. Neither Parent nor Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.
NASDAQ Capital Market Listing. Depending upon the number of Shares purchased in the Offer, the Shares may no longer meet the published guidelines for continued listing on NASDAQ. According to the published guidelines, the Shares would only meet the criteria for continued listing on NASDAQ if, among other things, (1) there are at least 300 shareholders of Innotrac, (2) the minimum bid price for the Shares was at least $1 per share, (3) there are at least two market makers for the Shares, (4) the number of publicly-held Shares (excluding Shares held by officers, directors, and other concentrated holdings of 10% or more, such as held by Parent upon completion of the Offer) is at least 500,000, (5) the market value of such publicly-held Shares is at least $1 million, and:
•
  Innotrac’s shareholders’ equity, as of the end of its most recent fiscal quarter, is at least $2.5 million;
•
  the market value of the Shares listed on NASDAQ is at least $35 million; or
•
  the net income of Innotrac was at least $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.
If, as a result of the purchase of Shares in the Offer, the Shares no longer meet these standards, the quotations for the Shares on NASDAQ could be discontinued. If this occurs, the market for the Shares would likely be adversely affected. If NASDAQ ceases to publish quotations for the Shares, it is possible that the Shares would continue to trade on another market or securities exchange or in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors.
Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares in the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares.

Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Innotrac to its shareholders and would make certain provisions of the Exchange Act no longer applicable to Innotrac, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) or 14(c) in connection with shareholders’ meetings and the related requirement to furnish an annual report to shareholders. Furthermore, the ability of “affiliates” of Innotrac and persons holding “restricted securities” of Innotrac to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended, could be impaired or eliminated. We expect Innotrac will apply for termination of registration of the Shares under the Exchange Act after the completion of the Merger.
Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, after completion of the Offer, the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”
8.
  Certain Information Concerning Innotrac
Innotrac Corporation. Innotrac Corporation (NASDAQ: INOC) is a publicly traded Georgia corporation with is principal executive offices located at 6465 East Johns Crossing, Johns Creek, Georgia 30097. The telephone number at Innotrac’s principal executive offices is (678) 584-4000.
Innotrac, founded in 1984 and based near Atlanta, Georgia, is a best-in-class commerce provider integrating digital technology, fulfillment, contact center and business intelligence solutions to support global brands. Innotrac’s fulfillment, order management and contact center solutions are integrated with all major web platforms, and seamlessly integrate with any required partner technologies. Innotrac employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and one call center spanning all time zones across the continental United States.
Available Information. Innotrac is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Certain information concerning Innotrac’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options and restricted stock awards granted to them), the principal holders of Innotrac’s securities, material interests of such persons in transactions with Innotrac, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Innotrac’s shareholders and/or filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Innotrac, that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of such reports, proxy statements and other information should also be available at Innotrac’s web site, the address of which is www.innotrac.com.
None of the Purchaser Group, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Innotrac provided by Innotrac or contained in the periodic reports, documents and records referred to herein or for any failure by Innotrac to disclose events that may have occurred or may affect the significance or accuracy of any such information but which are unknown to us.
Summary Historical Financial Information. The following table sets forth summary historical financial data for Innotrac as of and for the nine months ended September 30, 2013 and 2012 and for each of the fiscal years ended December 31, 2012 and 2011.

The following financial information for Innotrac has been derived from and should be read in conjunction with, the audited financial statements and other financial information contained in Innotrac’s Annual Report on Form 10-K for the year ended December 31, 2012 and the unaudited interim financial statements and other financial information contained in Innotrac’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, including in each case the notes thereto. More comprehensive financial information (including management’s discussion and analysis of financial condition and results of operations) is included in such reports and other documents filed by Innotrac with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included in Innotrac’s Annual Report on Form 10-K for the year ended December 31, 2012 and Innotrac’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 are incorporated by reference into this Offer to Purchase. The reports have been filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same matter set forth under “Available Information” above.

Summarized Financial Information (Unaudited)

	(numbers in thousands except share and per share data)
Statement of Operations	Three months ended September 30, 2013	Three months ended September 30, 2012	Year ended December 31, 2012	Year ended December 31, 2011
Total revenues	$29,755	$25,694	$107,694	$84,684
Cost of service revenues	13,391	10,368	47,113	36,211
Freight expense	3,240	3,463	13,150	9,642
Selling, general and administrative expenses	10,816	9,674	39,966	36,802
Depreciation and amortization	996	995	3,699	3,380
Total operating expenses	28,443	24,500	103,928	86,035
Operating income (loss)	1,312	1,194	3,766	(1,351)
Total other expense	40	88	291	189
Net income	18,456	1,106	3,475	(1,540)
Net income attributable to noncontrolling interest	1	(1)	1	2
Net income attributable to Innotrac	18,457	1,105	3,476	(1,538)
Income per share from continuing operations
Basic	$0.10	$0.08	$0.27	$(0.12)
Diluted	$0.10	$0.08	$0.27	$(0.12)
Earnings (loss) per share
Basic	$1.39	$0.08	$0.27	$(0.12)
Diluted	$1.39	$0.08	$0.27	$(0.12)
Ratio of earnings to fixed charges	23.9	10.4	12.9	(7.1)

Balance Sheet	As of September 30, 2013	As of December 31, 2012	As of December 31, 2011
Cash and cash equivalents	$3,450	$4,005	$3,283
Total current assets	26,154	29,068	22,069
Total noncurrent assets	34,938	15,124	12,273
Total assets	61,092	44,192	34,342
Total current liabilities	14,179	18,392	12,398
Total noncurrent liabilities	2,854	2,344	2,128
Total Innotrac shareholders’ equity	44,046	23,442	19,801
Noncontrolling interest	13	14	15
Total equity	44,059	23,456	19,816
Book value per share	$3.33	$1.79	$1.53
Sources of Information. Except as otherwise set forth herein, the information concerning Innotrac contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. The information concerning Innotrac taken or incorporated by reference into this Offer to Purchase, or otherwise derived, from such documents and records is qualified in its entirety by reference to Innotrac’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Innotrac contained in such documents and records or for any failure by Innotrac to disclose events which may have occurred or may affect the significance or accuracy of any such information.
Prospective Financial Information. In connection with the discussions between Innotrac and the Purchaser Group that led to the negotiation of the Merger Agreement, Innotrac provided to the Purchaser Group on July 26, 2013 a financial forecast (the “Initial Financial Forecast”) covering the fiscal years ending December 31, 2013 through 2017, and subsequently provided to the Purchaser Group on October 8, 2013 an updated financial forecast for those years reflecting Innotrac’s prospective financial results (the “Updated Financial Forecast,” and together with the Initial Financial Forecast, the “Financial Forecasts”). Summaries of the Initial Financial Forecast and the Updated Financial Forecast are set forth below.
No member of the Purchaser Group or any of their affiliates or representatives participated in preparing, and they do not express any view on, the Financial Forecasts summarized below, or the assumptions underlying the Financial Forecasts. The summary of the Financial Forecasts is included solely to give shareholders access to the information that was made available to the Purchaser Group and is not included in this Offer to Purchase in order to influence any Innotrac shareholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares into the Offer, whether or not to seek appraisal rights with respect to the Shares or as to how that shareholder should vote on the approval of the Merger and the Merger Agreement if a vote of Innotrac’s shareholders is held.
It is our understanding that Innotrac did not prepare the Financial Forecasts with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles (“GAAP”). To our knowledge, neither Innotrac’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Forecasts included below, or expressed any opinion or any other form of assurance on such information or its achievability.
It is our understanding that the Financial Forecasts reflect numerous estimates and assumptions made by Innotrac with respect to industry performance, sales volume generated by Innotrac’s customers, general business, economic, regulatory, market and financial conditions, as well as matters specific to Innotrac’s business, many of which are difficult to predict and many of which are beyond Innotrac’s control. Certain of these assumptions are described under the heading “Financial Forecasts” in the Schedule 14D-9 prepared by Innotrac and being distributed to holders of Shares with this Offer to Purchase. The Financial Forecasts reflect subjective judgments in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Financial Forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause Innotrac’s actual results to differ materially from those forecasted in the Financial Forecasts, including, but not limited to, Innotrac’s reliance on a small number of major clients, risks associated with the terms and pricing of Innotrac’s contracts, the effect on Innotrac of economic downturns, risks associated with the fluctuations in volumes from Innotrac’s clients, risks associated with upgrading, customizing, migrating or supporting existing technology, risks associated with competition, and the various risks set forth in Innotrac’s reports filed with the SEC. There can be no assurance that the Financial Forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. The Financial Forecasts cover multiple years and the information included in the Financial Forecasts by its nature becomes less predictive with each successive year. In addition, the Financial Forecasts will be affected by Innotrac’s ability to achieve strategic goals, objectives and targets over the applicable periods. We understand that the assumptions upon which the Financial Forecasts were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Innotrac’s control. The Financial Forecasts also reflect assumptions as to certain business decisions that are subject to change. The Financial Forecasts cannot, therefore, be considered a guaranty of future operating results, and the information included in the Financial Forecasts should not be relied on as such. The inclusion of the Financial Forecasts should not be regarded as an indication that Innotrac, Parent, Purchaser, any of their respective representatives or anyone who received the Financial Forecasts then considered, or now considers, it necessarily predictive of actual future events, and this information should not be relied upon as such. None of Innotrac, Parent, Purchaser or any of their respective financial advisors, the Information Agent, the Depositary or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Financial Forecasts described below. None of Innotrac, Parent, Purchaser or any of their respective financial advisors or any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the Financial Forecasts if they are or become inaccurate (even in the short term).
We understand that the Financial Forecasts do not take into account any circumstances or events occurring after the date it was prepared, including the transactions contemplated by the Merger Agreement. We also understand that, except as described below, the Financial Forecasts do not reflect any of the effects of the transactions contemplated by the Merger Agreement, or any other changes that may in the future affect Innotrac or its assets, business, operations, properties, policies, corporate structure, capitalization and management as a result of the Merger Agreement or the transactions contemplated thereunder, including any effects of the announcement of the Offer and the Merger Agreement on Innotrac’s customers and employees. The reliability of the Financial Forecasts is also negatively affected by Innotrac’s customer concentration, which tends to amplify the effect of the loss or gain of a significant customer. Further, the Financial Forecasts do not take into account the effect of any failure of the Offer or the Merger to occur and should not be viewed as accurate or continuing in that context.
The inclusion of the Financial Forecasts herein should not be deemed an admission or representation by Parent or Purchaser that they are viewed by Parent or Purchaser as material information of Innotrac. The Financial Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Innotrac contained in Innotrac’s public filings with the SEC. In light of the foregoing factors and the uncertainties inherent in Innotrac’s prospective information, shareholders are cautioned not to place undue, if any, reliance on the prospective information included in this Offer to Purchase.
Initial and Updated Financial Forecast Summary

	2013	2014	2015	2016	2017
	(in millions)
Initial Financial Forecast
Revenues	$121.0	$134.0	$148.7	$164.8	$182.5
Cost of revenues	68.3	75.7	84.3	93.7	103.9
Operating expenses	46.6	49.3	50.8	52.9	55.1
Adjusted EBITDA	12.2	14.6	19.3	24.5	30.1
Updated Financial Forecast
Revenues	$127.2	$143.5	$159.4	$176.7	$195.7
Cost of revenues	71.5	80.3	89.1	98.6	109.1
Operating expenses	49.0	51.2	53.4	55.9	58.5
Adjusted EBITDA(1)	12.9	17.5	22.7	28.5	35.0

(1)
  In connection with the rendering of its fairness opinion to the Special Committee and performing its related financial analysis, Innotrac has informed us that Harris Williams utilized EBITDA from the Updated Financial Forecast on an unadjusted basis.
EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure pursuant to GAAP. We understand that Innotrac does not routinely report EBITDA. EBITDA has limitations as an analytical tool. Some of these limitations are:
•
  EBITDA does not reflect Innotrac’s cash capital expenditures, or future requirements for capital expenditures, or contractual commitments;

•
  EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•
  EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness; and
•
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.
Adjusted EBITDA is presented above because it was presented to the Purchaser Group in the strategic process. We understand from Innotrac that EBITDA in the Financial Forecasts was adjusted by adding back certain estimated public company and other costs over the period that were expected to be avoided if Innotrac were to be acquired, as well as certain nonrecurring 2013 estimated expenses (as so adjusted being referred to as “Adjusted EBITDA”).
Shareholders are cautioned not to consider Adjusted EBITDA as an alternative to, or as a more meaningful indicator of, Innotrac’s operating performance or liquidity than Innotrac’s financial measures determined in accordance with GAAP as set forth in Innotrac’s periodic reports filed with the SEC. Moreover, other companies in Innotrac’s industry may calculate Adjusted EBITDA differently.
A reconciliation of Adjusted EBITDA to Innotrac’s net income is included in Innotrac’s Schedule 14D-9, filed in connection with the Offer and that is being mailed to Innotrac shareholders concurrently herewith.
9.
  Certain Information Concerning Parent and Purchaser
Parent and Purchaser. Purchaser is a Georgia corporation that was recently formed for the purpose of effecting the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Parent. Purchaser’s legal name as specified in its articles of incorporation is Blue Eagle Acquisition Sub, Inc. Parent is a Delaware limited partnership that was recently formed for the purpose of effecting the transactions contemplated by the Merger Agreement.
Each of the Purchaser and Parent, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Pursuant to the Merger, Purchaser will be merged with and into Innotrac, Purchaser will cease to exist and Innotrac will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Until immediately before the time Purchaser accepts Shares tendered in the Offer for purchase, it is not anticipated that the Purchaser or Parent will have any significant assets or liabilities or engage in any activities other than those incidental to the transactions contemplated by the Merger Agreement.
Parent is controlled by Blue Eagle GP, LLC, a Delaware limited liability company (“Parent GP”), by virtue of it being the general partner of Parent. Parent GP is controlled by Sterling Capital Partners IV, L.P., a Delaware limited partnership (“Sterling IV LP”), by virtue of it being the sole member of Parent GP. Sterling IV LP is controlled by SC Partners IV, L.P., a Delaware limited partnership (“SCP IV LP”), by virtue of it being the general partner of Sterling IV LP. SCP IV LP is controlled by Sterling Capital Partners IV, LLC, a Delaware limited liability company (“Sterling IV LLC”) by virtue of it being the general partner of SCP IV LP. Each of Parent GP, Sterling IV LP, SCP IV LP and Sterling IV LLC is referred to herein individually as a “Sterling Purchaser” and collectively as the “Sterling Purchasers.”
Information with respect to each Sterling Purchaser is given solely by such Sterling Purchaser, and no Sterling Purchaser assumes responsibility for the accuracy or completeness of information by another Sterling Purchaser. Parent GP was formed for the purpose of being the sole general partner of Parent. The principal business of each other Sterling Purchaser is investing in equity securities. We refer to the Purchaser, Parent and the Sterling Purchasers collectively as the “Purchaser Group.”
The name, citizenship, business address, current principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser, Parent and the Sterling Purchasers are set forth in Schedule I hereto.
The members of the Purchaser Group, for the purpose of Rule 13d-3 under the Exchange Act, may, by reason of the execution and delivery of the Contribution and Support Agreement and the Subscription Agreements (in particular, the provisions of such agreements requiring Mr. Dorfman and the related shareholders and each of Messrs. Toner and Hanger to vote all of the Shares held by such shareholder in favor of the approval of the Merger Agreement, the Merger and related actions, and the related proxy granted to Parent and Parent’s designees), be deemed to share beneficial ownership over 6,346,730 Shares, which would represent 47.6% of the Shares issued and outstanding as of November 14, 2013, as set forth in the Merger Agreement. The members of the Purchaser Group expressly disclaim such beneficial ownership, and nothing herein shall be deemed an admission by the Purchaser Group as to the beneficial ownership of any such Shares. Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase, (i) none of the members of the Purchaser Group, nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I or any associate or other majority-owned subsidiary of Parent or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Innotrac, and (ii) none of Parent or Purchaser, nor any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of Innotrac during the past 60 days.
Except as set forth in this Offer to Purchase, none of the members of the Purchaser Group, nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with Innotrac or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no negotiations, transactions or material contacts between Parent or any of its subsidiaries (including Purchaser) or any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Innotrac or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the members of the Purchaser Group or, to the best knowledge of Purchaser and Parent, the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the members of the Purchaser Group nor, to the best knowledge of Purchaser and Parent, the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Purchaser and the other members of the Purchaser Group have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of dissenters’ rights, see “Special Factors — Section 7. Dissenter’s Rights; Rule 13e-3.”
10.
  Source and Amount of Funds
Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger will be approximately $119 million plus any related transaction fees and expenses. Purchaser anticipates funding these payments with committed financing, as described in “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — Commitments.” Parent, Purchaser and Innotrac have received the Equity Commitment Letter from Guarantor, pursuant to which Guarantor has agreed to purchase equity securities of Parent in an aggregate amount of $119 million, in order to allow Parent to purchase all of the Shares in the Offer and to complete the Merger. The Offer is not subject to any financing condition or otherwise dependent upon our obtaining debt financing. However, notwithstanding the commitment by Guarantor, Purchaser intends to obtain debt financing totaling approximately $60 million pursuant to a senior secured credit facility in connection with the Offer and the Merger, and has entered into the Debt Commitment Letter with Regions Bank, Regions Capital Markets, a division of Regions Bank, and Fifth Third Bank with respect to such debt financing. Funding of the financing is subject to the satisfaction of the conditions set forth in the Equity Commitment Letter and the Debt Commitment Letter. Purchaser anticipates funding payments subsequent to the completion of the Merger using cash on hand at Innotrac. Parent and Purchaser have no alternative financing arrangements or alternative financing plans.
For a description of the Equity Commitment Letter and the Debt Commitment Letter, see “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — Commitments.”

Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares and is not subject to any financing condition, the financial condition of Purchaser and Parent is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.
11.
  Conditions of the Offer
Notwithstanding any other provisions of the Offer and in addition to Purchaser’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, pay for any validly tendered Shares, and may delay the acceptance for payment of or, subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act, the payment for, any validly tendered Shares unless the following conditions are satisfied or (other than the first three conditions listed below (collectively, the “Non-Waivable Conditions”), which are not waivable) waived:
•
  the Minimum Condition, including the Majority of the Minority Condition;
•
  the expiration of the waiting period under the HSR Act and the receipt of any other approvals required under any other Antitrust Laws;
•
  no injunction, or other restraint shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Offer or making the consummation of the Offer illegal;
•
  the representations and warranties of Innotrac contained in Sections 3.01(b)(i)-(v) (Capital Structure and Subsidiaries), 3.01(c)(i) (Authority), 3.01(f)(ii) (Absence of Material Adverse Effect), 3.01(p) (Takeover Statutes), 3.01(q) (Financial Advisors) and 3.01(s) (Vote Required) of the Merger Agreement as they relate to Innotrac shall be true and correct in all respects at and as of November 14, 2013 and at and as of the expiration of the Offer as though made at and as of the expiration of the Offer (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time);
•
  all other representations and warranties of Innotrac shall be true and correct in all respects (disregarding any “material”, “Material Adverse Effect” or “Material Adverse Change” qualifiers contained therein) as of November 14, 2013 and at and as of the expiration of the Offer as though made at and as of the expiration of the Offer, (except for representations and warranties that relate to a specific date or time, which need only be true and correct in all material respects as of such specific date or time) except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect;
•
  Innotrac shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the expiration of the Offer;
•
  Innotrac shall have made certain notices and obtained certain consents required to be made under the Merger Agreement;
•
  each of the special receiver for IPOF Fund, L.P. and the United States District Court for the Northern District of Ohio, the court overseeing the receivership of IPOF Fund, L.P., shall have approved the sale of Shares held by the IPOF Fund, L.P. in the Offer; and
•
  Innotrac shall have delivered to Parent an affidavit that complies with Section 1445 of the Internal Revenue Code of 1986, as amended.
The foregoing conditions are for the sole benefit of Parent and Purchaser, and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions, and (other than the Non-Waivable Conditions) may be waived by Parent or Purchaser in whole or in part at any time and from time to time prior to the expiration of the Offer and in their sole discretion, in each case subject to the provisions of the Merger Agreement. Any reference in the Offer to Purchase to a condition or requirement being satisfied (other than the Non-Waivable Conditions) shall be deemed to be satisfied if such condition or requirement is waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date.
12.
  Certain Legal Matters
Except as described in this Section 12, based on information provided by Innotrac, none of Innotrac, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of Innotrac that might be adversely affected by Purchaser’s acquisition of the Shares in the Offer or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares by Purchaser in the Offer. Should any such approval or other action be required, we presently intend to seek such approval or other action, except as described below under “— Takeover Statutes.” Except as otherwise described in this Offer to Purchase, although Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Innotrac’s business or that certain parts of Innotrac’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See “The Offer — Section 11. Conditions of the Offer.”
Takeover Statutes.
A number of states (including Georgia, where Innotrac is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein.
Innotrac has not opted into either Sections 14-2-1131 through 14-2-1133 (the “Business Combination Provisions”) or Sections 14-2-1110 through 14-2-1113 (the “Fair Price Provisions”) of the GBCC. In general, the Business Combination Provisions prevent an “interested shareholder” (which includes a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of a corporation) from engaging in a “business combination” (defined to include a variety of transactions, including mergers with an interested shareholder) with a Georgia corporation for a period of five years following the time such person became an interested shareholder. However, this prohibition does not apply, among other exceptions, if before the time that such person became an interested shareholder, the business combination or the transaction that resulted in such person becoming an interested shareholder is approved by the board of directors of the corporation. In addition, the Fair Price Provisions provide that a business combination with an interested shareholder must meet specified fair price criteria and certain other tests unless the business combination is either (1) unanimously approved by the directors of the corporation that are not affiliated or otherwise associated with the interested shareholder, provided that there are at least three such directors, or (2) recommended by at least two-thirds of such directors and approved by a majority vote of shares not beneficially owned by the interested shareholder.
Pursuant to Georgia law, Innotrac has not elected in its bylaws to be subject to the Business Combination Provisions or the Fair Price Provisions and, as such, they are inapplicable to the Merger. The foregoing description of Sections 14-2-1131 through 14-2-1133 and Sections 14-2-1110 through 14-2-1113 of the GBCC does not purport to be complete and is qualified in its entirety by reference to the provisions of Sections 14-2-1131 through 14-2-1133 and Sections 14-2-1110 through 14-2-1113 of the GBCC.
Innotrac has represented to us in the Merger Agreement that no takeover statutes apply, or purport to apply, to the Merger Agreement or the Offer, the Merger or any of the other transactions contemplated thereby. Innotrac has further represented to us in the Merger Agreement that its board of directors (at a meeting duly called and held) has approved, for purposes of the GBCC and any other “moratorium,”

“control share,” “fair price” or other similar antitakeover statute or regulation that might be deemed applicable, the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), the Contribution and Support Agreement, the Subscription Agreements, the Employment Agreements, the Aircraft Lease and the transactions contemplated thereby.
A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In 1982, the Supreme Court of the United States, in Edgar v. MITE Corp., invalidated on constitutional grounds the Illinois Business Takeover Statute that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.
Sections 1707.01, 1707.041, and 1707.042 of the Ohio Revised Code (collectively, the “Ohio Control Bid Statute”) regulate tender offers for any equity security of a “subject company” from a resident of Ohio if, after the purchase, the offeror would directly or indirectly be the beneficial owner of more than 10% of any class of issued and outstanding equity securities of such company (a “Control Bid”). Innotrac may be considered a “subject company” as defined in the Ohio Control Bid Statute because (1) it may own or control assets within Ohio with a fair market value of at least $1 million and (2) more than 10% of its beneficial or record shareholders may be Ohio residents, or more than 10% of its outstanding shares may be owned beneficially or of record by Ohio residents. The Ohio Control Bid Statute does not require that a subject company be incorporated in Ohio.
Without admitting the Ohio Control Bid Statute is applicable, or that it is valid under the U.S. Constitution, we are filing Form 041, Filing of Information Pertaining to a Control Bid, with the Ohio Division of Securities (the “Ohio Division”) concurrently with the commencement of the Offer. The filing must be accompanied by information to be delivered to offerees in the Offer, including the Schedule TO and Innotrac’s Schedule 14D-9.
Within five calendar days of such a filing, the Ohio Division may, by order, summarily suspend the continuation of a Control Bid if it determines that the offeror has not provided all of the specified information or that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid. If the Ohio Division summarily suspends a Control Bid, it must schedule and hold a hearing within ten calendar days of the date on which the suspension is imposed and must make its determination within three calendar days after the hearing has been completed but no later than 14 calendar days after the date on which the suspension is imposed. The Ohio Division may maintain its suspension of the continuation of the Control Bid if, based upon the hearing, it determines that all of the information required to be provided by the Ohio Control Bid Statute has not been provided by the offeror, that the Control Bid materials provided to offerees do not provide full disclosure of all material information concerning the Control Bid, or that the Control Bid is in material violation of any provision of the Ohio securities laws. If, after the hearing, the Ohio Division maintains the suspension, the offeror has the right to correct the disclosure and other deficiencies identified by the Ohio Division and to reinstitute the Control Bid by filing new or amended information pursuant to the Ohio Control Bid Statute.
Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that any such statutes are inapplicable or invalid as applied to the Offer, the Merger or the Merger Agreement, Purchaser may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser may be unable to accept for payment or purchase Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See “The Offer — Section 11. Conditions of the Offer.”
Regulatory Approvals.
The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied.
On November 27, 2013 each of Parent and Innotrac filed under the HSR Act a Notification and Report Form for Certain Mergers and Acquisitions with the DOJ and the FTC in connection with the purchase of the Shares pursuant to the Offer and the Merger. The filings will be subject to a 15-day initial waiting period, for which early termination was requested. Under the provisions of the HSR Act applicable to the Offer and the Merger, this waiting period will expire at 11:59 p.m., Eastern Standard time, on December 12, 2013, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or Innotrac. If such a request is made, such waiting period will expire at 11:59 p.m., Eastern Standard time, on the tenth day after substantial compliance by Parent and Innotrac with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay the transaction while such negotiations continue. Purchaser is not required to accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.
The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser’s acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser’s acquisition of Shares in the Offer, either or both the DOJ or the FTC could take such action under the Antitrust Laws as it deems or they deem necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. While Purchaser and Parent believe that the consummation of the Offer will not violate any Antitrust Laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the DOJ or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. Specifically, in connection with the receipt of any governmental approvals or clearances, neither Parent nor Purchaser is required to divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, any portion of its business or assets. Furthermore, neither Parent nor Purchaser is obligated to litigate or appeal any order issued, granted or entered into by any governmental entity challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the transactions contemplated by the Merger Agreement, including any proceeding or order arising under Antitrust Laws. See “The Offer – Section 11. Conditions of the Offer.”
As used in this Statement, “Antitrust Laws” means and includes the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

IPOF Fund Matters
From 2003 through 2005, the IPOF Fund acquired Shares through a series of open market purchases. The IPOF Fund has informed Innotrac that it currently owns 4,086,644 Shares, or approximately 31% of the total Shares outstanding. In December 2005, certain investors in the IPOF Fund brought a lawsuit against the promoter of the IPOF Fund alleging that the promoter engaged in fraud and violated federal and state securities laws in connection with his operation of the IPOF Fund. This litigation is captioned Gordon, et al. v. Dadante, et al., and is pending in the United States District Court for the Northern District of Ohio. In December 2005, Mark E. Dottore was appointed as receiver by the court to identify and administer the assets owned by the IPOF Fund, including the Shares held by the IPOF Fund. The court has indefinitely restricted the financial institutions holding Shares owned by the IPOF Fund in margin accounts from selling any of these Shares, although Mr. Dottore has informed Innotrac that these Shares currently represent only approximately 10% of the total Shares held by the IPOF Fund. The court has permitted open market sales by the receiver as he may in his sole discretion determine to be consistent with his duty to maximize the value of the assets of IPOF Fund, and as warranted by market conditions.
In 2006 and 2007, certain investors in the IPOF Fund asserted claims against Innotrac and/or certain of its officers and directors in separate actions. These actions were captioned Small, et al. v. Regalbuto, et al., which asserted claims against Innotrac, and Amantea, et al. v. Innotrac, Inc., et al., which asserted claims against Innotrac and certain current and former officers and directors of Innotrac, in each case filed in the United States District Court for the Northern District of Ohio. The matters were stayed by that court shortly after they were filed. In separate orders entered in 2010, the court dismissed the Small, et al. v. Regalbuto, et al. and Amantea, et al. v. Innotrac, Inc., et al. actions, without prejudice, subject to being reopened upon written motion to the court.
In connection with Innotrac’s entry into the Merger Agreement, on November 14, 2013, Innotrac and Parent entered into a Support Agreement with Mark E. Dottore, as the court appointed receiver for all assets of the IPOF Fund. Pursuant to this Support Agreement, Mr. Dottore has agreed to, among other things, but subject to the terms and conditions set forth in the Support Agreement (including court approval of the Support Agreement), tender all of the Shares held by the IPOF Fund in the Offer. On November 18, 2013, the court granted conditional approval pending a fairness hearing scheduled on December 17, 2013. If the court grants final approval of the Support Agreement and the IPOF Fund tenders all of the Shares held by the IPOF Fund in the Offer, upon the occurrence of the Contribution, the Minimum Condition, including the Majority of the Minority Condition, will be satisfied. See “Special Factors — Section 6. Summary of the Merger Agreement and Other Agreements — IPOF Fund Support Agreement” for a more detailed summary of the Support Agreement entered into by the IPOF Fund.
13.
  Fees and Expenses
Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares in the Offer.
Purchaser has retained Broadridge Corporate Issuer Solutions, Inc. to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. Purchaser has also agreed to reimburse such firm for certain reasonable out of pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under the federal securities laws.
We will not pay any fees or commissions to any broker or dealer or other person for making solicitations or recommendations in connection with the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

The following table is an estimate of fees and expenses to be incurred by the Purchaser Group in connection with the Offer:

Filing Fees	$14,349
Depositary and Paying Agent Fees	$10,000
Information Agent	$20,000
Legal, Printing and Mailing Fees and Expenses	$800,000
Financing Fees and Expenses and Related Professional Fees	$900,000
Other Professional Fees and Expenses	$750,000
Other Miscellaneous Fees and Expenses	$50,651
Total	$2,545,000
In addition, Innotrac will incur its own fees and expenses in connection with the Offer, which Innotrac has advised us will include approximately $500,000 of legal fees and expenses and an aggregate of approximately $2.1 million payable to Harris Williams. Mr. Dorfman is expected to incur approximately $50,000 of legal fees and expenses, $30,000 of which will be paid by Parent.
14.
  Legal Proceedings
As of the date of this Offer to Purchase, neither Purchaser nor Parent is aware of any material pending legal proceeding relating to the Offer or the Merger.
15.
  Miscellaneous
We are making the Offer to all holders of Shares other than Innotrac. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
No person has been authorized to give any information or to make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act and, together with Innotrac, other members of the Purchaser Group and Mr. Dorfman, a Transaction Statement on Schedule 13E-3 pursuant to Rule 13e-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Innotrac has filed a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in “The Offer — Section 8. Certain Information Concerning Innotrac.”
Blue Eagle Acquisition Sub, Inc.
December 4, 2013

SCHEDULE I
INFORMATION RELATING TO THE PURCHASER GROUP
1. Blue Eagle Acquisition Sub, Inc. (the “Purchaser”) and Blue Eagle Holdings, L.P. (“Parent”)
The business address and phone number of each of Purchaser, Parent, Blue Eagle GP, LLC (“Parent GP”), Sterling Capital Partners IV, L.P. (“Sterling IV LP”), SC Partners IV, L.P. (“SCP IV LP”) and Sterling Capital Partners IV, LLC (“Sterling IV LLC”) is 401 N. Michigan Avenue, Suite #3300, Chicago, Illinois 60611, (312) 465-7000.
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Purchaser and each of the executive officers of Parent are set forth below. Parent is controlled by its general partner, Parent GP, and has no directors. The business address and phone number of each such director and executive officer is 401 N. Michigan Avenue, Suite #3300, Chicago, Illinois 60611, (312) 465-7000. All directors and executive officers listed below are citizens of the United States.
PURCHASER

Name and Position	Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Merrick Elfman, President and Director	Managing Director of Sterling Fund Management, LLC
M. Avi Epstein, Vice President and Secretary	General Counsel of Sterling Fund Management, LLC*
Todd Miller, Vice President and Director	Vice President of Sterling Fund Management, LLC**
PARENT

Name and Position	Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Merrick Elfman, President	Managing Director of Sterling Fund Management, LLC
M. Avi Epstein, Vice President and Secretary	General Counsel of Sterling Fund Management, LLC*
Todd Miller, Vice President	Vice President of Sterling Fund Management, LLC**

*
  Prior to joining Sterling Fund Management, LLC in April 2013, Mr. Epstein was the Vice President of Legal Affairs of Sterling Fund Management, LLC.
**
  Prior to joining Sterling Fund Management, LLC in September 2011, Mr. Miller was a Senior Associate (September 2007 – January 2008), Vice President (January 2008 – January 2010), Principal (January 2010 – January 2011) and Managing Director (January 2011 – July 2011) at Tri-Artisan Capital Partners, now known as Morgan Joseph Tri-Artisan. The business address of Morgan Joseph Tri-Artisan is 600 Fifth Avenue, 14th Floor, New York, NY 10020.

2.
  Parent GP
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the executive officers of Blue Eagle GP, LLC are set forth below. Parent GP is controlled by Sterling IV LP, its sole member, and has no directors. The business address and phone number of each such officer is 401 N. Michigan Avenue, Suite #3300, Chicago, Illinois 60611, (312) 465-7000. All directors listed below are citizens of the United States.

Name and Position	Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Merrick Elfman, President	Managing Director of Sterling Fund Management, LLC
M. Avi Epstein, Vice President and Secretary	General Counsel of Sterling Fund Management, LLC*
Todd Miller, Vice President	Vice President of Sterling Fund Management, LLC**

*
  Prior to joining Sterling Fund Management, LLC in April 2013, Mr. Epstein was the Vice President of Legal Affairs of Sterling Fund Management, LLC.
**
  Prior to joining Sterling Fund Management, LLC in September 2011, Mr. Miller was a Senior Associate (September 2007 – January 2008), Vice President (January 2008 – January 2010), Principal (January 2010 – January 2011) and Managing Director (January 2011 – July 2011) at Tri-Artisan Capital Partners, now known as Morgan Joseph Tri-Artisan. The business address of Morgan Joseph Tri-Artisan is 600 Fifth Avenue, 14th Floor, New York, NY 10020.
3.
  Sterling IV LP and SCP IV LP
SCP IV LP is the general partner of Sterling IV LP. Sterling IV LLC is the general partner of SCP IV LP. Sterling IV LP and SCP IV LP have no officers or directors.
4.
  Sterling IV LLC
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the managing members of Sterling Capital Partners IV, LLC are set forth below. Sterling IV LLC has no officers. All managing members listed below are citizens of the United States.

Name	Business Address	Principal Occupation or Employment (all have served five years or more in present position unless otherwise noted)
Douglas L. Becker	c/o Laureate Education, Inc. 650 S. Exeter Street Baltimore, MD 21202	Chairman and CEO of Laureate Education, Inc.
Eric D. Becker	c/o Sterling Fund Management, LLC 650 S. Exeter Street, Suite 1000 Baltimore, MD 21202	Managing Director of Sterling Fund Management, LLC
Merrick Elfman	c/o Sterling Fund Management, LLC 401 N. Michigan Avenue, Suite 3300 Chicago, IL 60611	Managing Director of Sterling Fund Management, LLC
R. Christopher Hoehn-Saric	c/o Sterling Fund Management, LLC 701 Brickell Avenue, Suite 1700 Miami, FL 33131	Managing Director of Sterling Fund Management, LLC
Steven M. Taslitz	c/o Sterling Fund Management, LLC 701 Brickell Avenue, Suite 1700 Miami, FL 33131	Managing Director of Sterling Fund Management, LLC

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of Innotrac or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.
Broadridge Corporate Issuer
Solutions, Inc.

By Hand or Overnight Courier:		By Mail:
Broadridge Corporate Issuer Solutions, Inc. Attn: Reorganization Dept. 1981 Marcus Ave., Suite 100 Lake Success, NY 11042		Broadridge Corporate Issuer Solutions, Inc. Attn: Reorganization Dept. P.O. Box 1317 Brentwood, NY 11717
Confirm by Telephone: (877) 830-4936 (Call Toll-Free)
Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and Form W-9 may be directed to the Information Agent at the location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.
The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: tenderoffer@mackenziepartners.com